SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

RESTAURANT BRANDS INTERNATIONAL INC.

RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Restaurant
Brands
International

NOTICE OF 2016 ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

SO
PERF.

BURGER KING   Tim Hortons

Explanatory Note

On December 12, 2014, a series of transactions (the “Transactions”) was completed resulting in Burger King Worldwide, Inc. (“BKW”) and The TDL Group Corp, formerly known as Tim Hortons Inc. (“THI”), becoming indirect subsidiaries of Restaurant Brands International Inc. (“RBI”) and Restaurant Brands International Limited Partnership (“Partnership”). RBI is the sole general partner of Partnership, which is the indirect parent of THI and BKW. As a result of the Transactions, for Securities and Exchange Commission (“SEC”) reporting purposes, RBI became a successor issuer to BKW pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our common shares trade on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the ticker symbol “QSR”. As a result, RBI is subject to the applicable governance rules and listing standards of both the NYSE and TSX. The Class B exchangeable limited partnership units (“Partnership exchangeable units”) of Partnership trade on the TSX under the ticker symbol “QSP”. Partnership is subject to the applicable governance rules and listing standards of the TSX to the extent not satisfied by RBI.

Each of RBI and Partnership is a reporting issuer in each of the provinces and territories of Canada and, as a result, is subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. This proxy statement constitutes an Information Circular of RBI’s management for purposes of RBI’s Canadian continuous disclosure obligations under National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) and a management proxy circular of RBI under section 150 of the Canadian Business Corporations Act (“CBCA”). Pursuant to an application for exemptive relief made in accordance with National Policy 11-203 – Process for Exemptive Relief Applications in Multiple Jurisdictions, Partnership has received exemptive relief dated October 31, 2014 from the Canadian securities regulators. This exemptive relief exempts Partnership from the continuous disclosure requirements of NI 51-102, effectively allowing Partnership to satisfy its Canadian continuous disclosure obligations by relying on the Canadian continuous disclosure documents filed by RBI, for so long as certain conditions are satisfied. Among these conditions is a requirement that Partnership concurrently send to all holders of the Partnership exchangeable units all disclosure materials that RBI sends to its shareholders and a requirement that Partnership separately report all material changes in respect of Partnership that are not also material changes in respect of RBI.

This exemptive relief is also conditioned upon RBI including certain disclosures in its proxy solicitation materials. These disclosures are included throughout this proxy statement, including in Appendix A.

Restaurant Brands International Inc. 226 Wyecroft Road Oakville, Ontario, L6K 3X7, Canada April 29, 2016

Dear Shareholder,

We invite you to attend Restaurant Brands International’s 2016 annual and special meeting of shareholders (the “Meeting”) for the following purposes:

1	Elect eleven directors specifically named in the management information circular and proxy statement that accompanies this Notice of Meeting (the “proxy statement”), each to serve until the close of the 2017 Annual Meeting of Shareholders or until his successor is elected or appointed.

2	Approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

3	Appoint KPMG LLP as our auditors to serve until the close of the 2017 Annual Meeting of Shareholders and authorize our directors to fix the auditors’ remuneration.

4	Consider a resolution to approve amendments to the 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”) that would permit common shares not used to settle awards under prior plans to be used under the 2014 Omnibus Plan and make other administrative changes.

5	Consider a shareholder proposal to adopt a written board diversity policy, if such proposal is properly presented at the Meeting.

You will also be asked to transact any other business that may properly come before the Meeting or vote on any adjournment or postponement of the Meeting.

Only (1) holders of our common shares, (2) holders of our preferred shares and (3) the trustee that holds our special voting share, in each case as of the close of business on the record date, are entitled to notice of and to vote upon the proposals to be presented at the Meeting.

Please read this document to learn more about the Meeting, your director nominees, and our executive compensation and governance practices.

Thank you for your participation and we look forward to seeing you at the Meeting.

Sincerely,

Jill Granat

General Counsel & Corporate Secretary

IT IS IMPORTANT THAT YOU CAREFULLY

READ THE PROXY STATEMENT AND VOTE

NOTICE OF

ANNUAL AND

SPECIAL MEETING

Meeting Date: June 9, 2016

Time: 8:00 a.m. E.T.

Location:

226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada

Record Date: April 20, 2016

We mailed an Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual and Special Meeting of Shareholders (the “Notice”) on or about April 29, 2016.

We are providing access to the proxy statement and annual report via the Internet using the U.S. “notice and access” system. These materials are available on the website referenced in the Notice (www.envisionreports.com/ RBI2016AGM).

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement	Restaurant Brands International

Restaurant Brands International Inc.

226 Wyecroft Road

Oakville, Ontario, L6K 3X7, Canada

April 29, 2016

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

Management Information Circular and Proxy Statement for 2016 Annual and Special Meeting of Shareholders

This management information circular and proxy statement, including all schedules and appendices hereto, is being furnished in connection with the solicitation of proxies by or on behalf of management of Restaurant Brands International Inc. (“RBI”) for use at the annual and special meeting (the “Meeting”) of the shareholders of RBI to be held at the offices of RBI located at 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada on June 9, 2016 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting.

We expect that the solicitation of proxies will be by mail. Proxies may also be solicited personally, by telephone, e-mail, Internet, facsimile or other means of communication by officers, employees and agents of RBI. The cost of solicitation will be borne by RBI.

We are providing access to this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2015 (collectively the “proxy materials”) via the Internet using the U.S. “notice and access” system. On April 29, 2016, we began mailing a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) to all holders of record of our common shares and Class A 9.00% cumulative compounding perpetual voting preferred shares (“preferred shares”) and the Class B exchangeable limited partnership units (“Partnership exchangeable units”) of Restaurant Brands International Limited Partnership (“Partnership”) as of April 20, 2016, and posted the proxy materials on the website referenced in the Notice (www.envisionreports.com/RBI2016AGM). In the case of beneficial holders of these securities, the Notice is being sent indirectly through such shareholders’ or unitholders’ brokers or other intermediaries. We intend to reimburse these brokers or other intermediaries for permitted fees and costs incurred by them in mailing the Notice to beneficial owners of securities.

As more fully described in the Notice, all holders of common shares, preferred shares and Partnership exchangeable units may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In this proxy statement, the words, “RBI”, “we”, “our”, “ours” and “us” refer to Restaurant Brands International Inc. Except as otherwise stated, the information contained herein is given as of April 29, 2016. Unless otherwise indicated, all references to “$” or “dollars” are to the currency of the United States and “Canadian dollars” or “C$” are to the currency of Canada.

The date of this proxy statement is April 29, 2016.

Restaurant Brands International

Executive Summary

EXECUTIVE SUMMARY

Company at a Glance

RBI is one of the world’s largest quick service restaurant companies with two of the world’s most prominent quick service restaurant brands.

*	System sales represent sales primarily at franchise restaurants as approximately 100% of system-wide restaurants are franchised.

2015 Business Performance

›	Global comparable sales growth of 5.6%.[1]

›	Net restaurant growth of 786 represented year over year restaurant base growth of 4.2% on a trailing twelve month basis.

›	System-wide sales growth increased at Tim Hortons and Burger King by 9.3% and 10.3%, respectively.[1]

›	RBI Adjusted EBITDA[2] increased 21.4% year over year on an organic basis to $1.7 billion.[1]

›	Net income of $511.7 million.

›	RBI Adjusted diluted earnings per share[2] was $1.18.

1	Calculated on a constant currency basis and include sales at franchise restaurants and company-owned restaurants.
2	This is a non-GAAP financial measure. For further details regarding non-GAAP financial measures and a reconciliation to their most comparable GAAP measure, please see Appendix C of this proxy statement.

Shareholder Value Creation

›	Returned approximately $206 million to common shareholders through dividends declared in 2015. Since January 1, 2015, our dividend has increased by 75%. Below is a chart demonstrating the increase in our dividends for each period.*

*	Periods prior to the first quarter of 2015 represent dividends declared by our predecessor BKW.

Page i | 2016 Proxy Statement	Restaurant Brands International

Executive Summary

›	Attained a Total Shareholder Return (TSR) of 250% over a three and a half year period, significantly ahead of the 150% TSR of the S&P 500 Index and 151% TSR of the S&P Restaurant Index over the same period.*

*	The graph shows our cumulative shareholder returns over the period from June 20, 2012, the date BKW common stock was listed on the NYSE, to December 31, 2015. The graph reflects total shareholder returns for BKW from June 20, 2012 to December 12, 2014, and for RBI from December 15, 2014 to December 31, 2015.

›	Reduced total long-term debt by $364 million since December 31, 2014.

Compensation Highlights

Our incentive plans and programs ensure alignment of executives’ and shareholders’ interests and provide for a strong link between pay and performance.

›	For 2015, 86% of our CEO’s target total compensation and an average of 83% of our other NEOs’ target total compensation was performance-based or equity-based.

›	Annual cash incentives are performance-based and are only paid if we achieve our minimum financial goals for the calendar year (see page 37).

›	Our bonus swap program provides equity awards to those executives who are willing to invest in us through the purchase of shares at fair market value. Furthermore, the program encourages retention of those shares as these equity awards are forfeited if the purchased shares are sold prior to the 5th anniversary date of grant (see page 39).

›	Our discretionary equity awards cliff vest on the fifth anniversary of their grant, encouraging executives to focus on the long-term growth of the company.

Page ii | 2016 Proxy Statement	Restaurant Brands International

Executive Summary

Roadmap of Voting Items

Voting Item	Board Recommendation

Item 1. Election of Directors. (Page 11)

We are asking shareholders to vote on each director nominee to the Board. We believe that each of our director nominees possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success.

FOR

Item 2. Shareholder Advisory Vote to Approve Named Executive Officer Compensation. (Page 54)

We believe that compensation is an important tool to further our long-term goal of creating shareholder value. We are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as described in this proxy statement.

FOR

Item 3. Appointment of KPMG LLP as our auditors. (Page 55)

Shareholders are being asked to vote on a proposal to appoint KPMG LLP as our independent auditors to serve until the close of the 2017 Annual Meeting of Shareholders and authorize our directors to fix the auditors’ remuneration.

FOR

Item 4. Approval of amendments to the 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”) that would permit common shares not used to settle awards under prior plans to be used under the 2014 Omnibus Plan and make other administrative changes. (Page 58)

Attracting, retaining and motivating specialized talent is critical to achieving our strategic and operating goals, including our goal to increase shareholder value. We are seeking approval of amendments to the 2014 Omnibus Plan to help us achieve these goals.

FOR
Item 5. Shareholder proposal to adopt a written board diversity policy, if properly presented at the Meeting. (Page 68)	NONE

Page iii | 2016 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting	Page 2
Proposal 1 – Election of Directors	Page 11
Corporate Governance	Page 22
Compensation Discussion and Analysis	Page 35
Executive Compensation	Page 45
Proposal 2 – Advisory Vote on Executive Compensation	Page 54
Proposal 3 – Appointment of Independent Registered Public Accountants	Page 55

Proposal 4 – Approval of amendments to the 2014 Omnibus Plan that would permit common shares not used to settle awards under prior plans to be used under the 2014 Omnibus Plan and make other administrative changes

Page 58
Proposal 5 – Shareholder proposal to adopt a written Board diversity policy, if such proposal is properly presented at the Meeting	Page 68
Security Ownership	Page 70
Other Matters	Page 73
Appendix A – Summary of the Terms of the Securities of RBI and Partnership	A-1
Appendix B – 2014 Omnibus Plan, as proposed to be amended and restated	B-1
Appendix C – GAAP to Non-GAAP Reconciliations	C-1
Appendix D – Description of Incentive Plans	D-1

BUSINESS OF MEETING

DIRECTOR NOMINEES:

11 Nominees

Elected by

majority vote

SAY ON EXECUTIVE COMPENSATION:

Support our

pay for

performance

practices

APPOINTMENT OF

AUDITORS:

Recommended by Board

Approved by Shareholders

INCENTIVE PLAN AMENDMENT:

Attract, retain

and motivate

talent

SHAREHOLDER PROPOSAL

Page 1 | 2016 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

ABOUT THIS PROXY STATEMENT

For the 2016 Annual and Special Meeting of Shareholders to be held on June 9, 2016

This proxy statement is being furnished in connection with the solicitation of proxies by or on behalf of management of RBI for use at the Meeting of the shareholders of RBI to be held at the offices of RBI located at 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada on June 9, 2016 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting.

We mailed an Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual and Special Meeting of Shareholders (the “Notice”) on or about April 29, 2016. The proxy materials are available at www.envisionreports.com/RBI2016AGM.

GENERAL VOTING INFORMATION

Who may vote at the Meeting?

There are three classes of voting shares eligible to vote at the Meeting.

›	our common shares;

›	our preferred shares; and

›	our special voting share.

You may vote if you were the record holder or beneficial owner of shares of any of these classes as of the close of business on April 20, 2016 (the “Record Date”).

If you are a record holder or beneficial owner of Partnership exchangeable units as of the close of business on the Record Date, you are entitled to vote indirectly through the special voting share which is held by Computershare Trust Company of Canada (the “Trustee”), pursuant to a voting trust agreement, dated December 12, 2014, between RBI, Partnership and the Trustee (the “voting trust agreement”). See “– What are my voting rights if I hold Partnership exchangeable units” for more information about the voting rights associated with Partnership exchangeable units. Holders of common shares vote together as a single class with holders of the preferred shares and the special voting share, except as otherwise provided by law.

How many votes are eligible to be cast at the Meeting?

As of the close of business on the Record Date, we had outstanding 233,151,485 common shares, 68,530,939 preferred shares and one special voting share. In addition, as of the close of business on the Record Date, there were 227,336,014 Partnership exchangeable units outstanding. As the record holder of the special voting share, the Trustee is entitled to a number of votes on matters on which holders of common shares are entitled to vote equal to the number of Partnership exchangeable units outstanding as of the close of business on the Record Date (excluding any such units held by RBI and its subsidiaries) that provided voting instructions to the Trustee. Consequently, there are a total of 529,018,438 votes eligible to be cast at the Meeting.

What are my voting rights if I hold common shares?

Each common share is entitled to one vote.

What are my voting rights if I hold preferred shares?

Each preferred share is entitled to one vote. The holder of our preferred shares has agreed with us that (i) with respect to preferred shares representing 10% of the total votes attached to all voting shares of RBI, the holder may vote such shares with respect to matters on which the holder votes as a class with all RBI voting shares, in any manner it wishes and (ii) with respect to preferred shares representing in excess of 10% of the total votes

Page 2 | 2016 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

attached to all voting shares of RBI, the holder will vote such shares with respect to matters on which the holder votes as a class with all RBI voting shares in a manner proportionate to the manner in which the other holders of voting shares voted in respect of such matter. This agreement does not apply to certain items identified as “special approval matters” as further described in Appendix A. None of the proposals presented in this proxy statement is a special approval matter.

What are my voting rights if I hold Partnership exchangeable units?

If you are a record holder of Partnership exchangeable units, you are entitled to vote indirectly through the special voting share pursuant to the voting trust agreement. The special voting share entitles the Trustee to vote a number of votes equal to the number of Partnership exchangeable units outstanding as of the close of business on the Record Date, to the extent that the Trustee has received voting instructions from the holders of such Partnership exchangeable units. The Trustee will exercise each vote attached to the special voting share only as directed by the relevant record holder of the Partnership exchangeable units and, in the absence of instructions from a record holder as to voting, will not exercise those voting rights. However, a record holder of Partnership exchangeable units may obtain a proxy from the Trustee entitling the holder or its designee to attend and vote in person at the Meeting. A record holder of Partnership exchangeable units is entitled to give voting instructions to the Trustee (or obtain a proxy, as applicable) for a number of votes equal to the number of Partnership exchangeable units that the holder held as of the close of business on the Record Date. See “ – Can I vote in person at the Meeting?” below for instructions on attending and voting at the Meeting and the attached Appendix A for further details as to the voting rights associated with the Partnership exchangeable units.

How many votes must be present to hold the Meeting?

A majority of the votes eligible to be cast at the Meeting, represented in person or by proxy, or 264,509,220 votes will constitute a quorum. Common shares, preferred shares and the special voting share represented in person or by proxy, including such shares which withhold or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present. If we do not have a quorum we will adjourn the Meeting and reconvene the Meeting at a later date.

What is the difference between a shareholder of record and a beneficial owner?

If your common shares or preferred shares are registered directly in your name with Computershare Trust Company of Canada, our transfer agent (the “Transfer Agent”), you are considered the “shareholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other intermediary (“nominee”), you are considered the “beneficial owner” of shares held in “street name”.

I am a shareholder of record of common shares – How do I vote?

If you are a shareholder of record of common shares as of the close of business on the Record Date, you may vote in person or by proxy at the Meeting or you may vote by proxy prior to the Meeting. There are three (3) ways to vote prior to the Meeting:

1.	Telephone Voting: You may vote by calling the toll-free telephone number 1-866-732-8683. You will be prompted to provide your control number printed on the Notice or proxy card. You may not appoint a person as proxy holder other than the management nominees named in the Notice or proxy card if you vote by telephone. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

2.	Internet Voting: You may vote by logging on to www.envisionreports.com/RBI2016AGM and clicking on Cast your Vote. If you requested proxy materials by mail, you may also vote by utilizing the website noted on the proxy card. Please follow the website prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

3.	Return Your Proxy Card By Mail: If you requested proxy materials by mail, you may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with the proxy materials. The proxy holders will vote your shares according to your directions.

Page 3 | 2016 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

Proxies, whether submitted through the Internet or by telephone or mail as described above, must be received by 11:59 p.m. (Eastern Time) on June 7, 2016. If the Meeting is adjourned or postponed, your proxy must be received by 8:00 a.m. (Eastern Time) on the last business day preceding the day of the reconvened Meeting.

What if I hold my common shares in “street name”?

Holders in “street name”, or beneficial holders, of common shares, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials and vote online. You should follow the voting directions of your broker or other intermediary.

I am a shareholder of record of preferred shares – How do I vote?

If you are a shareholder of record of preferred shares as of the close of business on the Record Date, you may vote in person or by proxy at the Meeting or you may vote by proxy prior to the Meeting. To vote prior to the Meeting, follow the instructions in the Notice or request the proxy materials by mail and complete, sign and return the proxy in the postage-paid envelope provided with such proxy materials. The proxy holders will vote your shares according to your directions. Proxies must be received by 11:59 p.m. (Eastern Time) on June 7, 2016. If the Meeting is adjourned or postponed, your proxy must be received by 8:00 a.m. (Eastern Time) on the last business day preceding the day of the reconvened Meeting.

I am a holder of record of Partnership exchangeable units – How do I vote?

If you are a record holder of Partnership exchangeable units on the Record Date, you are entitled to instruct the Trustee as to the exercise of the voting rights attached to the special voting share for each Partnership exchangeable unit that you owned of record as of the Record Date.

You may instruct the Trustee as to the exercise of your votes by following the instructions in the Notice or by logging on to www.envisionreports.com/RBI2016AGM and clicking on Cast your Vote. Please follow the website prompts that allow you to exercise your votes with respect to the Partnership exchangeable units that you hold and confirm that your instructions have been properly recorded.

Alternatively, if you have requested the proxy materials by mail, you may direct the Trustee to as to the exercise of your votes by completing, signing and returning the voting instruction form (the “voting instruction”) in the postage-paid envelope provided with the proxy materials.

You may also instruct the Trustee to give a proxy to a nominee of management or other designee of your selection (which may be you, if you intend on attending the Meeting) to exercise those votes in accordance with your instructions or to you or your designee so that you (or your designee) may attend the Meeting and exercise those votes in person, as proxy of the Trustee.

Regardless of the manner by which you choose to give your voting instruction to the Trustee, the Trustee must receive your voting instruction, including any proxy request in that instruction, by 11:59 p.m. (Eastern Time) on June 7, 2016. A voting instruction received after this time will not be binding on the Trustee. If the Meeting is adjourned or postponed, your voting instruction must be received by 8:00 a.m. (Eastern Time) on the last business day preceding the day of the reconvened Meeting. Further details on how to instruct the Trustee to vote, or to obtain a proxy from the Trustee, are included in the voting instruction.

What if I hold my Partnership exchangeable units in “street name”?

You should follow the voting directions provided by your broker or nominee. Holders in “street name”, or beneficial holders, of exchangeable units, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials online and how to vote. You should follow the voting directions of your broker or other intermediary. If you provide specific voting instructions by mail, or the Internet, your broker or nominee will instruct the Trustee as you have directed.

Page 4 | 2016 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

What am I voting on and how does the Board recommend that I vote?

You will be voting on the following five proposals at the Meeting. Our Board’s recommendation for each of these proposals is set forth below:

Voting Item	Board Recommendation
Item 1. Election of eleven directors specifically named in the proxy statement, each to serve until the close of the 2017 Annual Meeting of Shareholders or until his successor is elected or appointed.	FOR each director nominee
Item 2. Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (the “say-on-pay vote”).	FOR
Item 3. Appoint KPMG LLP (“KPMG”) as our auditors to serve until the close of the 2017 Annual Meeting of Shareholders and authorize our directors to fix the auditors’ remuneration.	FOR

Item 4. Approval of amendments to the 2014 Omnibus Plan that would permit common shares not used to settle awards under prior plans to be used under the 2014 Omnibus Plan and make other administrative changes.

FOR
Item 5. Consider a shareholder proposal to adopt a written Board diversity policy, if such proposal is properly presented at the Meeting.	NONE

We will also consider any other business properly brought before the Meeting.

What vote is required to approve each proposal?

Holders of common shares, preferred shares and the special voting share will vote together as a single class for each proposal.

Proposal	Vote required to approve the proposal
Election of directors	Majority of the votes cast.*

Say-on-pay vote	This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “for” than “against”.

Appointment of KPMG as our auditors and authorization to fix the auditors’ remuneration	Majority of the votes cast.*

Approval of amendments to our 2014 Omnibus Plan	Majority of the votes cast.

Consider a shareholder proposal to adopt a written Board diversity policy, if such proposal is properly presented at the Meeting	This is a non-binding shareholder proposal. Our Board will consider this proposal to have been approved if the proposal receives more votes cast “for” than “against”.

*	Votes cast includes only those votes cast “for” such proposal. See the section below under the heading “Corporate Governance – Majority Voting Policy” for a description of the application of our majority voting policy with respect to the election of directors.

What is the effect of the say-on-pay advisory vote on Proposal 2?

Although the advisory say-on-pay vote on Proposal 2 is non-binding, our Board of Directors and the Compensation Committee will review the results of the vote and take them into account in making a determination concerning executive compensation.

Page 5 | 2016 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

What are my voting options with respect to each of the proposals?

›	Proposal 1: With respect to each nominee, you may either vote “For” the election of such nominee or “Withhold” your vote with respect to the election of such nominee. If you vote “For” the election of a nominee, your vote will be cast accordingly. If you select “Withhold” with respect to the election of a nominee, your vote will not be counted as a vote cast for the purpose of electing such nominee but will be considered in the application of the majority vote policy described below in “Corporate Governance – Majority Voting Policy’’. Pursuant to this policy, a “Withhold” vote is considered a vote cast for purposes of the election of a director nominee and therefore will be equivalent to a vote “Against” the nominee.

›	Proposal 2: Proposal 2 is a non-binding advisory vote. You may select “For”, “Against” or “Withhold” with respect to such proposal. If you select “Withhold”, your vote will not be counted as a vote cast on Proposal 2.

›	Proposal 3: With respect to the appointment of the proposed auditors, you may either vote “For” such appointment or “Withhold” your vote with respect to such appointment. If you vote “For” the appointment of the proposed auditors, your vote will be cast accordingly. If you select “Withhold” your vote will not be counted as a vote cast for purposes of appointing the proposed auditors.

›	Proposal 4: You may select “For” or “Against” with respect to such proposal. There is no option to select “Withhold”.

›	Proposal 5: Proposal 5 is a non-binding advisory vote. You may select “For”, “Against” or “Withhold” with respect to such proposal. If you select “Withhold”, your vote will not be counted as a vote cast on Proposal 5.

You will not have the option of voting to “Abstain” with respect to (i) Proposal 1, the election of directors, (ii) Proposal 3, the appointment of the auditors or (iii) Proposal 4, the approval of amendments to the 2014 Omnibus Plan. As Proposal 2 and Proposal 5 are advisory votes, we have provided the option to vote “Withhold”, as well as “For” and “Against” and, therefore, your “Withhold” vote for these two matters will be the equivalent of an abstention and will not impact whether or not either of the proposals are approved. “Withhold” votes will, however, be counted for purposes of determining the presence of a quorum.

Will my securities be voted if I do not return my proxy or provide my voting instruction?

No. If you are the shareholder of record or a beneficial owner of common shares or preferred shares and you do not attend and vote your shares at the Meeting or vote by proxy, your shares will not be voted. If you are the holder of record of Partnership exchangeable units and do not provide your voting instructions to the Trustee, the Trustee will not exercise the voting rights in respect of your Partnership exchangeable units. However, a record holder of Partnership exchangeable units may instruct the Trustee to give a proxy to the holder or its designee entitling the holder or that designee to attend and vote in person at the Meeting. See “ – Can I vote in person at the Meeting?” below.

What if I provide my proxy or give my voting instruction without making any selections or if I vote or provide voting instructions on only some, but not all, of the proposals?

The common shares, preferred shares or Partnership exchangeable units represented by your proxy voting instruction form will be voted in accordance with the instructions you provide.

›	Shareholders of Record – Common Shares and Preferred Shares. If you are a shareholder of record of common shares or preferred shares and you provide your voting instructions in accordance with the Notice without voting or by voting only with respect to some, but not all, of the proposals, your shares will be voted by the persons named in the proxy (the “proxy holders”) in accordance with (i) your recommendations, if any, and (ii) for any proposals for which you did not vote in accordance with the recommendations of the Board of Directors as set forth in this proxy statement; however such non-vote will not result in a vote cast with respect to Proposal 5.

›

Beneficial Owners – Common Shares and Preferred Shares. Section 153(2) of the CBCA states that “an intermediary, or a proxyholder appointed by an intermediary, may not vote shares that the intermediary does not beneficially own and that are registered in the name of the intermediary or in the name of a nominee of the

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Questions and Answers About the Meeting and Voting

intermediary unless the intermediary or proxyholder, as the case may be, receives written voting instructions from the beneficial owner.” Consequently, if you are a beneficial owner of common shares or preferred shares and vote on some, but not all, of the proposals, the broker or nominee will not vote your shares on the remaining proposals. Your vote will be counted for purposes of determining a quorum and for the proposal(s) on which you voted, but will be considered a “broker non-vote” with respect to the proposal(s) on which you did not vote. These broker non-votes will have no impact on any proposal, as the standard for each of our proposals is based on “votes cast.”

›	Holders of Record and Beneficial Owners – Partnership Exchangeable Units. If you are a holder of record or a beneficial owner of Partnership exchangeable units and you (or your broker, if you are a beneficial holder) provide the Trustee voting instructions on some, but not all, of the proposals, the Trustee in accordance with the voting trust agreement will not exercise the votes in respect of your Partnership exchangeable units for which it received no instructions. The votes in respect of your Partnership exchangeable units will be counted for purposes of determining a quorum and for the proposal(s) for which you provided instructions, but will not be considered a “vote cast” with respect to the proposal(s) for which you did not provide instructions. These non-votes will have no impact on any proposal, as the standard for each of our proposals is based on “votes cast.”

What if other matters are presented for consideration at the Meeting?

As of the date of this proxy statement, our management knows of no matters that will be presented for consideration at the Meeting other than those matters identified in the Notice of Meeting, nor does our management know of any amendments or variations of any of the matters identified in the Notice of Meeting. However, if any other matters properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting, or if any of the matters identified in the Notice of Meeting are amended or varied, and such new matter, amendment or variation calls for a vote of shareholders, validly completed proxies (including any proxies given at the instruction of a holder of Partnership exchangeable units) will be voted in respect of such new matter, amendment or variation in accordance with the judgment of the proxy holders in accordance with the discretionary authority conferred upon them by the enclosed form of proxy or voting instruction, as applicable.

Can I vote in person at the Meeting?

Common shares or preferred shares that are registered directly in your name may be voted in person at the Meeting. If you hold common shares or preferred shares in street name and you wish to vote those shares in person at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds your shares to obtain the necessary proxy.

If you are a holder of record of Partnership exchangeable units, you may obtain from the Trustee a proxy that will entitle you (or another person designated by you) to attend the Meeting and personally exercise (as proxy of the Trustee) the votes attached to the special voting share that you (as holder of the Partnership exchangeable units) would otherwise be entitled to instruct the Trustee to vote. If you hold Partnership exchangeable units in street name and you wish to vote those units in person at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds those units and follow their instructions to obtain the necessary proxy.

Can I change my mind after I deliver my proxy or submit my voting instruction?

Yes. If you are a shareholder of record of common shares or preferred shares, you may change your vote or revoke your proxy by:

›	in the case of common shares, submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy at any time up to 11:59 p.m. (Eastern Time) on June 7, 2016, or by 8:00 a.m. on the last business day preceding the day of the Meeting if the Meeting is adjourned or postponed;

›	delivering new written instructions to us at 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada or with our Transfer Agent at its address specified below, in each case at any time up to 11:59 p.m. (Eastern Time) on June 7, 2016, or by 8:00 a.m. on the last business day preceding the day of the Meeting if the Meeting is adjourned or postponed;

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Questions and Answers About the Meeting and Voting

›	delivering new written instructions to the Chairman of the Meeting on the day of the Meeting, or any adjournment or postponement thereof, at which the proxy is to be used, prior to the commencement of such Meeting; or

›	any other means permitted by law.

Any written instructions must be executed by the shareholder or the shareholder’s authorized attorney or, if the shareholder is a corporation, under its corporate seal or by an officer thereof duly authorized.

If you hold your common shares or preferred shares in street name, and wish to change your vote or proxy nominee, you should consult your broker or nominee with respect to submitting new voting instructions. Intermediaries may set deadlines for the receipt of revocation notices that are farther in advance of the Meeting than those set out above and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form, to ensure it is given effect at the Meeting.

If you are a holder of record of Partnership exchangeable units, you may revoke or amend your voting instruction by:

›	submitting a new voting instruction via the Internet after the date of your earlier submitted voting instruction at any time up to 11:59 p.m. (Eastern Time) on June 7, 2016, or by 8:00 a.m. on the last business day preceding the day of the Meeting if the Meeting is adjourned or postponed; or

›	delivering new written instructions to the Trustee at its address specified above at any time up to 11:59 p.m. (Eastern Time) on June 7, 2016, or by 8:00 a.m. on the last business day preceding the day of the Meeting if the meeting is adjourned or postponed.

If your Partnership exchangeable units are held in street name, you should consult your broker or nominee with respect to revoking or amending your prior voting instructions.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card it means that you have multiple accounts with brokers or other nominees or with the Transfer Agent, as applicable, through which you hold common shares or Partnership exchangeable units. Please vote or provide voting instructions for all of the common shares or Partnership exchangeable units you own. We encourage you to register all of these securities in the same name and address. You may do this by contacting your broker or other nominee or the Transfer Agent. The Transfer Agent may be reached through the following methods:

By Mail:	By Telephone:

Computershare Trust Company of Canada 100 University Ave, 8th Floor Toronto, Ontario, M5J 2Y1	(800) 564-6253 (toll free North America) (514) 982-7555 (international direct dial

By Email: service@computershare.com	By Internet: www.computershare.com/service

ATTENDING THE MEETING

Who may attend the Meeting?

The Meeting is open to all record holders of common shares and preferred shares as of the close of business on the Record Date and their duly appointed proxy nominees. Beneficial owners of common shares and preferred shares and record holders and beneficial owners of Partnership exchangeable units who owned such shares or Partnership exchangeable units, as the case may be, as of the close of business on the Record Date may obtain a proxy that will entitle them (or another person designated by them) to attend and vote at the Meeting. See “– Can I vote in person at the Meeting?” above for instructions on how to obtain a proxy for that purpose.

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Questions and Answers About the Meeting and Voting

How can I get directions to the meeting?

The meeting will be held at the offices of Restaurant Brands International Inc. at 226 Wyecroft Road, Oakville, Ontario, Canada, L6K 3X7 which is accessible from the Dorval Drive exit off of the Queen Elizabeth Way. If you require directions, please contact Investor Relations by e-mail at investor@rbi.com or by telephone at (905) 339-4940.

What do I need to bring to attend the Meeting?

If you are a record holder or beneficial owner of common shares or preferred shares:

›	You will need a valid picture identification.

›	You will need proof of ownership of common shares or preferred shares.

›	If you are a record holder of common shares or preferred shares, your Notice or proxy card will be your admission ticket.

›	If your common shares or preferred shares are held in the name of a bank, broker or other shareholder of record and you have obtained a legal proxy from the record holder giving you the right to attend and vote at the Meeting, you will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

If you are a record holder or beneficial owner of Partnership exchangeable units:

›	You will need a valid picture identification.

›	If you have obtained a legal proxy from the Trustee giving you the right to attend and vote at the Meeting, you will need proof of ownership to be admitted to the Meeting. You should follow the instructions provided by the Trustee to obtain such proof of ownership.

IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN COMMON SHARES, PREFERRED SHARES OR PARTNERSHIP EXCHANGEABLE UNITS, YOU MAY NOT BE ADMITTED INTO THE MEETING.

May securityholders ask questions?

Yes. Our representatives will answer securityholders’ questions of general interest following the Meeting consistent with the rules distributed at the Meeting.

MORE INFORMATION

Where can I find voting results of the Meeting?

Promptly following the Meeting, but not more than four business days thereafter, we will announce the results for the proposals voted upon at the Meeting and publish final detailed voting results for each matter voted upon in a report filed on www.sedar.com and in a Current Report on Form 8-K filed with the SEC. In addition, in accordance with TSX rules, following the Meeting we will promptly issue a news release disclosing the detailed voting results for the election of each director.

I am a holder of Partnership exchangeable units. Why am I receiving proxy solicitation materials that relate solely to RBI?

RBI is the sole general partner of Partnership and manages all of Partnership’s operations and activities in accordance with the partnership agreement of Partnership. The Partnership exchangeable units are intended to provide voting rights with respect to RBI that are equivalent to the corresponding rights afforded to holders of common shares. In addition to making provision for these voting rights, the voting trust agreement requires that each record holder of Partnership exchangeable units be provided a copy of the notice of each meeting at which the holders of common shares are entitled to vote. Except as otherwise required by the partnership agreement,

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Questions and Answers About the Meeting and Voting

voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting. Accordingly, you will not receive notice of, or an information circular or proxy in respect of, an annual meeting of Partnership.

Where can I find further information in respect of the Partnership exchangeable units or the preferred shares?

A summary of certain terms of the Partnership exchangeable units and the preferred shares is included in Appendix A to this proxy statement.

Who should I call with other questions?

If you have additional questions about this proxy statement or the Meeting, please contact Investor Relations by e-mail at investor@rbi.com or by telephone at (905) 339-4940.

Who should I call with concerns or to give feedback regarding the Meeting?

If you have any concerns or would like to give feedback regarding the Meeting, please contact our toll free line at (866) 593-4638. If the toll free line cannot be accessed from your location you can contact this line by dialing (514) 982-2399.

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Proposal 1 – Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our bylaws permit the Board of Directors to determine the number of directors that constitute the Board, provided that the Board shall not consist of fewer than three nor greater than fifteen members. In addition, our bylaws provide that at least twenty-five percent of the directors shall be resident Canadians, as required by the CBCA.

Our Board consists of eleven directors. We believe a board of this size and composition is appropriate, giving us the combined expertise of former directors from each of our operating subsidiaries, as well as a diverse set of perspectives around the boardroom. Our current Board is also appropriately sized to allow effective committee organization and to facilitate efficient meetings and decision-making.

Our director nominees are: Messrs. Behring, Caira, Franklin, Fribourg, Golden, Lederer, Milroy, Schwartz, Sicupira, Thompson Motta and Van Damme. Three members of our Board, Messrs. Caira, Lederer and Milroy, were directors of THI immediately prior to the Transactions and were initially appointed to the Board as a result of the Transactions. Each of these three former THI directors is a resident Canadian as defined by the CBCA. Mr. Golden was recommended by one of our non-management directors.

As we discuss under “Corporate Governance – Board Independence” starting on page 24 of this proxy statement, our Board conducts an evaluation of the independence of each director and has determined that all of our directors, except Messrs. Schwartz and Caira, qualify as “independent” directors under the NYSE listing standards and the TSX and Canadian securities laws.

We believe that each of our director nominees possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our director nominees were nominated because each is of high ethical character, highly accomplished in his field with superior credentials and recognition, has a sound personal and professional reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities. Our director nominees appear on the following pages. Each director nominee’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

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Proposal 1 – Election of Directors

Nominees For Director

Alexandre Behring
Independent Committees: Compensation (Chair) Nominating and Corporate Governance (Chair)

BUSINESS EXPERIENCE:

Mr. Behring has served on our Board as Chairman since December 12, 2014. Mr. Behring is a Founding Partner and has been Managing Partner and a Board Member of 3G Capital Partners, Ltd., a global investment firm (“3G Capital”), since 2004. Following the acquisition of Burger King Holdings, Inc. by 3G Capital, he served on the board of Burger King Worldwide, Inc. and its predecessor as chairman from October 2010 until December 2014. Mr. Behring has served as Chairman of the Kraft Heinz Company since July 2015, following Berkshire Hathaway and 3G Capital’s acquisition of H.J. Heinz Company in June 2013 and subsequent combination with Kraft Foods Group in July 2015. Mr. Behring has also served as a director of Anheuser-Busch Inbev, a global brewer, since April 2014.

Previously, Mr. Behring spent 10 years at GP Investimentos, one of Latin America’s premier private-equity firms, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 through 2004, as Chief Executive Officer of America Latina Logistica (“ALL”), one of Latin America’s largest railroad and logistics companies. He also served as a director of ALL until December 2011. From July 2008 to May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company. Mr. Behring is 49 years old and resides in Connecticut, United States.

QUALIFICATIONS

The Board nominated Mr. Behring due to his experience in executive roles at private equity firms and as CEO for a large railroad and logistics company as well as his recent experience as Chairman of the Board of RBI and its predecessor and the Kraft Heinz Company. In addition, the Board considered his knowledge of strategy and business development, finance, risk assessment, logistics and leadership development.

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Proposal 1 – Election of Directors

Marc Caira
Committees: None

BUSINESS EXPERIENCE:

Mr. Caira has served on our Board as Vice Chairman since December 12, 2014. Previously, Mr. Caira served as President and CEO of Tim Hortons Inc. from July 2013 until December 2014. He was also a director of Tim Hortons Inc. from May 2013 until December 2014. Before his appointment as President and CEO of Tim Hortons Inc., Mr. Caira was Global CEO of Nestle Professional. He was also a member of the executive board of Nestle SA, the world’s largest food and beverage company. Prior to being named Global CEO of Nestle Professional in 2008, Mr. Caira served in various roles, including Global Head of Strategic Business for Nestle Foodservices in Switzerland, President and CEO of Parmalat North America, Chief Operating Officer of Parmalat Canada, and President, Food Services and Nescafe Beverages for Nestle Canada. Mr. Caira also serves as a director of Hydro One Inc., a Canadian public energy transmission and distribution company. On December 15, 2014, we engaged Mr. Caira to provide RBI with consulting services to provide transition services and assist with our global expansion strategy. Mr. Caira is 62 years old and resides in Ontario, Canada.

QUALIFICATIONS

The Board nominated Mr. Caira due to his significant experience as the recent President and CEO of Tim Hortons Inc. as well as his past experience as a member of the executive board of the world’s largest food and beverage company. In addition, the Board considered his knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, leadership development and succession planning.

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Proposal 1 – Election of Directors

Martin E. Franklin
Independent Committees: Audit Conflicts

BUSINESS EXPERIENCE:

Mr. Franklin has served on our Board since December 2014. Mr. Franklin previously served on the board of Burger King Worldwide, Inc. from June 2012 to December 2014. Mr. Franklin was the founder and Executive Chairman of Jarden Corporation, a broad based consumer products company. He was appointed to Jarden’s board of directors in June 2001 and served as its Chairman and CEO from September 2001 until June 2011, at which time he was appointed as Executive Chairman. He served as Executive Chairman until April 2016 when Jarden merged with Newell Brands Inc., a global consumer and commercial products company. Since April 2016, Mr. Franklin has served as a director of Newell Brands, Inc. Mr. Franklin is founder and chairman of Platform Specialty Products Corporation, a specialty chemicals company, and has served as a director since April 2013. Mr. Franklin is co-founder and co-chairman of Nomad Foods Limited, a leading European frozen food company and has served as a director since April 2014. Mr. Franklin is also a principal and executive officer of a number of private investment entities. Between 1992 and 2000, Mr. Franklin served as the Chairman and/or CEO of three public companies, Benson Eyecare Corporation, an optical products and services company, Lumen Technologies, Inc., a holding company that designed, manufactured and marketed lighting products, and Bollé Inc., a holding company that designed, manufactured and marketed sunglasses, goggles and helmets worldwide. Previously, Mr. Franklin served as a director of the following public companies: Apollo Investment Corporation, a closed-end management investment company from April 2004 to December 2006; Liberty Acquisition Holdings Corpfrom June 2007 until its business combination with Promotora de Informaciones, S.A., a Spanish media company (Grupo Prisa) in November 2010; Grupo Prisa from November 2010 to December 2013; Liberty Acquisition Holdings International Company from January 2008 until its acquisition of Phoenix Group Holdings, a UK based provider of insurance services, in September 2009; Freedom Acquisition Holdings, Inc., from June 2006 until its acquisition of GLG Partners, Inc. (“GLG”), a hedge fund, in November 2007; GLG from November 2007 to October 2010; and Kenneth Cole Productions, Inc., a stylish apparel and accessory manufacturer and retailer, from July 2005 to December 2011. Mr. Franklin is 51 years old and resides in Florida, United States.

QUALIFICATIONS

The Board nominated Mr. Franklin due to his experience as the founder, CEO and Chairman of a broad-based consumer products company and as a principal and executive officer of a number of public and private investment companies, his recent experience as a director of RBI and its predecessor and as a director of multiple public and private companies in various industries. In addition, the Board considered his knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, mergers and acquisitions, leadership development and succession planning.

Page 14 | 2016 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Paul J. Fribourg
Independent Committees: Audit (Chair) Compensation Conflicts (Chair)

BUSINESS EXPERIENCE:

Mr. Fribourg has served on our Board since December 12, 2014. Previously, Mr. Fribourg served on the board of Burger King Worldwide, Inc. and its predecessor from October 2010 to December 2014. Since July 1997, Mr. Fribourg has served as the Chairman and CEO of Continental Grain Company, an international agribusiness and investment company. Prior to taking this role, he held a variety of positions with increasing responsibility, from Merchandiser and Product Line Manager to Group President and Chief Operating Officer. Mr. Fribourg has been a director of Loews Corporation, a large diversified holding company, since October 1997. Mr. Fribourg is also a director of Estee Lauder Companies, Inc., one of the world’s leading manufacturers and marketers of quality skin-care, make-up, fragrances and hair products, Apollo Global Management, LLC, an alternative investment management firm, and Castleton Commodities International, a leading merchant energy company. He was a director of Smithfield Foods, Inc., the world’s largest pork producer and processor, from May 2007 until September 2009, Power Corporation of Canada, a diversified management and holding company, from 2005 until 2008, Premium Standard Farms, Inc., a subsidiary of Smithfield Foods, Inc., from May 1998 until April 2007, and Vivendi, S.A., a French international media conglomerate, from January 2003 until June 2006. Mr. Fribourg is 62 years old and resides in New York, United States.

QUALIFICATIONS

The Board nominated Mr. Fribourg due to his experience as the CEO of an international agribusiness and investment company, as a recent director of RBI and its predecessor and as a director of multiple public and private companies in various industries. In addition, the Board considered his knowledge of strategy and business development, finance, corporate governance, risk assessment and leadership development.

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Proposal 1 – Election of Directors

Neil Golden
Independent Director Nominee

BUSINESS EXPERIENCE:

Mr. Golden served as Senior Vice President and Chief Marketing Officer for McDonald’s Corporation’s U.S. segment from November 2007 to September 2013 and retired from McDonald’s in February 2014. Prior to that, he served in positions of increasing responsibility at McDonald’s since 1989. Prior to joining McDonald’s, Mr. Golden held positions at Burger King Corporation and RC Cola Co.

Since May 2014, Mr. Golden has provided marketing and management advisory services to portfolio companies of Bain Capital, a private equity firm. He is also engaged with his alma mater Northwestern University, where he has served as a faculty advisor and adjunct professor since June 2014. Mr. Golden has served as an advisory board member for Home Partners of America, a company that provides a lease-to-own homeownership program and services, since September 2014. In addition, since April 2015, he has served as an executive consultant to Revenue Management Solutions, a firm specializing in providing pricing guidance to the restaurant and retail categories. He also competed on the Men’s International Professional Tennis Tour. Mr. Golden is 54 years old and resides in Illinois, United States.

QUALIFICATIONS

The Board nominated Mr. Golden due to his extensive experience as a senior marketing executive in the quick service restaurant industry as well as advisory roles in complementary industries. In addition, the Board considered his knowledge of marketing and consumer insights, strategy and business development, strategic branding and positioning, and leadership development.

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Proposal 1 – Election of Directors

John A. Lederer
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Lederer has served on our Board since December 12, 2014. Previously, Mr. Lederer served on the board of Tim Hortons Inc. from February 2007 to December 2014. From August 2010 to July 2015, Mr. Lederer served as President and CEO of U.S. Foods, Inc., a leading U.S. food distributor. Mr. Lederer ultimately retired from U.S. Foods, Inc. in December 2015. From April 2008 to August 2010, he served as Chairman and CEO of Duane Reade, a privately held chain of retail pharmacies located primarily in the New York City area. Prior to his position with Duane Reade, from 2001 through September 2006, Mr. Lederer served as President of Loblaw Companies Limited, Canada’s largest food distributor. Mr. Lederer also served as a director of Loblaw Companies Limited for much of this period, capping a 30-year career with Loblaw and its subsidiary companies during which he held a number of senior leadership positions. In these roles, he was responsible for the operation, performance, innovation and growth of national and regional banners, businesses and divisions. On January 1, 2016, Mr. Lederer became a director of U.S. Foods. In April 2015, Mr. Lederer became a director of The Walgreens Company, the largest drug retailing chain in the United States. Mr. Lederer has agreed to join the board of Maple Leaf Foods, one of Canada’s leading consumer packaged meats companies, effective May 2016. Mr. Lederer has served as a member of the board of directors of the Tim Horton Children’s Foundation since May 2008. Mr. Lederer is 60 years old and resides in Alberta, Canada.

QUALIFICATIONS

The Board nominated Mr. Lederer due to his significant experience as President and CEO of a leading U.S. food distributor, as an executive in the food industry over many years and as a director of RBI and Tim Hortons Inc. In addition, the Board considered his knowledge of strategy and business development, operations, risk assessment and leadership development.

Page 17 | 2016 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Thomas V. Milroy
Independent Committees: Audit Conflicts

BUSINESS EXPERIENCE:

Mr. Milroy has served on our Board since December 12, 2014. Previously, Mr. Milroy served on the board of Tim Hortons Inc. from August 2013 to December 2014. In February 2016, he became a director of Interfor Corporation, a large lumber producer. He is currently the President of a family holding company and Managing Director of Generation Capital Limited, a private investment company. From March 2008 to October 2014, he served as Chief Executive Officer of BMO Capital Markets, where he was responsible for all of BMO’s business involving corporate, institutional and government clients globally. He acted as senior advisor to the CEO of BMO Financial Group from November 2014 to January 2015.

Mr. Milroy holds a Bachelor of Law and Master of Law from Cambridge University, an LLB from Dalhousie University, and a Bachelor of Arts from McGill University. He has also completed the Advanced Management Program at the Harvard Business School. Mr. Milroy is a member of the Law Society of Upper Canada. Mr. Milroy is 60 years old and resides in Ontario, Canada.

QUALIFICATIONS

The Board nominated Mr. Milroy because of his significant experience as past CEO of a large financial services company and as a director of RBI and Tim Hortons Inc. In addition, the Board considered his knowledge of finance, investment and corporate banking, mergers and acquisitions, strategy and business development, risk assessment and leadership development.

Daniel S. Schwartz
Committees: None

BUSINESS EXPERIENCE:

Mr. Schwartz has served on our Board and as our CEO since December 12, 2014. From June 2013 until December 2014, Mr. Schwartz served as CEO, from April 2013 until June 2013, he served as Chief Operating Officer and from January 2011 until April 2013, he served as Chief Financial Officer of Burger King Worldwide, Inc. and its predecessor. Mr. Schwartz joined Burger King Holdings, Inc. in October 2010 as Executive Vice President, Deputy Chief Financial Officer. Since January 2008, Mr. Schwartz has been a partner with 3G Capital, where he was responsible for managing 3G Capital’s private equity business. He joined 3G Capital in January 2005 as an analyst and worked with the firm’s public and private equity investments until October 2010. From March 2003 until January 2005, Mr. Schwartz worked for Altair Capital Management, a hedge fund located in Stamford, Connecticut and served as an analyst in the mergers and acquisitions group at Credit Suisse First Boston from June 2001 to March 2003. From 2012 to February 2015, Mr. Schwartz served as a director of Carrols Restaurant Group, Inc., RBI’s largest Burger King franchisee. Mr. Schwartz is a director of 3G Capital. Mr. Schwartz is 35 years old and resides in Florida, United States.

QUALIFICATIONS

The Board nominated Mr. Schwartz because of his experience as the CEO of RBI and its predecessor. In addition, the Board considered his knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, mergers and acquisitions, leadership development and succession planning.

Page 18 | 2016 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Carlos Alberto Sicupira
Independent Committees: Compensation Nominating and Corporate Governance

BUSINESS EXPERIENCE:

Mr. Sicupira has served on our Board since December 12, 2014 and previously served on the board of Burger King Worldwide, Inc. and its predecessor from October 2010 to December 2014. Mr. Sicupira is one of the founding Principal Partners of 3G Capital and continues to serve as a board member. Mr. Sicupira also serves as a member of the board of directors of Anheuser-Busch InBev. Mr. Sicupira has been Chairman of Lojas Americanas, one of South America’s largest retailers, since 1981, where he served as Chief Executive Officer until 1992. He also is a member of the Board of Dean’s Advisors of Harvard Business School since 1998 and serves on the boards of Fundação Brava and Fundação Estudar, not-for-profit foundations in Brazil. Mr. Sicupira is 67 years old and resides in St. Moritz, Switzerland.

QUALIFICATIONS

The Board nominated Mr. Sicupira due to his experience as the CEO of a large South American retailer, as a director of RBI and its predecessor and as a director of multiple public and private companies in various industries. In addition, the Board considered his knowledge of strategy and business development, marketing and consumer insights, supply chain management and distribution and finance.

Roberto Moses Thompson Motta
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Thompson Motta has served on our Board since December 12, 2014. Previously, Mr. Thompson Motta served on the board of Burger King Worldwide, Inc. from July 2013 to December 2014. From 1986 to 1992, Mr. Thompson Motta worked in the corporate finance department of Banco Garantia, Brazil’s largest investment bank. From 1993 to 2004, he was the founding and managing partner of GP Investimentos and a member of its board of directors until September 2010. Mr. Thompson Motta has also served as a member of the boards of directors of Companhia de Bebidas das Américas, or AMBEV, a Brazilian brewing company, since September 1998 (and AmBev S.A. since July 2013), Lojas Americanas since August 2001 and São Carlos Empreendimentos e Participações S.A., a leading commercial real estate investment and management company in Brazil, since September 2001. From August 2004 to April 2014, Mr. Thompson Motta served on the board of directors of Anheuser Busch InBev. Mr. Thompson Motta is one of the founding partners of 3G Capital and continues to serve as a board member. Mr. Thompson Motta is 58 years old and resides in New York, United States.

QUALIFICATIONS

The Board nominated Mr. Thompson Motta due to his experience in executive roles at private equity firms, as a director of RBI and its predecessor and as a director of multiple public and private companies in various industries. In addition, the Board considered his knowledge of strategy and business development, finance, real estate and leadership development.

Page 19 | 2016 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Alexandre Van Damme
Independent Committees: Nominating and Corporate Governance

BUSINESS EXPERIENCE:

Mr. Van Damme has served on our Board since December 12, 2014. He previously served on the board of Burger King Worldwide, Inc. and its predecessor from December 2011 to December 2014. Mr. Van Damme has served as a member of the board of directors of Anheuser-Busch InBev since 1992. He joined the beer industry early in his career and held various operational positions within Interbrew, a large Belgian-based brewing company that merged with Anheuser-Busch to form Anheuser-Busch InBev, until 1991, including Head of Corporation Planning and Strategy. He has managed several private venture holding companies and is currently a director of Patri S.A. (Luxembourg). He is also a board member of Jacobs Douwe Egberts B.V., a Dutch company that processes and trades coffee, tea and other groceries and a member of various private family owned companies. He is also an administrator of the InBev Baillet-Latour Fund, a foundation that encourages social, cultural, artistic, technical, sporting and philanthropic achievements, as well as a director of DKMS, the largest bone marrow donor center in the world, and a member of the Insead International Council. Mr. Van Damme graduated from Solvay Business School in Brussels. Mr. Van Damme is 54 years old and resides in Brussels, Belgium.

QUALIFICATIONS

The Board nominated Mr. Van Damme due to his experience as an executive of a large brewing company that is a major consumer brand, his experience as a director of RBI and its predecessor, as well as experience in managing several private venture holding companies. In addition, the Board considered his knowledge of strategy and business development, risk assessment and leadership development.

If elected, each of the aforementioned nominees has consented to serve as directors and hold office until the close of the 2017 Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” each of the director nominees.

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In this section, you can read about

Corporate Governance Guidelines	Page 22
Board Leadership Structure	Page 22
Meetings	Page 23
Board Independence	Page 24
Director Term Limits	Page 24
Majority Voting Policy	Page 24
Director Orientation and Continuing Education	Page 25
Board Committees	Page 25
Compensation Committee Interlocks and Insider Participation	Page 29
Code of Ethics	Page 29
Related Party Transaction Policy	Page 30
Certain Relationships and Related Transactions	Page 30
Risk Management	Page 31
Director Compensation	Page 32

CORPORATE GOVERNANCE

MAJORITY INDEPENDENT BOARD

Elected by

majority vote

Annual performance self-evaluations

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Corporate Governance

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our business and affairs are managed under the direction of our Board of Directors. Our Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board of Directors’ responsibilities to shareholders. The Restaurant Brands International Inc. Board of Directors Governance Guidelines, as amended (the “Governance Guidelines”) provide a framework for corporate governance in accordance with the Canadian and U.S. securities laws, the NYSE listing standards, the TSX rules, requirements under the CBCA and our organizational documents.

Highlights of our Governance Guidelines are described below:

›	A majority of directors of the Board must be independent as defined by the NYSE and TSX listing standards and applicable Canadian and U.S. securities laws;

›	The Board will have three standing committees – an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee (“NCG Committee”) – and a Conflicts Committee. Committee membership assignments are determined by the Board, on recommendation of the NCG Committee, taking account of RBI’s needs, individual attributes and other relevant factors;

›	Each director serving on the Audit Committee will be an independent director as determined in accordance with the listing standards of the NYSE and TSX and applicable securities laws and each director serving on the Conflicts Committee will be an independent director as defined under the partnership agreement;

›	Executive sessions or meetings of non-employee directors without management present will be held as part of each regularly scheduled Board meeting;

›	A director may not accept a position on the board or audit committee of any other public company without first reviewing the matter with the Chairman of the Board;

›	Director orientation programs will be provided to new directors either prior to or within a reasonable period of time after their nomination or election to the Board;

›	The Board, with the assistance of the NCG Committee, will conduct an annual performance self-evaluation of the full Board to determine whether the Board and its committees are functioning effectively;

›	The NCG Committee oversees and evaluates the Board’s performance and its compliance with our Governance Guidelines and other corporate governance regulations and principles;

›	Each director nominee must agree to tender his resignation for consideration by the Board if such director fails to receive a majority of votes cast in any uncontested re-election, as described more fully under “– Majority Voting Policy” below.

The NCG Committee monitors compliance with the Governance Guidelines. In addition, the NCG Committee periodically reviews our Governance Guidelines, and, if appropriate, will recommend changes to the Board. The full text of our Governance Guidelines is available in the “Investors – Corporate Governance” section of our website at www.rbi.com, as well as under the RBI issuer profile on SEDAR at www.sedar.com, and is incorporated herein by reference. No other information on our website or any other website referenced in this document is incorporated into this proxy statement and such information should not be considered part of this proxy statement. Any request for a copy of the Governance Guidelines may be directed to Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada, Attention: Corporate Secretary. Upon receipt of a request, a copy will be provided free of charge.

Board Leadership Structure

Our Board has an independent Chairman, Alexandre Behring, and a Vice Chairman, Marc Caira. While our Board has not developed a written position description for the Chairman of the Board or the Chairpersons of our committees, our Governance Guidelines set forth the role of the Chairman and Vice Chairman and the charters of

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each Committee set forth the role of the Committee Chairman. Specifically, the Chairman of the Board is responsible for facilitating a highly functioning and effective Board, providing overall leadership and encouraging open communications and the Vice Chairman of the Board assists the Chairman and serves at meetings at which the Chairman is not in attendance or is unable to participate in a motion. The Chairman of each committee is responsible for setting the frequency and length of the meetings, setting meeting agendas consistent with the Committee’s charter and reporting on the activities of that committee to the full Board on a periodic basis.

Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer as the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that it deems in the best interests of RBI at a given point in time. At the present time, the positions of Chairman of the Board and CEO are filled by different individuals. Our CEO, Daniel Schwartz, is also a member of the Board. Under the authority of the Board, the CEO is responsible for the general management of the business and affairs of RBI, with the objective of enhancing long-term shareholder value. We believe that the current separation of roles provides a more effective monitoring and objective evaluation of the CEO’s performance.

Our Board has not developed a written position description for our CEO. Our Board and CEO develop, on an annual basis, corporate goals and objectives and parameters within which the CEO operates the business of RBI. Our Board and CEO also establish annual performance goals to measure the CEO’s individual achievement for purposes of our annual bonus program. The Compensation Committee of the Board is also responsible for annually evaluating the CEO against these objectives. For a further discussion of the corporate goals and objectives and the measures by which our CEO is evaluated, please see our CD&A beginning on page 35 of this proxy statement.

Meetings

During 2015, the Board held a total of 5 meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which he had been a director and (2) the total number of meetings of the committee(s) of which he was a member during the period that he served. Mr. Golden, our non-incumbent director nominee, did not serve on our Board during 2015. The specific number of board meetings attended last year by each of our incumbent directors was as follows:

Director	Board Meetings Attended
Alexandre Behring	5/5
Marc Caira	5/5
Martin E. Franklin	4/5
Paul J. Fribourg	5/5
John A. Lederer	5/5
Thomas V. Milroy	5/5
Alan Parker	5/5
Daniel S. Schwartz	5/5
Carlos Alberto Sicupira	4/5
Roberto Moses Thompson Motta	5/5
Alexandre Van Damme	4/5

In accordance with our Governance Guidelines, the Chairman of the Board will generally determine the frequency and length of Board meetings and will set the agenda for each Board meeting. Board members are encouraged to suggest the inclusion of additional items on an agenda, and any director may request that an item be placed on an agenda. Board meetings are generally held pursuant to a pre-determined schedule, with additional meetings scheduled as necessary.

We encourage all directors to attend the annual meetings of our shareholders. Mr. Schwartz attended the 2015 Annual Meeting.

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Board Independence

It is the policy of the Board that a majority of directors must (i) be independent with no direct or indirect material relationship or business conflict with RBI and (ii) otherwise meet the definition of an “independent” director under U.S. and Canadian securities laws and listing standards of the NYSE and the TSX. Our Board has affirmatively determined that the following directors have no material relationship with RBI and otherwise qualify as independent based on all of the foregoing criteria: Messrs. Behring, Franklin, Fribourg, Lederer, Milroy, Parker, Sicupira, Thompson Motta and Van Damme. In addition, the Board has determined that Mr. Golden, a director nominee, qualifies as independent based on the same criteria. Mr. Parker will serve until the conclusion of the Meeting at which time his term as a director will expire.

Under NYSE listing standards, a director qualifies as “independent” if the board of directors affirmatively determines that the director has no material relationship with the listed company. While the focus of the inquiry is independence from management, the board is required to consider broadly all relevant facts and circumstances in making an independence determination.

National Instrument 58-201, or NI 58-201, provides guidance on corporate governance practices with respect to director independence, which reflect best practices established by the Canadian Securities Administrators (“CSA”), but are not intended to be prescriptive. Such best practices provide, among other things, that: (i) a company’s board of directors should have a majority of independent directors; (ii) the chairman of the board should be an independent director; (iii) the board should appoint a nominating committee composed entirely of independent directors; and (iv) the board should appoint a compensation committee composed entirely of independent directors. Determinations in respect of “independence” for these purposes are similar to the requirements under NYSE listing standards.

In conducting its evaluations of Messrs. Behring, Sicupira and Thompson Motta, the Board considered their affiliation with 3G Capital, which currently controls approximately 96% of the outstanding Partnership exchangeable units, which represents approximately 43% of the combined voting interest in the company. In conducting its evaluation of Mr. Behring, the Board also considered his service on the board of directors of H.J. Heinz Company, a supplier to our Burger King® restaurants.

The discussion leader for executive sessions of the Board is generally Alexandre Behring.

Director Term Limits

All directors are elected at the annual meeting of our shareholders for a term of one year. The Board does not believe it should expressly limit a director’s tenure on the Board. RBI values the contribution of directors who over time have developed increasing insight into our company and operations and therefore provide an increasing contribution to the Board as a whole. As an alternative to term limits, prior to recommending to the Board that one or more current directors be submitted to the shareholders for re-election, the NCG Committee reviews the performance of each director potentially standing for election or re-election, and make appropriate recommendations to the Board concerning that director’s candidacy.

Majority Voting Policy

The Board has adopted a Majority Voting Policy as required by the rules of the TSX. The policy is included in the Governance Guidelines and provides that, in an uncontested election, a director must be elected to the Board by at least a “majority of the votes cast,” which means that the number of shares voted “FOR” a director’s election must exceed 50% of the number of votes cast with respect to that director’s election. Votes cast with respect to a director’s election includes votes to withhold authority. An “uncontested election” means an election where the number of nominees for director is equal to the number of directors to be elected. In a contested election, a plurality vote standard will apply.

If a nominee for director in an uncontested election does not receive the affirmative vote of at least the majority of the votes cast, the director must immediately tender his or her resignation to the NCG Committee. The NCG

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Committee will consider and recommend, and the Board will determine, whether or not to accept the offer of resignation. The Board will accept the offer of resignation absent exceptional circumstances that would warrant the director continuing to serve on the Board, as determined by the Board in accordance with its fiduciary duties to RBI, and the resignation will be effective upon the Board’s acceptance. The decision of the Board shall be made within 90 days after the date of the shareholders’ meeting. Any director who tenders his or her resignation pursuant to the Majority Voting Policy shall not participate in the recommendation of the NCG Committee or the decision of the Board with respect to his or her resignation. A press release disclosing the Board’s determination (and the reasons for rejecting the resignation, if applicable) shall promptly be issued and furnished to the SEC, the CSA and the TSX.

If the Board accepts any tendered resignation, the Board may either proceed to fill the vacancy through the appointment of a new director, or determine not to fill the vacancy and instead decrease the size of the Board.

Director Orientation and Continuing Education

We provide access to appropriate orientation programs, sessions or materials for new members of the Board for their benefit either prior to or within a reasonable period of time after their nomination or election to the Board, which shall include written materials and presentations by senior management regarding our business, strategic plans and policies. We and our Board encourage, but do not require, directors to participate in outside continuing education programs.

Board Committees

The Board has three standing committees – the Audit Committee, the Compensation Committee and the NCG Committee – as well as the Conflicts Committee. In addition, the Board intends to create an Operations and Strategy Committee commencing at the conclusion of the Meeting. Each of the existing committees operates under a written charter. These charters set forth the responsibilities of each committee and are available in the “Investors – Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary.

Set forth below is a description of the responsibilities of each of our current Board committees and their current membership.

Audit Committee

Audit Committee Members	Audit Committee Functions	Number of Meetings in 2015
• Paul J. Fribourg (Chair) • Martin E. Franklin • Thomas V. Milroy • Alan Parker*

›  Oversee the quality and integrity of our financial statements and related disclosure;

›Oversee the qualifications, independence and performance of our independent auditor;

›Oversee the performance of our internal audit function;

›Oversee our systems of disclosure controls and procedures, and internal controls over financial reporting;

›Oversee our compliance with all legal and regulatory requirements and our compliance program;

›Review and approve the Audit Committee report that is required by the SEC to be included in our annual proxy statement; and

›Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

5

*	Not standing for re-election.

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Directors serving on our Audit Committee may not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence requirements and is financially literate according to the NYSE listing standards and the Canadian securities laws and that each member of the Audit Committee meets the enhanced independence standards for audit committee members required by the SEC. In addition, the Board has determined that Mr. Fribourg is qualified as an audit committee financial expert within the meaning of SEC rules and has accounting and related financial management expertise within the meaning of the NYSE listing standards. For more information regarding Mr. Fribourg’s business experience, see his biography under “Proposal 1 – Election of Directors.” The discussion leader for executive sessions of the Audit Committee is generally Mr. Fribourg.

Compensation Committee

Compensation Committee Members	Compensation Committee Functions	Number of Meetings in 2015
• Alexandre Behring (Chair) • Paul J. Fribourg • Carlos Alberto Sicupira	› Oversee and set our compensation and benefits policies generally; › Evaluate the performance of our CEO and the employees who report directly to the CEO (the “CEO Direct Reports”); › Oversee and set compensation for the CEO, the CEO Direct Reports and the members of the Board; and › Review our management succession plan.	1

The Compensation Committee establishes, reviews and approves executive compensation based on, among other factors, an evaluation of the performance of the CEO and CEO Direct Reports in light of corporate goals and objectives relevant to executive compensation, including annual performance objectives, and makes recommendations to the Board of Directors with respect to executive compensation. For further details on executive compensation, see the Compensation Discussion & Analysis, or CD&A, beginning on page 35 of this proxy statement.

Non-management director compensation is determined by the Board, upon recommendation of the Compensation Committee, taking into account general and specific demands of Board and committee service, Company performance, comparisons with other organizations of similar size and complexity, competitive factors, other forms of compensation received by directors, if any, and other factors which it deems relevant, all with the intent of aligning directors’ interests with the long-term interests of our shareholders. A management director receives no additional compensation for his or her service as a director. For more details on director compensation, see the discussion under the heading “– Director Compensation” below on page 32.

Pursuant to its charter, the Compensation Committee may delegate to one or more officers of RBI the authority to make grants and awards of stock rights or options to any persons other than the CEO, any CEO Direct Report, and any person covered by Section 16 of the Exchange Act. The Compensation Committee has delegated this authority to the CEO. In addition, as permitted under applicable law and the NYSE listing standards, the Compensation Committee may delegate its authority to one or more subcommittees or the Chairman of the Compensation Committee when it deems appropriate and in the best interests of RBI.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of executive officer compensation, including sole authority to approve all such compensation consultant’s fees and other retention terms. During 2015, the Compensation Committee did not engage any compensation consultants.

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The Board of Directors has determined that each member of the Compensation Committee (i) meets the independence requirements of the NYSE listing standards, including the heightened independence requirements specific to compensation committee members, (ii) meets the requirements of an outside director pursuant to the Internal Revenue Code (the “Code”) and (iii) meets the requirements of a non-employee director under the Exchange Act.

Our Board believes that the Compensation Committee charter outlines an objective process for determining executive compensation based on objective criteria such as evaluating the performance of our executive officers in light of defined performance objectives. The discussion leader for executive sessions of the Compensation Committee is generally Alexandre Behring.

Nominating and Corporate Governance Committee

NCG Committee Members	NCG Committee Functions	Number of Meetings in 2015
•Alexandre Behring (Chair) •Carlos Alberto Sicupira •Alexandre Van Damme

›Identify individuals qualified to serve as members of the Board and recommend to the Board proposed nominees;

›Advise the Board with respect to its composition, governance practices and procedures;

›Review and monitor criteria for the selection of new directors and nominees for vacancies on the Board, including procedures for reviewing potential nominees proposed by shareholders;

›Establish, monitor and recommend to the Board changes to the various committees and the qualifications and criteria for membership on each committee;

›Recommend to the Board directors to serve on each standing committee and assist the Board in evaluating independence of those directors;

›Recommend to the Board any action to be taken in connection with director resignations;

›Oversee and evaluate the Board’s performance and our compliance with corporate governance regulations, guidelines and principles; and

›Periodically review and recommend changes to our articles of incorporation and bylaws as they relate to corporate governance issues.

No meetings; Action by written consent

The Board is responsible for selecting and nominating directors for election, acting on the recommendation of the NCG Committee, and giving attention to the following qualifications and criteria:

›	High personal and professional ethics, integrity, practical wisdom and mature judgment;

›	Board training or prior public company board service, and/or senior executive experience in business, government, or education;

›	Expertise and skills that are useful to RBI and complementary to the background and experience of other Board members, as determined by the Board from time-to-time;

›	Diversity and balance among directors in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, corporate environment (including different stakeholders in the quick service restaurant industry and the broader restaurant industry), accounting, finance, international, marketing, human resources, and legal services;

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›	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

›	Commitment to serve on the Board over a period of several years to develop knowledge about RBI and its operations and provide continuity of Board members;

›	Willingness to represent our best interests and objectively appraise management’s performance;

›	Tenure with the Board, past contributions to the Board, and/or whether advanced age may impact the expected continued capacity to serve as a director; and

›	Anticipated future needs of the Board.

The NCG Committee believes that the Board should possess a broad range of skills, knowledge, business experience and diversity of backgrounds that provides effective oversight of our business. In connection with the selection of any new director nominee, the NCG Committee will assess the skills and experience of the Board, as a whole, and of each of the individual directors. The NCG Committee will then seek to identify those qualifications and experience sought in any new candidate that will maintain a balance of knowledge, experience and capabilities on the Board and produce an effective Board.

Selection of candidates is based on, first, the needs of RBI, and, second, identification of persons responsive to those needs. Although we do not have a formal, written policy relating to the identification and nomination of women directors, the NCG Committee seeks a diverse group of director candidates, including diversity with respect to race and gender. The NCG Committee believes that its goal is to assemble the best Board possible that will bring to us a variety of perspectives and skills derived from high quality business and professional experience. There are no specific, minimum qualifications that must be met by each nominee, however, the NCG Committee will evaluate a candidate’s experience, integrity and judgment as well other factors deemed appropriate in adding value to the composition of the Board as set forth in the Governance Guidelines.

With regard to diversity, RBI is committed to seeking to attain a balance among directors. Specifically, any search firm retained to assist the NCG Committee in seeking new director candidates for the Board will be instructed to seek to include diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise. The NCG has the sole authority to negotiate and approve the search firm’s fees and other retention terms.

We have not adopted a target regarding the number of women on our Board because we believe that a less formulaic approach to board composition, together with a rigorous search for qualified candidates based on the above qualifications and criteria, will best serve our needs. Our Board believes it is paramount to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as circumstances dictate and the needs of the company evolve. There are currently no women directors on the Board.

As noted above, the Board is responsible for selecting and nominating director candidates, based on the NCG Committee’s recommendation. The Board believes that its Governance Guidelines outline objective qualifications and criteria (described above) that promote its objective selection and nomination of director candidates. Potential director candidates recommended by shareholders are evaluated in the same manner as other candidates recommended to the NCG Committee. The discussion leader for executive sessions of the NCG Committee will be Alexandre Behring, the chair of the Committee.

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Conflicts Committee

Conflicts Committee Members	Conflicts Committee Functions	Number of Meetings in 2015
•Paul Fribourg (Chair) •Martin Franklin •Thomas Milroy •Alan Parker*	›Consent to, approve and/or direct a number of actions under the partnership agreement (described in Appendix A to this proxy statement) where a real or potential conflict of interest could exist or arise as between RBI, Partnership, or holders of Partnership exchangeable units.	1

*	Not standing for re-election.

In addition to the three standing committees, the Board of RBI, as the general partner of the Partnership, has established a Conflicts Committee which will be required to consent to, approve and/or direct a number of enumerated actions under the partnership agreement where a real or potential conflict of interest could exist or arise as between RBI, Partnership or holders of Partnership exchangeable units.

Each of the members of the Conflicts Committee is “independent” (as such term is defined in the partnership agreement) in accordance with the requirements of the partnership agreement.

Operations and Strategy Committee

Our Board has approved the establishment of the Operations and Strategy Committee commencing at the conclusion of the Meeting to assist in overseeing and facilitating the development and implementation of our ongoing restaurant operations, menu and marketing strategies for both the Burger King® and Tim Hortons® brands. The Operations and Strategy Committee, which will operate pursuant to a written charter, will meet with management periodically to discuss, review and evaluate the development and implementation of our restaurant operations, menu and marketing strategies. Based on its review, the committee will make recommendations to management on areas of improvement, and provide other feedback and guidance to management on behalf of the Board.

The Board expects that, subject to their election at the Meeting, Mr. Schwartz will initially serve as chair of the Operations and Strategy Committee and Mr. Golden will be named as a committee member. Additional members of the Operations and Strategy Committee may be appointed by the Board from time to time.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Behring, Fribourg or Sicupira was, during 2015, an officer (as defined in Rule 3b-2 under the Exchange Act) or employee of RBI, or formerly an officer or director. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or our Board of Directors.

Code of Ethics/Conduct

›	Code of Business Ethics and Conduct for Non-Restaurant Employees. Our Board of Directors has adopted a Code of Business Ethics and Conduct applicable to all non-restaurant employees of RBI and its subsidiaries.

›	Code of Ethics for Executive Officers. Our Board of Directors has adopted a Code of Ethics applicable to our senior executives to promote the highest ethical standards in RBI’s operation of its global business and the activities of senior management. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

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›	Code of Conduct for Directors. Our Board of Directors has adopted a Code of Conduct to acknowledge its responsibility for promoting an ethical culture through the actions of Board members and the effective oversight of our compliance programs, policies and procedures.

Each of the Code of Business Ethics and Conduct for Non-Restaurant Employees, the Code of Ethics for Executive Officers and the Code of Conduct for Directors is available in the “Investors – Corporate Governance” section of our website at www.rbi.com.

Related Party Transaction Policy

The Board of Directors has adopted a written related person transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and RBI or any subsidiary. However, under U.S. securities laws, RBI may not make any loan or other extension of credit to any of its directors or executive officers.

For purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than 5% of any class of our voting securities, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee takes into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee may participate in any review, consideration or approval of any related person transaction in which the director or any of his immediate family members is the related person. All related person transactions will be disclosed in filings as required under applicable securities laws.

Certain Relationships and Related Transactions

Registration Rights Agreements

In connection with our initial public offering and our acquisition of Tim Hortons, we entered into registration rights agreements with three of our major shareholders. In 2012, in connection with the merger of Burger King Worldwide Holdings, Inc., with and into Justice Holdco LLC, and the transactions related thereto, BKW entered into separate registration rights agreements with 3G Special Situations Fund II, L.P. (the “3G Special Situations Fund”) and with Pershing Square, L.P. and affiliated entities (collectively, the “Pershing Shareholders”), with respect to shares of BKW common stock purchased by such shareholders in the transaction. In 2014, in connection with our acquisition of Tim Hortons, we assumed the obligations under these registration rights agreements with respect to the registration of common shares of RBI issued and issuable upon exchange of Partnership exchangeable units to these shareholders and their permitted transferees. In addition, we also entered into a registration rights agreement with National Indemnity Company, a wholly owned subsidiary of Berkshire Hathaway Inc. (“National Indemnity”), with respect to its common shares of RBI. These registration rights agreements give these shareholders and any permitted transferee the ability to require us to register for resale specific shares of RBI common shares, in certain circumstances and subject to limitations, either (i) upon demand, (ii) in a shelf registration statement or (iii) by “piggybacking” on another offering that we are conducting. Pursuant to these registration rights agreements, we are required to pay all expenses of any such registration, other than transfer taxes and underwriting discounts and commissions.

In connection with an internal restructuring of the 3G Special Situations Fund, a portion of the Partnership exchangeable units were transferred to Holdings L115 LP (“Holdings L115”). In December 2015, Holdings L115 exercised a demand registration right and required us to register for resale their RBI common shares in connection with a secondary offering. Neither 3G Capital nor any of its core principals, nor any of our directors or executive officers or any of their respective affiliates, were beneficial owners of Holdings L115 or participated in the offering. We paid a total of approximately $1.1 million of expenses in connection with the secondary offering, including registration and filing fees, printing fees and accountants’ and attorneys’ fees.

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Consulting Agreement

In December 2014, we entered into a consulting agreement with Mr. Caira, Vice Chairman of our Board, pursuant to which he agreed to provide transition services and assistance in connection with our efforts to expand certain of our brands globally (the “Consulting Agreement”). Recognizing that substantially all the services would be provided in 2015, we subsequently amended the Consulting Agreement. Pursuant to the Consulting Agreement, Mr. Caira received $1,425,000 in 2015. He will receive an annual payment of $37,500 in 2016 and 2017. The term of the Consulting Agreement commenced on January 1, 2015 and will terminate on December 31, 2017, subject to early termination by either party under certain circumstances.

Employee Indebtedness

None of our current or former directors or executive officers has any amount of indebtedness outstanding to us. As of April 1, 2016, the aggregate amount of indebtedness outstanding by all current and former employees of RBI and any of its subsidiaries, and their respective associates, is as follows:

Purpose	Aggregate Indebtedness (C$) to RBI or its Subsidiaries
Other	318,104(1)

(1)	The reported aggregate indebtedness consists of loans denominated in U.S. dollars, Euros and Singapore dollars and was converted from these currencies to the Canadian dollar equivalent using the following exchange rates published in Bloomberg on April 1, 2016: 1 U.S. dollar = 1.30110 Canadian dollars; 1 Euro = 1.48188 Canadian dollars; and 1 Singapore dollar = 0.96320 Canadian dollars.

Executive Officer Diversity

We do not have a formal policy which specifies targets regarding the representation of women in executive officer positions. While we believe that diversity – including gender diversity – is an important consideration in determining the makeup of our executive team, it is only one of a number of factors (which include merit, talent, experience, expertise, leadership capabilities, innovative thinking and strategic agility) that are considered in selecting the best candidates for executive positions. We currently have two female executive officers, Jacqueline Friesner, Controller and Chief Accounting Officer, and Jill Granat, General Counsel and Corporate Secretary, who comprise 25% of our eight executive officers (as defined under Canadian securities laws).

Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect RBI. This oversight and management is conducted primarily through its committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, operations and regulatory compliance), and the processes in place to monitor and control such exposures. In carrying out its responsibilities, the Audit Committee works closely with members of our management team responsible for monitoring such risks. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within RBI.

Compensation Risks

Based on a comprehensive review and analysis of our incentive plans and programs, the Compensation Committee believes these programs are not reasonably likely to give rise to risks that would have a material adverse effect on our business. The Compensation Committee considered the following factors as part of its review and analysis of our incentive plans and programs:

›	Rigorous oversight from the Board, Compensation Committee and senior management with discretion to award and/or reduce payouts if excessive risk is taken;

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Corporate Governance

›	Linkage of individual performance targets to the strategic plan established for the CEO by the Board and cascaded through a comprehensive process;

›	Properly balanced pay mix between fixed and variable compensation;

›	Annual cash incentive plans that measure business performance through a profitability metric (EBITDA) and includes free cash flow and zero based budgeting goals that gauge quality of performance;

›	Capping annual cash incentive plan payouts to a maximum of 127.2% of the worldwide target;

›	Equity awards in the form of stock options and restricted share units with a five-year cliff vest; and

›	Bonus swap program that encourages retention of shares by requiring the forfeiture of matching stock options and restricted share units if shares are sold prior to vesting.

Director Compensation

General. The Board maintains a compensation arrangement for the non-management directors of the Board. The Board compensation arrangement is comprised of the following:

•	Initial Equity Grant. Under our director compensation program for 2015, each non-management director was entitled to receive a one-time grant of stock options with a face value of $500,000. In addition, the Chairman was entitled to receive a one-time grant of stock options with a face value of $1,000,000 and the Vice Chairman was entitled to receive a one-time grant of options with a face value of $750,000 upon their election to the Board. Messrs. Behring, Franklin, Fribourg, Parker, Sicupira, Thompson Motta and Van Damme received their one-time option grant when they were first elected to the board of directors of BKW, our predecessor. Messrs. Caira, Lederer and Milroy received their one-time grant in 2015. The one-time option grant cliff vests in five years. In April 2016, the Board increased the face value of the one-time option grant for new non-management directors to $1,000,000. Otherwise, the initial equity grant component of the director compensation arrangement for 2016 remains the same as it was in 2015.

•	Retainer Fees. For 2015, non-management directors other than the Chairman and Vice Chairman were entitled to receive an annual retainer of $50,000, the Chairman was entitled to receive an annual retainer of $100,000 and the Vice Chairman was entitled to receive an annual retainer of $75,000. Each non-management member of the Audit Committee, Compensation Committee and NCG Committee was entitled to receive an annual committee fee of $10,000. In April 2016, the Board approved an annual fee of $75,000 to non-management members of the Operations and Strategy Committee. Otherwise, the retainer component of the director compensation arrangement for 2016 remains the same as it was in 2015.

Non-management directors have the opportunity to elect to defer their annual retainer and committee fees and, in lieu of the cash fees, to receive a grant of restricted share units (RSUs) with a value of two times the foregone fees which will settle upon termination of board service.

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Corporate Governance

The following table summarizes compensation paid to each of our non-employee directors during 2015. Mr. Schwartz, our Chief Executive Officer, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	RBI Director Compensation
	RSUs($)(1)	Total 2015 Director Compensation
Alexandre Behring	240,000	$ 240,000
Marc Caira	150,000	$ 150,000
Martin E. Franklin	120,000	$ 120,000
Paul J. Fribourg	140,000	$ 140,000
John A. Lederer	100,000	$ 100,000
Thomas V. Milroy	120,000	$ 120,000
Alan Parker	120,000	$ 120,000
Carlos Alberto Sicupira	140,000	$ 140,000
Roberto Moses Thompson Motta	100,000	$ 100,000
Alexandre Van Damme	120,000	$ 120,000

(1)	All of our directors elected to defer their retainer and committee fees for 2015 and to receive restricted share units (RSUs) in lieu of cash with a value of two times the foregone fees. All of the directors made this election in December 2014. The RSUs were granted on December 31, 2015 based on the final sale price of a common share of RBI on the date prior to the grant date, or December 30, 2015, and were fully vested on the grant date. The number of RSUs granted to each of the directors was determined based on the amount of the director’s retainer and committee fees, if applicable, divided by the final sale price of a common share of RBI on December 30, 2015, which was $37.13, multiplied by two (2).

The table below sets forth the aggregate number of unexercised stock options held by each non-management director as of December 31, 2015:

Name	Options
Alexandre Behring	212,105
Marc Caira	217,747
Martin E. Franklin	32,786
Paul J. Fribourg	106,050
John A. Lederer	11,831
Thomas V. Milroy	11,831
Alan Parker	32,786
Carlos Alberto Sicupira	106,050
Roberto Moses Thompson Motta	25,627
Alexandre Van Damme	141,105

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In this section, you can read about

Compensation Discussion & Analysis	Page 35
Compensation Committee Report	Page 44
2015 Summary Compensation Table	Page 45
2015 All Other Compensation Table	Page 46
2015 Grants of Plan-Based Awards Table	Page 47
2015 Outstanding Equity Awards at Fiscal Year-End Table	Page 48
2015 Potential Payments Upon Termination or Change in Control Table	Page 50
Proposal 2 – Advisory Vote on Executive Compensation	Page 54

EXECUTIVE

COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation

Committee Report

EXECUTIVE COMPENSATION

TABLES

PROPOSAL 2

Advisory “say on

pay vote” on executive compensation

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

This Compensation Discussion and Analysis, which we refer to as the CD&A, outlines our compensation philosophy and objectives and describes our executive pay programs for 2015 and, specifically, for the following named executive officers, whom we refer to as our NEOs:

›	Daniel Schwartz, our Chief Executive Officer or “CEO”;

›	Joshua Kobza, our Chief Financial Officer or “CFO”;

›	José Cil, our President, Burger King, or BK, brand;

›	Elias Diaz Sesé, our President, Tim Hortons, or TH, brand; and

›	Heitor Gonçalves, our Chief Information, People and Performance Officer.

Unless	otherwise specified, all dollar amounts set forth in this CD&A are in U.S. dollars.

Compensation Philosophy

Our compensation philosophy is based on pay-for-performance and meritocratic principles. Our compensation programs are designed to accomplish each of the following goals:

›	rewarding superior financial and operational performance;

›	placing a significant portion of compensation at risk if performance goals are not achieved;

›	aligning the interests of the NEOs with those of our shareholders; and

›	enabling us to attract, retain and motivate top talent.

As described in further detail below, consistent with these goals, our compensation programs are designed to complement each other to provide a clear link between what we pay our NEOs and RBI’s performance over both short- and long-term periods. Our NEO compensation for 2015 reflects this commitment. For 2015, 88% of our CEO’s target total direct compensation and an average of 85% of our other NEOs’ target total direct compensation was performance-based or equity-based.

CEO Target Total Direct Compensation	Average of Other NEOs Target Total Direct Compensation

Oversight of Executive Compensation Programs

Role of Compensation Committee

The Compensation Committee is responsible for establishing and overseeing our compensation philosophy and for setting our executive compensation and benefits policies and programs generally. In formulating our executive compensation packages, the Compensation Committee does not benchmark to a particular industry or group of companies, but it draws information from general experience and the experience of other companies in which principals of 3G Capital have an ownership interest.

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Compensation Discussion and Analysis

Consideration of Stockholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also reviews the results of the prior year’s shareholder advisory vote, including the fact that 98% of the votes cast were voted in favor of RBI’s executive compensation at the 2015 Annual Meeting. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages of our named executive officers.

Role of Executives in Establishing Compensation

Annually, the CEO proposes the financial metric and threshold, target and maximum performance levels for the Annual Bonus Program, subject to Board approval. The individual performance goals that will determine Individual Achievement under our Annual Bonus Program are approved by the Board for the CEO and then by the CEO for the CEO Direct Reports, including the other NEOs. The Compensation Committee evaluates the performance of the CEO, and the CEO’s final Individual Achievement and bonus payout are approved by the full Board. The Compensation Committee approves the final Individual Achievement and bonus payout for each of the other NEOs based on the CEO’s recommendation. In addition, our CEO provides the Compensation Committee with recommendations regarding base salary and annual target bonus levels for the upcoming year and the aggregate total long-term incentive value that each NEO (other than the CEO) should receive.

Elements of Compensation Program

As noted above, our compensation program is based on a pay-for-performance philosophy. This section of the CD&A provides an overview of each element of our compensation program and describes both the process for determining such compensation and how such compensation relates to RBI’s pay-for-performance philosophy and meritocratic principles. The following table summarizes the primary elements and objectives of our 2015 compensation program for executive officers, including NEOs.

Element	Description	Primary Objective
Base Salary	•Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience	•Recruitment and retention

Annual Cash Incentive (Annual Bonus Program)

•Annual cash incentive with target award amounts for each executive officer

•Actual cash payouts are linked to achievement of annual company goal and individual performance and can range from 0%-127% of target

•Driving top-tier performance (short-term) •Motivate and reward

Stock Options	•Discretionary stock option awards that cliff vest after a five-year period	•Driving top-tier performance (long-term) •Alignment with shareholders •Performance incentive •Realized value linked entirely to stock appreciation •Retention
Restricted Share Units (RSUs)	•RSUs that are awarded pursuant to our bonus swap program. RSUs cliff vest after a five-year period	•Driving top-tier performance (long-term) •Alignment with shareholders •Retention incentive

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Base Salaries

Objectives and Considerations. Base salary is the principal “fixed” element of executive compensation at RBI. We provide a base salary to recognize the skills, competencies, experience and individual performance that the CEO and each CEO Direct Report brings to his or her position. The Compensation Committee annually reviews the base salary of the CEO and each CEO Direct Report. We believe that the base salary review process serves our pay-for-performance philosophy because pay increases are generally performance-based and dependent on the NEO’s success and achievement in his role. In addition, each NEO’s target annual incentive award opportunity, as described below, is based on a percentage of his base salary. Therefore, as NEOs earn performance-based salary increases, their annual incentive award opportunities also increase proportionately.

2015 Actions. The Compensation Committee approved increases in the 2015 base salaries of Messrs. Schwartz (from $700,000 to $800,000), Kobza (from $385,000 to $500,000), Cil (from $500,000 to $600,000), Diaz Sesé (from $391,278 to $600,000) and Gonçalves (from $440,000 to $500,000) in recognition of their expanded roles and responsibilities after the Transactions.

Annual Bonus Program

Objectives and Considerations. Annual cash incentives are performance-based and designed to motivate and reward employees who contribute positively towards our business strategy and achieve their individual performance goals. Annual cash incentives are only paid if we achieve our minimum financial goals for the calendar year.

Plan Design. Most corporate employees, including our NEOs, are eligible to receive an annual performance-based cash bonus based on (1) RBI’s performance and (2) their individual performance.

The formula for determining an eligible employee’s annual cash bonus under the 2015 Annual Bonus Program (the “bonus payout” or “payout”) is set forth below.

Target Bonus	X	Achievement Percentage	X	Global Multiplier	=	Bonus Payout

Target Bonus. The annual target bonus for each participating employee is expressed as a percentage of base salary as of September 30th. Target bonuses are set based on the employee’s level, his or her experience, responsibilities, and prior year’s performance. Due to the nature of the CEO’s role and responsibilities, the CEO’s target bonus as a percentage of base salary is greater than that of the other NEOs.

For 2015, the Compensation Committee approved increases in the target bonus (as a percentage of base salary) for Messrs. Kobza and Gonçalves (from 140% to 150%) and for Messrs. Cil and Diaz Sesé (from 150% to 180%) in recognition of their expanded roles and responsibilities after the Transactions. Mr. Schwartz’s target bonus of 200% remained unchanged for 2015.

Achievement Percentage. An executive’s Achievement Percentage is made up of Business Achievement (50%) and Individual Achievement (50%).

Business Achievement – Each year the board of directors of RBI establishes (1) the financial metric which will be used for measuring the financial performance of RBI and for our two brands and (2) the threshold, target and maximum performance levels which will apply to the calculation of each executive’s bonus based on the scope of the executive’s role within RBI.

For 2015, the board of directors selected year-over-year organic adjusted EBITDA growth (as adjusted for movements in currency exchange rates) as the financial measure for Business Achievement to facilitate performance comparisons from period to period and it established the threshold, target and maximum performance levels, using the prior year’s performance as a baseline to determine achievement in the current year. RBI was required to achieve at least 80% of its organic adjusted EBITDA growth target in order for any payments to be made under the 2015 Annual Bonus Program. Each brand was required to achieve at least 80% of its organic

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Compensation Discussion and Analysis

adjusted EBITDA growth target in order for a payment with respect to that brand’s target to be payable. We refer to our actual year-over-year organic adjusted EBITDA growth for RBI as “RBI EBITDA Growth Achievement” and our actual year-over-year organic adjusted EBITDA growth for each of our two brands as “Brand EBITDA Growth Achievement”.

For 2015, Business Achievement was measured on RBI EBITDA Growth Achievement for each of Messrs. Schwartz, Kobza and Gonçalves based on their roles and scope of responsibility at the RBI level. For Messrs. Cil and Diaz Sesé, of the 50% allocated to Business Achievement, 20% was measured on RBI EBITDA Growth Achievement and 30% was measured on Brand EBITDA Growth Achievement, which was the Burger King brand for Mr. Cil and the Tim Hortons brand for Mr. Diaz Sesé. For each NEO, of the 50% allocated to Business Achievement, the maximum payout was subject to a cap of 56%, should the maximum performance level be achieved.

Individual Achievement – We measure Individual Achievement based on a participant’s overall achievement of his or her individual performance goals. If a participant’s Individual Achievement is less than 50%, then he or she will not receive a bonus payout for that year even if the Business Achievement target is met or exceeded. Throughout the year, these performance goals are evaluated through a review of quantitative and qualitative metrics called “Key Performance Indicators” or “KPIs”. Each participant receives a quarterly appraisal of the progress toward the participant’s performance goals based on achievement of the KPIs. At the end of each year, the Chairman of the Compensation Committee evaluates the individual performance of the CEO, and the CEO evaluates the individual performance of the CEO Direct Reports, including the other NEOs.

In 2015, each NEO had multiple KPIs that were evaluated to measure performance of his individual performance goals. Each KPI was expressed as a percentage of completion and was assigned a corresponding weight (with 100% being full completion of each KPI and reflective of the maximum award applicable to each KPI). Individual Achievement represents the sum of the percentage completion of each KPI after the appropriate weight has been applied to each. None of the individual KPIs is material to understanding how the bonus program operated, or how annual cash incentive amounts were determined, in 2015.

Global Multiplier. We have established a Global Multiplier to adjust the overall bonus payout based upon performance against the organic adjusted EBITDA growth targets for RBI. For 2015, the “threshold” level represents a 20% reduction to the payout, the “target” level represents no adjustment to the payout, and the “maximum” level represents a 20% increase to the payout. If performance achieved is below the threshold level, no bonus payouts would be awarded. If RBI EBITDA Growth Achievement falls between the threshold level and target level, the Global Multiplier would be between a 20% reduction to the payout and 0%. Likewise, to the extent RBI EBITDA Growth Achievement falls between the target level and the maximum level, the Global Multiplier would be between 0% and a 20% increase to the payout.

Free Cash Flow Adjustment and Adjustment Factor. If we do not achieve the minimum free cash flow target that we established for 2015, then the bonus payout for all participants would be reduced by 30%. For 2015, we exceeded the 2015 free cash flow target. In addition, the CEO may adjust the bonus payout for any employee (other than the CEO) up or down by up to 20% based on a qualitative evaluation of our performance and the individual executive’s performance, subject to final approval of any such adjustment for the CEO and any CEO Direct Report and the amount of the overall bonus payout by the Compensation Committee. The Compensation Committee may adjust the bonus payout of the CEO up or down by up to 20% based on a similar evaluation.

Limit on 2015 Annual Bonus Program Payouts. For 2015, the Compensation Committee established an umbrella plan for certain “covered employees” of RBI, as defined in Section 162(m) of the Internal Revenue Code (the “Code”) to comply with the requirements of Section 162(m). The maximum bonus opportunity for 2015 was the lesser of $10 million or 5% of RBI’s 2015 EBITDA for Mr. Schwartz and 4% of 2015 EBITDA for the other NEOs, provided that EBITDA for 2015 was at least $500 million. Since RBI’s 2015 EBITDA was in excess of $500 million, the maximum bonus opportunity for each NEO was $10 million. The umbrella plan serves only to provide a ceiling on the maximum bonus payout that any NEO may receive, and the actual bonus paid to each NEO was determined pursuant to the 2015 Annual Bonus Program described above. In January 2016, the Compensation

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Compensation Discussion and Analysis

Committee certified that, based on RBI’s EBITDA for 2015, the maximum bonus payout for each NEO for 2015 was $10 million. The Compensation Committee then exercised negative discretion to pay a lesser amount to each NEO consistent with the 2015 Annual Bonus Program.

2015 Performance. For 2015, our threshold, target and maximum performance levels as well as the EBITDA Growth Achievement for RBI and our two brands were as follows:

2015 EBITDA Growth Performance Levels

	RBI EBITDA Growth
	Threshold	Target	Maximum	EBITDA Growth Achievement
Tim Hortons	11%	13%	16%	29%
Burger King	8%	10%	12%	13%
RBI and Global Multiplier	9%	12%	14%	21%

Since our RBI EBITDA Growth Achievement exceeded the maximum performance level, our Global Multiplier was +20% or 120%. Based on the foregoing results, each NEO received the maximum potential payout for Business Achievement for 2015.

Individual Achievement for the NEOs for 2015 was 80.0%, 71.8%, 74.3%, 91.0% and 99.0% for Messrs. Schwartz, Kobza, Cil, Diaz Sesé and Gonçalves, respectively. Upon evaluation of our strong RBI and Brand EBITDA Growth Achievement and the Individual Achievement of Messrs. Kobza, Diaz Sesé and Gonçalves, Mr. Schwartz approved an upward adjustment to the bonus payout of the following executives as follows: Mr. Kobza, 8.8%; Mr. Diaz Sesé, 14.0% and Mr. Gonçalves, 5.3%. The Compensation Committee approved these adjustments, as well as an upward adjustment to the bonus payout for Mr. Schwartz of 5.8%.

The actual bonus amounts are set forth in the 2015 Summary Compensation Table in this proxy statement. As discussed below, all of the NEOs elected to use a portion of their cash bonus to purchase common shares of RBI in the 2015 Bonus Swap Program, which, we believe, demonstrates our NEOs’ alignment with our shareholders and their confidence in our long-term success.

Annual Bonus Swap Program

Objectives and Considerations. As part of its commitment to fostering an ownership mentality, RBI provides its executives with an opportunity to invest a portion of their annual cash bonus into RBI common shares (we refer to these purchased shares as “Investment Shares”), and leverage that investment through the issuance of matching equity grants. Until 2015, RBI and BKW, its predecessor, used stock options for the annual bonus swap program (we refer to these stock options as “Bonus Matching Options”). In January 2015, the Compensation Committee approved the terms of the 2015 Bonus Swap Program, including the use of RSUs (we refer to these RSUs as “Bonus Matching RSUs”).

2015 Bonus Swap Program. Under the 2015 Bonus Swap Program, eligible employees were offered an opportunity to use either 25% or 50% (the “Swap Election Percentage”) of their calculated net bonus for 2015 (after deducting an amount based on a theoretical tax rate of 40%) to purchase Investment Shares. The Swap Election Percentage for each of our NEOs was 50%. The number of Investment Shares purchased was calculated as the product of the calculated net bonus and the Swap Election Percentage, divided by the last sales price reported on the TSX (denominated in Canadian dollars) for Canadian participants or on the NYSE (denominated in U.S. dollars) for all other participants, in each case on the date prior to the date of purchase.

Employees who elected to purchase Investment Shares also received Bonus Matching RSUs, based on their Swap Election Percentage and their level within the organization. For each NEO, the Bonus Matching RSUs were calculated by (1) multiplying the NEO’s gross bonus by the Swap Election Percentage, or 50%, (2) multiplying this

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Compensation Discussion and Analysis

amount by two (the RSU matching multiplier), and (3) dividing the total by the last sales price reported on the NYSE on the date prior to the grant date. Both the purchase date of the Investment Shares and the grant date for the Bonus Matching RSUs were the same as the bonus payment date under the 2015 Annual Bonus Program.

The Matching RSUs will cliff vest on December 31, 2020. All of the Matching RSUs will be forfeited if an NEO’s employment is terminated for any reason (including due to retirement or termination without cause) prior to December 31, 2017. If an NEO sells more than 50% of his Investment Shares before the vesting date, he will forfeit 100% of the Matching RSUs. An NEO who sells 50% or less of the Investment Shares before the vesting date will forfeit 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs. The Compensation Committee approved the grants of Bonus Matching RSUs to the participants in the 2015 Bonus Swap Program in January 2016.

The following table sets forth, for each NEO, the number of Bonus Matching RSUs granted to such NEO:

NEO	2015 Bonus Matching RSUs (#)
Daniel Schwartz	57,915
Joshua Kobza	26,730
José Cil	35,640
Elias Diaz Sesé	44,550	(1)
Heitor Gonçalves	29,700

(1)	The number of Matching RSUs for Mr. Diaz Sesé was based on his U.S. dollar denominated bonus.

The Matching RSUs will be reported in the 2016 Summary Compensation Table and 2016 Grants of Plan-Based Awards Table.

2014 Bonus Swap Program. Under the 2014 Bonus Swap Program, eligible employees were offered an opportunity to use either 25% or 50% of their calculated net bonus for 2014 to purchase Investment Shares and to receive Bonus Matching Options to purchase RBI common shares at an exercise price of $42.26 per share based on their Swap Election Percentage and their level within the organization. Messrs. Schwartz, Kobza, Cil, Diaz Sesé and Gonçalves each elected to invest 50% of their calculated net bonus into Investment Shares. The Bonus Matching Options will cliff vest on December 31, 2019. For our NEOs, 50% of the Bonus Matching Options are subject to 100% forfeiture if the NEO sells the related Investment Shares prior to the vesting date, and the balance of the Bonus Matching Options are subject to proportionate forfeiture if the NEO sells any Investment Shares. The amounts set forth below reflect the Bonus Matching Options issued:

NEO	2014 Bonus Matching Options (#)
Daniel Schwartz	82,820
Joshua Kobza	35,494
José Cil	35,967
Elias Diaz Sesé	25,809
Heitor Gonçalves	32,418

Additional information regarding these stock options is provided in the 2015 Grant of Plan Based Awards Table and the 2015 Outstanding Equity Awards at Fiscal Year-End Table.

Discretionary Equity Grants

From time to time, we may make discretionary stock option awards to employees, at such time as the Committee or our CEO determines appropriate. Stock options are granted with an exercise price based on the fair market value of an RBI common share on the grant date and thus have value only to the extent that the value of our common shares increases after the grant date. Stock options typically cliff vest on the fifth anniversary of the grant date.

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Compensation Discussion and Analysis

In 2015, the Compensation Committee approved discretionary option awards of 333,333 stock options, 300,000 stock options, 166,667 stock options, 166,667 stock options and 100,000 stock options, to Messrs. Schwartz, Kobza, Cil, Diaz Sesé and Gonçalves, respectively, for exemplary performance. The options have an exercise price of $42.26 and will cliff vest on March 6, 2020. Additional information regarding these stock options is provided in the 2015 Grant of Plan Based Awards Table and the 2015 Outstanding Equity Awards at Fiscal Year-End Table.

Benefits and Perquisites

In addition to base salary, annual cash bonuses and long-term equity incentives, we provided and continue to provide (except as set forth below) the following executive benefit programs to our NEOs and other executives:

Executive Life Insurance Program

The Executive Life Insurance Program provides life insurance coverage which is paid by us and allows our U.S. executives to purchase additional life insurance coverage at their own expense. Coverage for our NEOs, except with respect to Mr. Diaz Sesé, which is paid by us, is limited to the lesser of $1.3 million or 2.75 times base salary. For Mr. Diaz Sesé, his Executive Life Insurance Program is equal to four times base salary, subject to a C$1.0 million limit.

Executive Health Plan

Messrs. Diaz Sesé and Cil received medical and dental coverage through Cigna International for all or a portion of 2015, respectively. Under this program, we pay the premiums for this insurance coverage, which pays 100% of most of the medical and dental expenses of Messrs. Cil and Diaz Sesé and those of their eligible dependents. We also pay for premiums for annual comprehensive physicals for BKW employees at the level of vice president and above. Further details are provided in the 2015 All Other Compensation Table.

Certain Other Benefits

We also maintain a comprehensive benefits program consisting of retirement income and health and welfare plans, which are available to the NEOs on the same basis as all other full-time employees. The objective of the program is to provide full-time employees with reasonable and competitive levels of financial support in the event of retirement, death, disability or illness, which may interrupt the eligible employee’s employment or income received as an active employee. Our health and welfare plans consist of life, disability and health insurance benefit plans that are available to all eligible full-time employees. We also provide a 401(k) plan that is available to all eligible full-time U.S. employees. The 401(k) plan includes a matching feature of up to 4% of the employee’s base salary, subject to IRS limits.

All of our TH Canadian employees, including Mr. Diaz Sesé, are required to participate in TH’s retirement plan, a defined contribution benefits plan (the “TH Retirement Plan”). Participants become eligible once they have completed 12 months of full-time continuous employment (or 24 months of part-time employment). Participants contribute 2% of their base salary, while TH contributes an amount equal to 5% of their base salary. Participants can make voluntary additional contributions, which TH will match up to an additional 1% of base salary. All contributions under the plan are subjected to legislated maximum limits (a combined total of C$25,370 per individual for both employer and employee contributions in 2015). Benefits vest immediately. Upon retirement, participants are entitled to receive the aggregate balance of their plan account. Payments are made periodically to the participant and upon his or her death, payments continue to be made to the participant’s survivor. Participants may elect to receive payments over 5, 10 or 15 years, or have an annuity purchased. Employees who are no longer employed by Tim Hortons may withdraw the benefit amounts prior to retirement in accordance with Canadian laws and regulations governing the plan. TH also offers executive medical benefits, life and accidental death and dismemberment insurance.

From time to time RBI provides limited perquisite benefits. In 2015, RBI provided a relocation payment to Mr. Gonçalves to assist with the costs associated with his incremental living expenses in Canada relating to his

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Compensation Discussion and Analysis

new job responsibilities there and provided Mr. Diaz Sesé and Mr. Cil with moving expenses to facilitate their relocation from Singapore to Canada and from Switzerland to the U.S., respectively. Similarly, RBI provided tax support in the form of tax equalization and tax preparation services to each of the NEOs for business reasons.

Clawback and Anti-Hedging Policies

Our stock option and RSU award agreements provide that, in certain circumstances, the award and any proceeds or other benefits a participant may receive may be subject to forfeiture and/or repayment to RBI. Our insider trading policy limits the timing and types of transactions in RBI securities by executive officers, including our NEOs. Among other restrictions, the policy prohibits short-selling RBI securities and transacting in puts or calls on RBI securities.

Employment Agreements

Employment Agreements with Messrs. Schwartz, Kobza and Gonçalves

RBI and two of its subsidiaries, Burger King Corporation and The TDL Group Corp., have employment agreements in place with each of Messrs. Schwartz, Kobza and Gonçalves due to the fact that these executives allocate their working hours among RBI and the subsidiaries. Each such company will be responsible for paying that portion of the executive’s salary based on the percentage of the executive’s working hours allocated to such company, but the total amount of base compensation to be paid to each of Messrs. Schwartz, Kobza and Gonçalves by all such companies is $800,000, $600,000 and $500,000, respectively. Each executive is eligible to participate in the annual bonus program incentive plan maintained by RBI, in its sole discretion. For 2016, the target bonus for Messrs. Schwartz, Kobza and Gonçalves (as a percentage of base salary) is 200%, 180% and 150%, respectively. The bonus will be paid to the executives by the respective companies based on the same allocation applied to base compensation. Each of the executives is tax equalized to the U.S. to help ensure that the executive does not gain or lose financially due to the different tax and social security implications or consequences of the executive’s employment with the three companies. Also, pursuant to these employment agreements, RBI pays for tax preparation services for Messrs. Schwartz, Kobza and Gonçalves. Either the company or the executive may terminate the employment relationship at any time. If a company terminates the employment of an executive under its respective employment agreement without cause or due to the executive’s death or disability, the provisions of RBI’s policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination, including, if applicable, RBI’s severance policy, or provincial employment standards legislation, if such legislation provides for greater severance benefits, will apply. This severance will be paid to the executives by the respective companies based on the same allocation applied to base compensation. If an executive is terminated by one company, his employment with the other companies will also terminate.

Tax Equalization Agreement with Mr. Diaz Sesé

On July 1, 2015, we entered into a tax equalization letter agreement with Mr. Diaz Sesé pursuant to which we agreed to tax equalize to the United States the stock options previously granted to Mr. Diaz Sesé while employed by our Singapore subsidiary. In connection with this agreement, we paid the taxes due to the Singapore tax authorities based on the deemed exercise of these stock options upon his exit from Singapore.

Non-Competition and Confidentiality

Each of the NEOs has agreed in his employment agreement or in a non-compete, non-solicitation and confidentiality agreement (i) not to compete with us during the term of his employment and for one year after the termination of employment, (ii) not to solicit our employees or franchisees during the term of his employment and for one year after termination, and (iii) to maintain the confidentiality of our information. If the executive breaches any of these covenants, we will cease providing any severance (if applicable) or other benefits to him.

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Compensation Discussion and Analysis

Tax Considerations

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 per covered individual employee per year. The Compensation Committee has principally utilized performance-based compensation programs, including the Annual Bonus Program and our 2014 Omnibus Plan, which meet the deductibility requirements under Section 162(m). However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, we may decide to pay compensation that is not deductible under Section 162(m).

Actions Regarding 2016 Compensation

Changes in Base Salaries and Target Bonuses. The Compensation Committee approved an increase in the base salary and target bonus percentage of Mr. Kobza from $500,000 and 150% to $600,000 and 180%, respectively, as the Compensation Committee determined that this was necessary in order to make his base salary and target bonus percentage competitive for his role as Chief Financial Officer.

Amendments to 2014 Omnibus Plan. The Board approved amendments to the 2014 Omnibus Plan to provide for the transfer to the plan of RBI common shares not used to settle awards under the prior plans adopted by BKW and Tim Hortons and assumed by RBI in connection with the Transactions and to make other administrative changes. The approval of the amendments is subject to approval by shareholders of RBI at the Meeting.

Discretionary Grants. The Compensation Committee approved discretionary awards of 250,000 stock options, 125,000 stock options, 150,000 stock options and 150,000 stock options to Messrs. Schwartz, Cil, Diaz Sesé and Gonçalves, respectively, for exemplary performance. The options, which were granted on February 26, 2016, have an exercise price of $33.67 and will cliff vest on February 26, 2021. In addition, the Compensation Committee approved a discretionary award of 350,000 performance based restricted share units to Mr. Kobza, our CFO, for exemplary performance. This award, which was also granted on February 26, 2016, has a three-year performance period and will cliff vest on February 26, 2021. The performance measure for purposes of determining the number of units earned by Mr. Kobza is RBI’s compounded organic adjusted EBITDA growth rate over the performance period. If Mr. Kobza’s employment is terminated (other than due to death or disability) prior to February 26, 2019, he will forfeit the entire award.

2016 Bonus Program. Our Board approved the threshold, target and maximum performance levels for the 2016 Annual Bonus Program and approved organic adjusted EBITDA growth as the measure for Business Achievement. For 2016, RBI must achieve at least 80% of the organic adjusted EBITDA growth target for RBI in order for any payments to be made under the 2016 Annual Bonus Program. For each participant, the “threshold” level represents an 80% payout, the “target” level represents a 100% payout and the “maximum” level represents a 120% payout, and a global multiplier will be applied to calculate the bonus for all participants. In January 2016, the Compensation Committee approved the 2016 Annual Bonus Program on substantially the same terms as the 2015 Annual Bonus Program described in this CD&A under “Elements of Compensation Program – Annual Bonus Program”.

Adoption of Umbrella Plan. The Compensation Committee approved an umbrella plan which establishes a maximum amount the NEOs and other persons covered by Section 16(b) of the Exchange Act are eligible to receive as a cash incentive payment under the 2016 Annual Bonus Program for purposes of complying with Section 162(m) of the Code. The maximum bonus opportunity for 2016 is the same as for 2015 as described in this CD&A under “Elements of Compensation and Benefit Programs – Annual Bonus Program – Limit on 2015 Annual Bonus Program Payout”. The threshold, target and maximum performance levels approved by the Board in October 2015 in connection with the 2016 Annual Bonus Program will serve as a guideline to the Compensation Committee in exercising its negative discretion for determining the actual amount of each executive’s cash incentive payment for 2016, if any.

2016 Bonus Swap Program. The Compensation Committee approved the 2016 Bonus Swap Program on substantially the same terms as the 2015 Bonus Swap Program described in this CD&A under “Elements of Compensation Program – Annual Bonus Swap Program – 2015 Bonus Swap Program”.

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Compensation Discussion and Analysis

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have approved the inclusion of the Compensation Discussion & Analysis in this proxy statement.

COMPENSATION COMMITTEE

Alexandre Behring, Chairman

Paul Fribourg

Carlos Alberto Sicupira

April 19, 2016

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Executive Compensation

EXECUTIVE COMPENSATION

The following tables provide information on the compensation of the NEOs for our 2015 fiscal year. Our NEOs include our CEO, our CFO and our three other most highly compensated officers who were serving as executive officers at the end of 2015.

2015 Summary Compensation Table

Named Executive Officer	Year	Salary ($)		Bonus ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Daniel Schwartz	2015	823,077	(1)	—	4,253,084	1,950,000	140,402	7,166,563
Chief Executive Officer	2014	700,000		—	3,551,351	1,750,000	11,208	6,012,559
	2013	600,000		—	2,858,587	1,300,000	12,200	4,770,787

Joshua Kobza	2015	510,385	(1)	—	3,428,749	900,000	107,101	4,946,235
Chief Financial Officer	2014	379,615		109,668	2,387,545	640,332	2,197	3,519,357
	2013	294,615		—	1,050,058	450,000	1,038	1,795,711

José Cil	2015	615,385	(1)	—	2,070,919	1,200,000	94,997	3,981,301
President, Burger King	2014	500,000		—	1,711,128	760,000	904,231	3,875,359
	2013	500,000		—	982,236	800,000	554,664	2,836,900

Elias Diaz Sesé	2015	541,822	(2)	—	1,967,105	1,340,160	3,449,655	7,298,742
President, Tim Hortons	2014	391,278		—	1,595,777	566,778	285,583	2,839,416

Heitor Gonçalves	2015	514,615	(1)	—	1,353,312	1,000,000	340,743	3,208,670
Chief Information & Performance Officer and Chief People Officer	2014	440,000		—	873,220	685,000	12,179	2,010,399
	2013	433,846		—	680,611	570,000	12,200	1,696,657

(1)	Except with respect to Mr. Diaz Sesé, salary amounts shown for calendar year 2015 include one extra pay period. Increases in salary for 2015 were effective as of January 9, 2015.
(2)	Mr. Diaz Sesé served as President, Tim Hortons for all of 2015, but was employed by our Singapore subsidiary for part of the year. As a result, this amount represents amounts paid to Mr. Diaz Sesé in both Singapore and Canadian dollars which, for purposes of the 2015 Summary Compensation Table, were converted to U.S. dollars based on the exchange rates published in Bloomberg on December 31, 2015, as follows: 1 Canadian dollar = 0.72265 U.S. dollars; and 1 Singapore dollar = 0.70497 U.S. dollars. Canadian sourced salary was a total of $237,166 U.S. dollars, and Singapore sourced salary was a total of $304,656 U.S. dollars.
(3)	Amounts shown in this column include the aggregate grant date fair value of (i) Bonus Matching Options granted in calendar year 2015, 2014 and 2013 under the Bonus Swap Program, and (ii) discretionary option awards granted to the NEOs in the respective year. Under the Bonus Swap Program for RBI and BKW, RBI’s predecessor, the Bonus Matching Options for the NEOs were calculated by (1) multiplying an NEO’s gross bonus by the Swap Election Percentage of 50%, (2) multiplying this amount by four (or, in the case of Bonus Matching Options granted in 2013, by two), and (3) dividing the total by the fair market value on the date of grant. All BKW option awards granted prior to the closing of the Transactions were converted into options to purchase the same number of common shares from RBI on the same terms and conditions set forth in the award agreements for the underlying BKW options, including with respect to vesting and exercise price. Our named executive officers have not actually received this compensation nor do these amounts reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the option awards, refer to Note 18 to our audited consolidated financial statements for the year ended December 31, 2015, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.
(4)	The amounts reported in this column reflect compensation earned for 2015 performance under our Annual Bonus Program. We make payments under this program in the first quarter of the calendar year following the calendar year in which the bonus was earned after finalization of our audited financial statements. As discussed above under “Compensation Discussion and Analysis – Bonus Swap Program”, in February 2016 each of our NEOs elected to forego 50% of their calculated net non-equity incentive compensation (the maximum permitted pursuant to the program) to purchase RBI common shares. The amounts of 2015 non-equity incentive compensation foregone and used to purchase RBI common shares in February 2016 were as follows: Mr. Schwartz – $584,983; Mr. Kobza – $270,000; Mr. Cil – $360,000; Mr. Diaz Sesé – $401,996; and Mr. Gonçalves – $300,000. The non-equity incentive compensation paid to Mr. Diaz Sesé was paid in Canadian dollars and converted to U.S. dollars based on the exchange rate for a Canadian dollar set forth in footnote 2 above.
(5)	Details of the amounts set forth in this column related to 2015 are included in the All Other Compensation Table.

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Executive Compensation

2015 All Other Compensation Table

The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the Summary Compensation Table for 2015.

Named Executive Officer	Year	Company Contribution to Retirement and 401(k) Plans		Tax Equalization		Relocation(4)	Other(5)	Total
Daniel Schwartz	2015	$10,791	(1)	$127,964	(2)	$—	$1,647	$140,402
Joshua Kobza	2015	$8,778	(1)	$97,278	(2)	$—	$1,045	$107,101
José Cil	2015	$10,791	(1)	$—		$81,372	$2,834	$94,997
Elias Diaz Sesé	2015	$12,570		$3,383,304	(3)	$52,165	$1,616	$3,449,655
Heitor Gonçalves	2015	$10,915	(1)	$75,956	(2)	$250,000	$3,872	$340,743

(1)	These amounts include true-ups related to Company Contributions for 2015 as follows: Mr. Schwartz – $191; Mr. Kobza – $8,778; Mr. Cil – $191; and Mr. Gonçalves – $315. The balance of the amounts listed represents the company match to the retirement plan of each NEO.
(2)	Messrs. Schwartz, Kobza and Gonçalves received these amounts to tax equalize their compensation to the U.S. pursuant to their respective employment agreements. The tax equalization attributable to their base salary for 2015 is as follows: Mr. Schwartz – $10,245; Mr. Kobza – $8,442; and Mr. Gonçalves – $6,783; and the tax equalization attributable to their non-equity incentive compensation for 2015 is as follows: Mr. Schwartz – $117,719; Mr. Kobza – $88,836; and Mr. Gonçalves – $69,173. Tax equalization represents the aggregate incremental cost to RBI of providing a tax equalization benefit to Messrs. Schwartz, Kobza and Gonçalves in connection with their service in Canada.
(3)	These amounts includes (i) $104,740 to tax equalize Mr. Diaz Sesé’s base salary to the U.S; (ii) $325,814 to tax equalize his non-equity incentive compensation to the U.S.; and (iii) $2,370,200 to tax equalize certain stock options granted to Mr. Diaz Sesé while employed by our Singapore subsidiary to the U.S., plus a tax gross up of $592,550 paid to the Singapore tax authorities on behalf of Mr. Diaz Sesé due to the deemed exercise of these stock options upon his exit from Singapore and Canada. Tax equalization represents the aggregate incremental cost to RBI of providing a tax equalization benefit to Mr. Diaz Sesé in connection with his service in Singapore. Certain amounts were paid in local currency and in each case the amount reported reflects the exchange rate for a Singapore dollar or a Canadian dollar set forth in footnote 2 of the 2015 Summary Compensation Table.
(4)	In March 2015, Mr. Gonçalves received a relocation payment of $250,000 to assist with the costs associated with his incremental living expenses in Canada relating to his new job responsibilities there. In connection with Mr. Cil’s move from Switzerland to the U.S., Mr. Cil received (i) $16,744 in tax preparation services and (ii) $14,706 in international health insurance (CIGNA) for Mr. Cil and his family. In addition, RBI paid $49,775 to a third party on Mr. Cil’s behalf to move him and his household from Switzerland to the U.S., comprised of $29,795 in moving expenses and the balance in miscellaneous expenses. Mr. Diaz Sesé received (i) $8,146 in tax preparation services; (ii) $24,887 in international health insurance (CIGNA) for Mr. Diaz Sesé and his family; and (iii) $19,132 to reimburse Mr. Diaz Sesé for costs incurred in connection with his move from Singapore to Canada. Certain amounts were paid in local currency and in each case the amount reported reflects the exchange rate for a Singapore dollar set forth in footnote 2 of the 2015 Summary Compensation Table.
(5)	Includes the cost of premiums for the Executive Life Insurance Program for each executive except Mr. Diaz Sesé, who received $1,210 in executive medical coverage and $406 for life insurance.

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Executive Compensation

2015 Grants of Plan-Based Awards Table

The following table provides information about cash (non-equity) and equity compensation awarded to our named executive officers in 2015 including: (1) the range of possible cash payouts under our 2015 Annual Bonus Program, (2) the grant date of equity awards; (3) the number and exercise price of stock option grants (including Bonus Matching Options awarded in March 2015 in connection with the 2014 Annual Bonus Program and discretionary options awarded during 2015); and (4) the grant date fair value of the option grants calculated in accordance with FASB ASC Topic 718. The Bonus Matching Options are discussed in greater detail in the CD&A section above.

Named Executive Officer	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(3)					All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
	Threshold $(1)(2)	Target $(1)(2)	Maximum $(1)(2)	Grant Date	Approval Date
Daniel Schwartz	$832,000	$1,600,000	$2,035,200	3/6/2015	1/29/2015	41,410	$42.26	$423,210
				3/6/2015	1/29/2015	41,410	$42.26	$423,210
				3/6/2015	1/29/2015	333,333	$42.26	$3,406,663
Joshua Kobza	$390,000	$750,000	$954,000	3/6/2015	1/29/2015	17,747	$42.26	$181,374
				3/6/2015	1/29/2015	17,747	$42.26	$181,374
				3/6/2015	1/29/2015	300,000	$42.26	$3,066,000
José Cil	$561,600	$1,080,000	$1,373,760	3/6/2015	1/29/2015	17,984	$42.26	$183,796
				3/6/2015	1/29/2015	17,983	$42.26	$183,786
				3/6/2015	1/29/2015	166,667	$42.26	$1,703,337
Elias Diaz Sesé	$561,600	$1,080,000	$1,373,760	3/6/2015	1/29/2015	12,905	$42.26	$131,889
				3/6/2015	1/29/2015	12,904	$42.26	$131,879
				3/6/2015	1/29/2015	166,667	$42.26	$1,703,337
Heitor Gonçalves	$390,000	$750,000	$954,000	3/6/2015	1/29/2015	16,209	$42.26	$165,656
				3/6/2015	1/29/2015	16,209	$42.26	$165,656
				3/6/2015	1/29/2015	100,000	$42.26	$1,022,000

(1)	Amounts shown in these columns were calculated using each NEO’s base salary as of September 30, 2015 (Mr. Schwartz - $800,000; Mr. Kobza - $500,000; Mr. Cil - $600,000; Mr. Diaz Sesé - $600,000; and Mr. Gonçalves - $500,000).
(2)	Threshold amounts reflect amounts payable under our 2015 Annual Bonus Program assuming that the Business Achievement was 80%, Individual Achievement was 50% and Global Multiplier was -20% (or 80%). Target amounts assume that the Business Achievement was 100%, Individual Achievement was 100% and Global Multiplier was 100%. Maximum amounts assume that the Business Achievement was 112%, Individual Achievement was 100% and Global Multiplier was +20 (or 120%). Amounts do not take into consideration the percentage that the bonus could be negatively adjusted under the Free Cash Flow Adjustment (up to 30%) or the impact of CEO or Compensation Committee discretion. A full discussion of our 2015 Annual Bonus Program is included in the CD&A above.

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Executive Compensation

2015 Outstanding Equity Awards at Fiscal Year-End Table

Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Daniel Schwartz	02/03/11(1)	848,420	0	$3.54	02/02/21
	02/21/12(2)	0	211,658	$3.54	02/20/22
	03/01/12(3)	0	503,074	$3.97	02/28/22
	03/01/13(4)	0	46,575	$18.25	02/28/23
	03/01/13(5)	0	500,000	$18.25	02/28/23
	03/07/14(6)	0	95,307	$27.28	03/06/24
	03/07/14(7)	0	400,000	$27.28	03/06/24
	03/06/15(8)	0	82,820	$42.26	03/05/25
	03/06/15(9)	0	333,333	$42.26	03/05/25
Joshua Kobza	03/01/13(4)	0	776	$18.25	02/28/23
	03/01/13(5)	0	200,000	$18.25	02/28/23
	03/07/14(6)	0	32,991	$27.28	03/06/24
	03/07/14(7)	0	300,000	$27.28	03/06/24
	03/06/15(8)	0	35,494	$42.26	03/05/25
	03/06/15(9)	0	300,000	$42.26	03/05/25
José Cil	02/03/11(1)	678,735	0	$3.54	02/02/21
	02/21/12(2)	0	253,988	$3.54	02/20/22
	03/01/12(3)	0	213,806	$3.97	02/28/22
	03/01/13(4)	0	37,808	$18.25	02/28/23
	03/01/13(5)	0	150,000	$18.25	02/28/23
	03/07/14(6)	0	58,651	$27.28	03/06/24
	03/07/14(7)	0	180,000	$27.28	03/06/24
	03/06/15(8)	0	35,967	$42.26	03/05/25
	03/06/15(9)	0	166,667	$42.26	03/05/25
Elias Diaz Sesé	02/03/11(1)	106,050	0	$3.54	02/02/21
	08/01/11(1)	42,420	0	$3.54	07/31/21
	02/21/12(2)	0	68,214	$3.54	02/20/22
	03/01/12(3)	0	452,765	$3.97	02/28/22
	03/01/13(4)	0	32,401	$18.25	02/28/23
	03/01/13(5)	0	250,000	$18.25	02/28/23
	03/07/14(6)	0	42,563	$27.28	03/06/24
	03/07/14(7)	0	180,000	$27.28	03/06/24
	03/06/15(8)	0	25,809	$42.26	03/05/25
	03/06/15(9)	0	166,667	$42.26	03/05/25
Heitor Gonçalves	02/03/11(1)	530,260	0	$3.54	02/02/21
	02/21/12(2)	0	177,791	$3.54	02/20/22
	03/01/13(4)	0	30,136	$18.25	02/28/23
	03/01/13(5)	0	100,000	$18.25	02/28/23
	03/07/14(6)	0	41,788	$27.28	03/06/24
	03/07/14(7)	0	80,000	$27.28	03/06/24
	03/06/15(8)	0	32,418	$42.26	03/05/25
	03/06/15(9)	0	100,000	$42.26	03/05/25

(1)	These stock options vested on October 19, 2015.
(2)	Reflects Bonus Matching Options issued on February 21, 2012 in connection with the 2011 Bonus Swap Program. These stock options cliff vest on December 31, 2016 and are subject to proportionate forfeiture if any of the Investment Shares in connection with which they were issued are sold prior to the vesting date of the related options.
(3)	Reflects discretionary stock options granted to the executive. These stock options cliff vest on March 1, 2017.
(4)	Reflects Bonus Matching Options issued on March 1, 2013 in connection with the 2012 Bonus Swap Program. These stock options cliff vest on December 31, 2017 and are subject to proportionate forfeiture if any of the Investment Shares in connection with which they were issued are sold prior to the vesting date of the related options.
(5)	Reflects discretionary stock options granted to the executive. These stock options cliff vest on March 1, 2018.

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(6)	Reflects Bonus Matching Options issued on March 7, 2014 in connection with the 2013 Bonus Swap Program. These stock options cliff vest on December 31, 2018. Of these Bonus Matching Options, 50% are subject to proportionate forfeiture if any of the Investment Shares in connection with which they were issued are sold, and the remaining options will be forfeited 100% if any of the Investment Shares in connection with which they were issued are sold prior to the vesting date of the related options.
(7)	Reflects discretionary stock options granted to the executive. These stock options cliff vest on March 7, 2019.
(8)	Reflects Bonus Matching Options issued on March 6, 2015 in connection with the 2014 Bonus Swap Program. These stock options cliff vest on December 31, 2019. Of these Bonus Matching Options, 50% are subject to proportionate forfeiture if any of the Investment Shares in connection with which they were issued are sold, and the remaining options will be forfeited 100% if any of the Investment Shares in connection with which they were issued are sold prior to the vesting date of the related options.
(9)	Reflects discretionary stock options granted to the executive. These stock options cliff vest on March 6, 2020.

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2015 Potential Payments Upon Termination or Change in Control Table

The table below sets forth the potential payments that would be due to our named executive officers if they had been terminated on December 31, 2015. We do not provide for any specific payments upon the occurrence of only a change in control.

Messrs. Schwartz, Cil, Kobza and Gonçalves

The amounts Messrs. Schwartz, Kobza and Gonçalves would have been entitled to receive upon termination of employment on December 31, 2015 due to (1) death or disability, (2) without cause or (3) without cause after a Change in Control would have been governed by:

›	the terms of their respective employment agreement, which is described earlier under the heading “Compensation Discussion and Analysis – Employment Agreements with Messrs. Schwartz, Kobza and Gonçalves”;

›	the Burger King Corporation Severance Pay Plan (the “BK Severance Plan”);

›	the 2015 Annual Bonus Program; and

›	the terms of their respective outstanding equity grants under our 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”), Amended and Restated 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”) and 2014 Omnibus Plan.

None of the employment agreements with our NEOs permit the employee to terminate for good reason.

Mr. Cil

As we did not have an employment agreement in place with Mr. Cil as of December 31, 2015, the amounts Mr. Cil would have been entitled to receive upon termination of employment on December 31, 2015 due to any of these circumstances would be governed by:

›	the BK Severance Plan;

›	the 2015 Annual Bonus Program; and

›	the terms of his respective outstanding equity grants under the 2011 Omnibus Plan, the 2012 Omnibus Plan and the 2014 Omnibus Plan.

Mr. Diaz Sesé

As we did not have an employment agreement in place with Mr. Diaz Sesé as of December 31, 2015, the amounts Mr. Diaz Sesé would have been entitled to receive upon termination of employment on December 31, 2015 due to any of these circumstances would be governed by:

›	notice and severance entitlements under applicable Canadian law;

›	the 2015 Annual Bonus Program; and

›	the terms of his respective outstanding equity grants under the 2011 Omnibus Plan, the 2012 Omnibus Plan and the 2014 Omnibus Plan.

Programs

BK Severance Pay Plan. Pursuant to the BK Severance Plan adopted on July 30, 2013, eligible employees whose employment is involuntarily terminated due to reductions in staff, position elimination, facility closing, closure of a business unit or organizational changes or restructuring are entitled to two weeks of severance for every year worked, with a two-week minimum and capped at five months for employees at the level of vice president and above. In addition, employees are entitled to receive continued group medical, dental and vision coverage at the active employee rate for the longer of three months or the employee’s severance pay period, subject to certain conditions. The employee’s right to receive these benefits is subject to his or her execution of a general release of claims in favor of BKC and entry into other separation documents. The BK Severance Pay Plan does not apply to TDL or RBI employees in Canada.

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Executive Compensation

Equity Award Agreements.

Bonus Matching Options – Pursuant to the award agreements governing the issuances of our Bonus Matching Options, if the employee’s employment is terminated prior to the vesting date, (i) “Without Cause” or (ii) by reason of the employee’s Retirement or Disability (each as defined in the Award Agreement), the Matching Options shall be deemed to have vested 20% on each December 31 following the grant date. If the employment is terminated by reason of the employee’s death, then (A) with respect to the 2011, 2012 and 2013 Bonus Matching Options, the employee’s beneficiary shall be vested in a number of common shares as if the common shares subject to the option vested 20% on each December 31 following the grant date and (B) with respect to the 2014 Bonus Matching Options granted in 2015 the employee’s beneficiary shall be vested in the number of common shares as if the common shares subject to the option vested 20% on December 31, 2015, 40% on December 31, 2016 and 100% on December 31, 2017. In such event, the employee, or his or her beneficiary, may exercise the option to the extent vested on the date of termination of service for a period of (1) 90 days, in the case of termination Without Cause or (2) one year, in the case of termination due to death, Retirement or Disability.

Discretionary Stock Options – Pursuant to the award agreements governing the issuances of the discretionary stock options granted in 2012, 2013 and 2014 if an employee is terminated prior to the vesting date, (i) “Without Cause” or (ii) by reason of the employee’s Retirement or Disability (each as defined in the Award Agreement), the employee (or such other person who is entitled to exercise the option) shall be vested in the number of common shares as if the common shares subject to the option vested 20% on each of the first through fifth anniversaries of the grant date. If the employment is terminated by reason of the employee’s death, then (A) with respect to discretionary stock options granted in 2012, 2013 and 2014, the employee’s beneficiary shall be vested in a number of common shares as if the common shares subject to the option vested 20% on each of the first through fifth anniversaries of the grant date, and (B) with respect to discretionary stock options granted in 2015 the employee’s beneficiary shall be vested in the number of common shares as if the common shares subject to the option vested 20% on March 6, 2016, 40% on March 6, 2017 and 100% on March 6, 2018. In any such event, the employee, or his or her beneficiary, may exercise the option to the extent vested on the date of termination of service for a period of (1) 90 days, in the case of termination Without Cause or (2) one year, in the case of termination due to death, Retirement or Disability.

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Executive Compensation

Executive Name	Death and Disability ($)		Termination without Cause ($)		Termination without Cause After Change in Control ($)
Daniel Schwartz
Salary	—		$153,846	(1)	$153,846	(1)
Bonus	$1,950,000	(2)	$1,950,000	(2)	$1,950,000	(2)
Option Valuation	$50,045,440	(4)	$50,045,440	(4)	$68,087,222	(5)
Value of Benefits Continuation	—		$2,756	(1)	$2,756	(1)

Total	$51,995,440		$52,152,042		$70,193,824

Joshua Kobza
Salary	—		$57,692	(1)	$57,692	(1)
Bonus	$900,000	(2)	$900,000	(2)	$900,000	(2)
Option Valuation	$2,275,502	(4)	$2,275,502	(4)	$7,193,379	(5)
Value of Benefits Continuation	—		$559	(1)	$559	(1)

Total	$3,175,502		$3,233,753		$8,151,630

José Cil
Salary	—		$230,769	(1)	$230,769	(1)
Bonus	$1,200,000	(2)	$1,200,000	(2)	$1,200,000	(2)
Option Valuation	$36,289,521	(4)	$36,289,521	(4)	$44,678,287	(5)
Value of Benefits Continuation	—		$5,969	(1)	$5,969	(1)

Total	$37,489,521		$37,726,259		$46,115,025

Elias Diaz Sesé
Salary	—		—	(3)	—	(3)
Bonus	$1,340,160	(2)	$1,340,160	(2)	$1,340,160	(2)
Option Valuation	$18,754,521	(4)	$18,754,521	(4)	$30,086,194	(5)
Value of Benefits Continuation	—		—	(5)	—	(5)

Total	$20,094,681		$20,094,681		$31,426,354
Heitor Gonçalves
Salary	—		$96,154	(1)	$96,154	(1)
Bonus	$1,000,000	(2)	$1,000,000	(2)	$1,000,000	(2)
Option Valuation	$24,183,364	(4)	$24,183,364	(4)	$27,660,807	(5)
Value of Benefits Continuation	—		$3,184	(1)	$3,184	(1)

Total	$25,183,364		$25,282,702		$28,760,145

(1)	Because the employment agreements with Messrs. Schwartz, Kobza and Gonçalves provide that severance will be determined under the provisions of the policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination and because Mr. Cil does not have an employment agreement, these amounts are determined under the BK Severance Plan. The severance payment for Messrs. Schwartz and Gonçalves is ten weeks of base pay, the severance payment for Mr. Kobza is six weeks of base pay, and the severance payment for Mr. Cil is five months of base pay.
(2)	Based upon amounts actually paid under the 2015 Annual Bonus Program. In addition, pursuant to their employment agreements and our policy, we will make appropriate tax equalization payments on these non-equity incentive compensation amounts to the appropriate authority on behalf of Messrs. Schwartz, Kobza, Diaz Sesé, and Gonçalves. These amounts are not included in the amounts shown.
(3)	Upon termination without cause, Mr. Diaz Sesé would be entitled to his minimum statutory entitlements. In addition, in accordance with his common law entitlements under applicable law, Mr. Diaz Sesé may be entitled to receive an award of reasonable notice or pay in lieu of such notice. The determination of appropriate length of “reasonable notice” under applicable law is a case-by-case analysis that takes into account a number of relevant factors, and as a result, these entitlements, which may be material, cannot be quantified with any specificity.

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Executive Compensation

(4)	In the case of termination Without Cause, options will vest in five equal installments as set forth in the applicable award agreements. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $37.36, the closing price of a common share as reported on the NYSE on December 31, 2015, and the exercise price of the options.
(5)	In the case of termination Without Cause within twelve months after a Change in Control (as defined in the 2011 Omnibus Plan, 2012 Omnibus Plan and 2014 Omnibus Plan, as applicable), all outstanding options would vest. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $37.36, the closing price of a common share as reported on the NYSE on December 31, 2015, and the exercise price of the options.

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Proposal 2

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking shareholders to approve, on a non-binding advisory basis, the 2015 compensation to our named executive officers as described in the “Executive Compensation” section of this proxy statement beginning on page 45. Under the TSX rules this non-binding advisory approval of the 2015 compensation provided to named executive officers is optional. At the 2015 Meeting of Shareholders, our shareholders approved, on an advisory basis, the compensation of our named executive officers.

Shareholders are urged to read the Compensation Discussion and Analysis (“CD&A”) section as well as the 2015 Summary Compensation Table and related compensation tables and narratives. We believe that compensation is an important tool to further our long-term goal of creating shareholder value. As such, our compensation philosophy is based on pay-for-performance and meritocratic principles, which incorporate our achievement of specific financial goals as well as achievement by employees of individual performance goals. As discussed in detail in the CD&A, our compensation programs are designed to support our business initiatives by:

›	rewarding superior financial and operational performance;

›	placing a significant portion of compensation at risk if performance goals are not achieved;

›	aligning the interests of the CEO and the CEO Direct Reports with those of our shareholders; and

›	enabling us to attract, retain and motivate top talent.

The Board of Directors is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Restaurant Brands International Inc. APPROVE, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in Restaurant Brands International Inc.’s 2016 Meeting proxy statement.”

This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “For” than “Against”. While this vote is advisory and non-binding, our Board of Directors and Compensation Committee will review the voting results and consider shareholder concerns in their continuing evaluation of our compensation program.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

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Proposal 3

PROPOSAL 3 – APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors is directly responsible for the appointment, negotiating and setting the compensation, retention and oversight of RBI’s independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated.

The Audit Committee has selected, and the Board has ratified the selection of, KPMG to audit our consolidated financial statements and to serve until the close of the 2017 Annual Meeting of Shareholders. KPMG served as the independent auditors of BKW from 2012 until December 12, 2014 and provided to BKW other audit-related and non-audit services. Since December 12, 2014, KPMG has served as our independent auditors and has provided other audit-related and non-audit services to us as shown below. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to RBI. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of RBI’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of RBI and our shareholders, and we are asking our shareholders to vote on a proposal to appoint KPMG as our independent auditors to serve until the close of the 2017 Annual Meeting of Shareholders.

We expect one or more representatives of KPMG to be present at the Meeting. The representatives will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

The following table presents fees for professional services rendered by KPMG for the audit of our annual financial statements for 2015 and for the audit of RBI and BKW’s financial statements for 2014. In addition, the table presents fees billed for audit-related services, tax services (which includes tax compliance and tax consulting services) and all other services rendered by KPMG to RBI for 2015, to BKW from January 1 to December 12, 2014 and to RBI from December 12 to December 31, 2014. In 2014, we incurred significant tax consulting fees in connection with the Transactions that closed on December 12, 2014. In 2015, we implemented a series of post-closing transactions that resulted in changes to our legal and capital structure. In connection with these transactions, we incurred significant one-time tax consulting fees which we do not expect to recur during 2016. Of the tax consulting fees incurred in 2015 and 2014, $6,530,000 and $8,175,000, respectively, were for services relating to these transactions.

	2015	2014
	Services to RBI ($ in thousands)	Services to RBI and BKW ($ in thousands)
Audit fees(1)	$7,377	$4,306
Audit-related fees(2)	695	567
Tax fees
Tax compliance fees(3)	981	—
Tax consulting fees(4)	8,508	8,175

Total tax fees	$9,489	$8,175
All other fees(5)	—	2,822

Total fees	$17,561	$15,870

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(1)	Audit fees primarily consist of fees for the audit of the consolidated financial statements and the review of the interim condensed quarterly consolidated financial statements. This category also includes fees for statutory audits required by the tax authorities of various countries and accounting consultations.
(2)	Audit-related fees are primarily the fees for financial statement audits of marketing funds and accounting consultations related to the evaluation of certain transactions. This category included $433,000 of fees for 2015 associated with consents to our registration statements and prospectuses and review of our pro forma financial statements in connection with a secondary equity offering.
(3)	Tax compliance fees primarily consist of fees for tax compliance services.
(4)	Tax consulting fees primarily consist of fees for tax planning and advice, including for the activities described above.
(5)	All other fees are fees for services other than those in the above categories.

BKW adopted a written charter, pursuant to which its audit committee was required to pre-approve all audit services and permitted non-audit services to be performed by its independent registered public accounting firm. Consistent with the policies and procedures of its written charter, BKW’s audit committee approved all of the services rendered by KPMG during fiscal year 2014, which services ended on December 12, 2014.

Pursuant to our written charter, our Audit Committee pre-approves all audit services and permitted non-audit services to be performed by our independent registered public accounting firm. Consistent with the policies and procedures of our written charter, our Audit Committee approved all of the services rendered by KPMG from December 12, 2014 until December 31, 2015. The Audit Committee has adopted a pre-approval policy under which the Committee delegated to its chairman the authority to approve services of up to $500,000 per engagement, subject to approval and ratification by the full Committee at its next scheduled meeting.

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Proposal 3

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting processes of RBI on behalf of the Board of Directors. Management has primary responsibility for RBI’s financial statements, financial reporting process and internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of RBI’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of RBI, including RBI’s internal controls over financial reporting, and the audits of the financial statements of RBI.

During the course of 2015 and the first quarter of 2016, the Audit Committee regularly met and held discussions with management and KPMG, the independent registered public accounting firm. In the discussions related to RBI’s audited consolidated financial statements for fiscal 2015, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements, management’s annual report on internal control over financial reporting and the results of KPMG’s testing and the evaluation of RBI’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with KPMG those matters required to be discussed by the independent auditors with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees), as modified or supplemented. In addition, the Audit Committee received from the independent auditors the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG the firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believes that the services provided by KPMG for 2015 were compatible with, and did not impair, its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for fiscal year 2015 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

Paul J. Fribourg, Chair

Martin E. Franklin

Thomas V. Milroy

Alan Parker

April 19, 2016

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the appointment of KPMG as our independent registered public accountants to serve until the close of the 2017 Annual Meeting of Shareholders.

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Proposal 4

PROPOSAL 4 – AMENDMENTS TO THE 2014 OMNIBUS INCENTIVE PLAN THAT WOULD PERMIT COMMON SHARES NOT USED TO SETTLE AWARDS UNDER PRIOR PLANS TO BE USED UNDER THE 2014 OMNIBUS INCENTIVE PLAN

Overview

Attracting, retaining and motivating specialized talent is critical to achieving our strategic and operating goals, including our goal to increase shareholder value. Equity-based and performance-based compensation issued pursuant to our 2014 Omnibus Plan are key components of our compensation package. We believe that the ability to grant these types of awards allows us to remain competitive in the marketplace and enables us to link executive compensation to performance as well as attract, retain and motivate high-caliber talent dedicated to our long-term growth and success.

Amendments to the 2014 Omnibus Plan

At the Meeting, shareholders will be asked to approve and ratify amendments to our 2014 Omnibus Plan. According to the current terms of the 2014 Omnibus Plan, a maximum of 15 million common shares are available for issuance under the 2014 Omnibus Plan. The proposed amendments would allow the maximum number of common shares to be increased to 15 million plus any common shares that are not used to settle awards issued under the Prior Plans (as defined below).

Such common share increases would not apply with respect to options that are cancelled as a result of the exercise of a related tandem SAR that was issued pursuant to a Tim Hortons Legacy Plan (as defined below).

There are currently 18,769,078 common shares subject to awards issued under the Prior Plans. If none of these awards was settled with shares or through the exercise of a related tandem SAR, then a total of 33,769,078 common shares would be available for issuance under the 2014 Omnibus Plan.

Given that any adjustments pursuant to the proposed amendment will be on a share-for-share basis, when viewed holistically, the total number of shares issuable in aggregate under the 2014 Omnibus Plan and the Prior Plans would not be affected by such adjustments.

The proposed amendments also clarify the authority of the Compensation Committee to provide dividend equivalent rights for purposes of performance awards granted under the 2014 Omnibus Plan.

The full text of the 2014 Omnibus Plan as proposed to be amended and restated is included as Appendix B to this proxy statement. A description of the 2014 Omnibus Plan may be found below under the heading “– Summary of the 2014 Omnibus Incentive Plan.” A description of the Prior Plans is included as Appendix D to this proxy statement.

We are seeking shareholder approval and ratification of the amendments to the 2014 Omnibus Plan in order to comply with NYSE and TSX rules requiring shareholder approval of amendments to equity compensation plans. The amendment and restatement of the 2014 Omnibus Plan has been accepted for filing by the TSX subject to approval at the Meeting as contemplated herein. The amended 2014 Omnibus Plan will become effective only at the time of approval of the resolution at the Meeting.

The Board of Directors is asking shareholders to cast a vote indicating their approval of the amendments to the 2014 Omnibus Plan by voting FOR the following resolution:

“RESOLVED, that (i) the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan as set forth in Appendix B to the management information and proxy statement of Restaurant Brands International Inc. dated

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April 29, 2016 be approved and ratified, and (ii) any one director or officer of the Corporation be and is hereby authorized to do such things and to sign, execute and deliver all documents that such directors and officers may, in his or her discretion, determine to be necessary in order to give full effect to the intent and purpose of this resolution.”

Summary of the 2014 Omnibus Plan

The following is a summary of the 2014 Omnibus Plan, as amended.

The purpose of the 2014 Omnibus Plan

The purpose of the 2014 Omnibus Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to our success, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and our shareholders and, in general, to further the best interests of RBI and our shareholders.

Types of awards

The 2014 Omnibus Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, performance awards, other stock-based awards, cash-based awards and equity interests.

Plan administration

The 2014 Omnibus Plan is administered by the Compensation Committee of the Board (the “Committee”) or such other committee the Board designates to administer the plan. Subject to the terms of the 2014 Omnibus Plan and applicable law, and the rules of the TSX, the Committee (or its delegate) has the power and authority to, among other things, designate participants and determine the types of awards to be granted, number of shares to be covered and the terms and conditions of those awards. It also has the authority to interpret and administer the 2014 Omnibus Plan and any instrument or agreement relating to the 2014 Omnibus Plan and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2014 Omnibus Plan. RBI does not provide financial assistance to facilitate the purchase of common shares or the exercise of stock options.

Shares available for awards

With respect to stock appreciation rights settled in shares, upon settlement, only the number of shares delivered to a participant will count against the aggregate and individual share limitations. If any option, stock appreciation right or other stock-based awards granted under the 2014 Omnibus Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares underlying any unexercised award will again be available for the purpose of awards under the 2014 Omnibus Plan. If any shares of restricted stock, performance awards or other stock-based awards denominated in shares awarded under the 2014 Omnibus Plan to a participant are forfeited for any reason, the number of forfeited shares of restricted stock, performance awards or other stock-based awards denominated in shares will again be available for purposes of awards under the 2014 Omnibus Plan. If the amendments to the 2014 Omnibus Plan are approved, then any common shares that are not used to settle awards issued under Prior Plans will become available for purposes of awards under the 2014 Omnibus Plan.

To the extent required by Section 162(m) for awards under the 2014 Omnibus Plan to qualify as “performance-based compensation,” the following individual participant limitations will apply:

(i)	The maximum number of shares subject to any award for which the grant of such award is subject to the attainment of performance goals will be 2,000,000 shares per type of award provided that the maximum number of shares for all types of awards granted to any participant is 2,000,000 shares during any fiscal year. If a stock appreciation right is granted in tandem with an option, it will apply against the participant’s individual share limitations for both stock appreciation rights and options;

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(ii)	There are no annual individual share limitations applicable to awards for which the grant, vesting or payment is not subject to the attainment of performance goals;

(iii)	The maximum number of shares subject to any performance award which may granted under the 2014 Omnibus Plan to any participant in any fiscal year is 2,000,000 shares; and

(iv)	The maximum value of a cash payment made under a performance award which may be granted to any participant in any fiscal year is $10,000,000.

Eligible participants

Any director, employee or consultant of RBI, its subsidiaries or any of its affiliates is eligible to participate in the 2014 Omnibus Plan. As of the date of this proxy statement, there are approximately 1,281 employees of RBI, its subsidiaries and affiliates and 10 non-employee directors of RBI who are eligible to participate in the 2014 Omnibus Plan. However, only eligible employees of RBI and its subsidiaries are eligible to be granted incentive stock options under the 2014 Omnibus Plan. Eligibility for the grant of awards and actual participation in the 2014 Omnibus Plan is determined by the Committee in its sole discretion.

Description of Awards

Options

Subject to the provisions of the 2014 Omnibus Plan, the Committee is permitted to grant stock options under the 2014 Omnibus Plan. The exercise price per share and terms of each option will be determined by the Committee; provided, however, that the exercise price will not be less than the fair market value of a share on the date that the option is granted. Under the 2014 Omnibus Plan, the fair market value of a share is equal to the last sales price of a common share reported on the TSX (for Canadian participants) or the NYSE (for all participants who are not Canadian participants) on the trading day immediately prior to the grant date. An option will be exercisable only in accordance with the terms and conditions established by the Committee in the award agreement. The Committee fixes the vesting terms it deems appropriate when granting options. In addition, the Committee may, in its discretion, provide that an option may become vested and exercisable in whole or in part, in installments, cumulative or otherwise, for any period of time specified by the Committee and reflected in an award agreement. Under our current form of option award agreement, an optionee has 90 days to exercise his or her vested options after termination of employment without cause, and one year to exercise after retirement, death or disability. Any unvested options will be forfeited upon termination of employment for any reason. The maximum term of an option is ten years. The Committee will fix the term of each option, not to exceed ten years.

For Canadian participants, if the term of an option would otherwise expire during or within 10 business days of the expiration of a blackout period, the term of the option will be extended to the close of business of the tenth business day following the expiration of the blackout period.

Stock appreciation rights

Subject to the provisions of the Omnibus Plan, the Committee is permitted to grant stock appreciation rights (“SARs”) under the 2014 Omnibus Plan. SARs may be granted to participants either alone (“freestanding”) or in addition to other awards granted under the 2014 Omnibus Plan (“tandem”). Except under certain circumstances described in the 2014 Omnibus Plan, a freestanding SAR will not have a term of greater than ten years. In the case of any tandem SAR related to an option, the SAR will not be exercisable until the related option is exercisable and will terminate, and no longer be exercisable, upon the termination or exercise of the related option. Unless it is a substitute award, a freestanding SAR will not have a grant price less than the fair market value of the share on the date of grant.

Restricted stock and restricted stock units

Subject to the provisions of the 2014 Omnibus Plan, the Committee is permitted to grant awards of restricted stock and RSUs under the 2014 Omnibus Plan. Shares of restricted stock and RSUs will be subject to any

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restrictions that the Committee may impose, including any limitation on the right to vote a share of restricted stock or the right to receive any dividend or dividend equivalent. If deemed necessary, the Committee may require that, as a condition of any grant of restricted stock, the participant will deliver a signed stock power or other instruments of assignment, which would permit transfer to RBI of all or a portion of the shares subject to the RSU in the event that the award is forfeited.

Deferred stock

Under the 2014 Omnibus Plan, the Committee is permitted to grant deferred stock to participants, subject to the conditions that deferred stock will be settled upon expiration of the deferral period specified for an award by the Committee. In addition, deferred stock will be subject to any restrictions on transferability, risk of forfeiture and other restrictions that the Committee may impose and, the Committee, in its discretion, may award dividend equivalents with respect to awards of deferred stock.

Performance awards

The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Committee may grant performance awards that are intended to qualify as “performance-based compensation” under Section 162(m), as well as performance awards that are not intended to qualify. If the performance award is payable in shares of restricted stock, then the shares will be transferable to the participant only upon attainment of the relevant performance goal.

Other awards

The Committee is authorized to grant to participants other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares. The Committee will determine the terms and conditions of such awards.

The Committee is also permitted to grant cash-based awards to participants. In its discretion, the Committee will determine the number of cash-based awards to grant to a participant, the duration of the period during which, and any conditions under which, the cash incentive awards will be eligible to vest or will be forfeited, and any other terms and conditions applicable.

The Committee is also permitted to grant equity interests in any entity with respect to which RBI holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership or other entity.

Termination of employment

The Committee may provide, by rule or regulation or in any award agreement, or may determine in any individual case, the circumstances in which awards shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to the RBI or any affiliate prior to the end of a performance period or exercise or settlement of such award.

Change in control

Unless otherwise provided in an award agreement, in the event of a change in control (as defined in the 2014 Omnibus Plan) a participant’s unvested award will be treated in accordance with one of the following methods as determined by the Committee:

(a)	awards, whether or not vested, will be continued, assumed or have new rights substituted as determined by the Committee;

(b)	the Committee, in its sole discretion, may provide for the purchase of any awards by RBI or an affiliate for an amount of cash equal to the excess of the change in control price of the shares covered by such awards, over the aggregate exercise price of such awards; or

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(c)	if and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercise, vesting or settlement of an award, the Committee may impose such conditions upon the exercise, vesting or settlement of such award as it determines.

Term of the 2014 Omnibus Plan

No award will be granted under the 2014 Omnibus Plan after ten years from the original effective date for the Omnibus Plan. However, unless otherwise expressly provided in the 2014 Omnibus Plan or in an award agreement, any award granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate the award, or to waive any conditions or rights under the award, and the authority of the Board to amend the 2014 Omnibus Plan, will extend beyond such date.

Assignability

Awards granted under the 2014 Omnibus Plan may not be sold, pledged or otherwise transferred, other than following the death of a participant by will or the laws of descent. A participant’s beneficiary or estate may exercise vested Options during the applicable exercise period following the death of the participant, subject to the same conditions that would have applied to exercise by the participant.

Amendment

The Board of Directors of RBI may amend, suspend or terminate the 2014 Omnibus Plan and any outstanding Awards granted under the 2014 Omnibus Plan, in whole or in part, at any time, provided that all material amendments to the 2014 Omnibus Plan require the prior approval of the shareholders and must comply with the rules of the TSX. Examples of the types of amendments that the Board is entitled to make without shareholder approval include, without limitation, the following: (i) ensuring continuing compliance with applicable law, the rules of the TSX or other applicable stock exchange rules and regulations or accounting or tax rules and regulations; (ii) minor changes of a “housekeeping” nature; (iii) changing the vesting provision of the 2014 Omnibus Plan or any Award, subject to certain limitations; (iv) waiving any conditions or rights under any award, subject to certain limitations, (v) changing the termination provisions of any award that does not entail an extension beyond the original expiration date thereof; (vi) adding a cashless exercise feature, payable in securities, where such feature provides for a full deduction of the number of underlying shares from the Plan reserve, and any amendment to a cashless exercise provision; (vii) adding a form of financial assistance and any amendment to a financial assistance provision which is adopted; (viii) changing the process by which a participant who wishes to exercise his or her award can do so; and (ix) delegating any and all of the powers of the Committee to administer the 2014 Omnibus Plan to officers of RBI.

No amendment to the 2014 Omnibus Plan requiring the approval of the shareholders of RBI under any applicable securities laws or requirements will become effective until such approval is obtained. In addition, the approval of the holders of a majority of the common shares present and voting in person or by proxy at a meeting of shareholders shall be required for, among other things, an increase in the maximum number of common shares that may be made the subject of awards under the 2014 Omnibus Plan, any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the 2014 Omnibus Plan) an amendment that reduces or would have the effect of reducing the exercise price of an option or SAR previously granted under the 2014 Omnibus Plan or an extension to the term or an outstanding option or SAR beyond the expiry date thereof. Furthermore, except as otherwise permitted under the 2014 Omnibus Plan, no change to an outstanding award that will adversely impair the rights of a participant may be made without the consent of the participant except to the extent that such change is required to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

Section 162(m)

Section 162(m) currently provides that if, in any year, the compensation that is paid to the Chief Executive Officer or to any of the three other most highly compensated executive officers (currently excluding the Chief Financial Officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible

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by RBI for U.S. federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m). Certain performance-based awards under plans approved by shareholders are not subject to the deduction limit. Options and SARs that will be awarded under the 2014 Omnibus Plan are intended to be eligible for this performance-based exception.

Sections 409A and 457A

Sections 409A and 457A of the Code impose restrictions on nonqualified deferred compensation. Failure to satisfy these rules will result in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that will be awarded under the 2014 Omnibus Plan are intended to be eligible for this exception. In addition, it is intended that the provisions of the 2014 Omnibus Plan comply with Sections 409A and 457A of the Code, and all provisions of the 2014 Omnibus Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under these rules.

Insider Participation Limit

The number of shares that may be issued under all of RBI’s security-based compensation plans to directors and senior officers of RBI or its subsidiaries, 10% shareholders of RBI, and associates and affiliates of such persons may not exceed 10% of RBI’s issued and outstanding common shares at any time or within a one-year period.

U.S. Federal Income Tax Consequences

The United States federal income tax consequences of the issuance and/or exercise of option awards under the 2014 Omnibus Plan is as follows.

Incentive Stock Options

An incentive stock option results in no taxable income to the optionee or a deduction to RBI at the time it is granted or exercised. However, upon exercise, the excess of the fair market value of the shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the shares received as a result of an exercise of an incentive stock option for the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the shares is treated as a long-term capital gain. If the shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include into income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, RBI will be entitled to a deduction, in the year of such a disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the optionee or deduction to RBI at the time it is granted. An optionee exercising a non-qualified stock option will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market value of the shares over the option exercise price. Subject to the applicable provisions of the Code, RBI will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in shares received upon exercise is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise.

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Any gain (or loss) upon subsequent disposition of the shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the shares. If a non-qualified option is exercised by tendering previously owned shares in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income, and the holding period in such shares will begin on the date of exercise.

New Plan Benefits

The benefits that will be awarded or paid under the 2014 Omnibus Plan as proposed to be amended and restated cannot currently be determined. Awards granted under the 2014 Omnibus Plan are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. As of April 15, 2016, the closing price of a common share of RBI on the NYSE was $40.04 and the closing price of a common share of RBI on the TSX was C$51.39.

Existing Plan Benefits

The following table summarizes the number of common shares subject to options granted by RBI under the 2014 Omnibus Plan since the consummation of the Transactions in December 2014 through April 1, 2016.

Name and Position	Options(1)
Daniel S. Schwartz Chief Executive Officer and Director	666,153
Joshua Kobza Chief Financial Officer	335,494
José Cil President, BK brand	327,634
Elias Dias Sesé President, TH brand	342,476
Heitor Gonçalves Chief Information, People and Performance Officer	282,418
Executive Group	2,200,512
Non-Executive Director Group	41,409
Non-Executive Officer Employee Group	4,268,093

(1)	The options reported in this column include discretionary option grants to certain employees of RBI, including Messrs. Schwartz, Kobza, Cil, Diaz Sesé and Gonçalves, as well as matching options to employees who participated in the Bonus Swap Program. For more information about the Bonus Matching Options issued in connection with the 2014 Bonus Swap Program, see the CD&A section above under the heading “2014 Bonus Swap Program.” For more information regarding the discretionary option grants, see the CD&A section above under the heading “Discretionary Equity Grants.”

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Prior Plans and Equity Compensation Plan Information

Below is a summary description of the incentive plans of BKW and Tim Hortons that existed prior to December 12, 2014 at which time the obligations for outstanding awards under each incentive plan were assumed by RBI.

BKW

All stock options and RSUs under Burger King Holdings, Inc.’s 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) outstanding on June 20, 2012 were assumed by BKW and converted into stock options to acquire common stock and RSUs of BKW, and BKW assumed all of the obligations of Burger King Worldwide Holdings, Inc. under the 2011 Omnibus Plan. On February 14, 2013, the board of directors of BKW unanimously approved the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Plan (the “2012 Omnibus Plan”), and the 2012 Omnibus Plan was approved by BKW stockholders at the annual meeting of stockholders held on May 15, 2013. All of the option awards issued during 2014 to the NEOs were granted under the 2012 Omnibus Plan. In connection with the Transactions, RBI assumed the obligations of BKW under the 2011 Omnibus Plan and 2012 Omnibus Plan (together, the “BKW Legacy Plans”) and for all equity awards outstanding under the BKW Legacy Plans. The BKW Legacy Plans were adopted by RBI effective on December 11, 2014 and amended to the extent necessary to reflect such assumption and to comply with TSX requirements.

Tim Hortons

Tim Hortons 2006 Stock Incentive Plan (the “2006 Plan”) and 2012 Stock Incentive Plan (the “2012 Plan” and together with the 2006 Plan, the “Tim Hortons Legacy Plans”) were designed to allow for a broad range of equity-based compensation awards in the form of RSUs, stock options, SARs, dividend equivalent rights, performance awards and share awards. The 2012 Plan was approved by Tim Hortons shareholders at its annual and special meeting of shareholders held on May 10, 2012. The 2012 Plan was adopted as a result of the substantial completion of the 2006 Plan, under which no further awards were granted. Outstanding awards granted under the 2006 Plan will continue to be settled using shares registered under the 2006 Plan. Tim Hortons provided compensation to certain employees under the 2006 Plan and, subsequent to May 10, 2012, the 2012 Plan, in the form of RSUs and stock options with tandem SARs. In connection with the Transactions, RBI assumed the obligations of Tim Hortons under the Tim Hortons Legacy Plans and for each vested and unvested Tim Hortons stock option with tandem SARs that was not surrendered in connection with the Transactions on the same terms and conditions as the original awards, adjusted by an exchange ratio of 2.41. The Tim Hortons Legacy Plans were adopted by RBI effective on December 11, 2014 and amended to the extent necessary to reflect such assumption and to comply with TSX requirements.

The BKW Legacy Plans and Tim Hortons Legacy Plans (together, the “Prior Plans”) have been frozen, and all equity awards issued since the consummation of the Transactions have been issued under the 2014 Omnibus Plan.

The total number of RBI common shares that can be issued from treasury under the Prior Plans and the 2014 Omnibus Plan is as follows:

•	the 2011 Omnibus Plan pursuant to which 11,940,911 common shares are issuable, representing 5.1% of the issued and outstanding shares of RBI as of March 31, 2016 (2.6% on a fully exchanged basis, assuming that 100% of the outstanding Partnership units are exchanged for RBI common shares);

•	the 2012 Omnibus Plan pursuant to which 6,026,044 common shares are issuable, representing 2.6% of the issued and outstanding shares of RBI as of March 31, 2016 (1.3% on a fully exchanged basis);

•	the 2006 Plan pursuant to which 27,538 common shares are issuable, representing 0.01% of the issued and outstanding shares of RBI as of March 31, 2016 (0.006% on a fully exchanged basis);

•	the 2012 Plan pursuant to which 774,585 common shares are issuable, representing 0.33% of the issued and outstanding shares of RBI as of March 31, 2016 (0.17% on a fully exchanged basis); and

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•	the 2014 Omnibus Plan pursuant to which 8,848,635 common shares are issuable, representing 3.8% of the issued and outstanding shares of RBI as of March 31, 2016 (1.9% on a fully exchanged basis).

Accordingly, an aggregate of 27,617,713 common shares are currently issuable under all security based compensation arrangements, representing 11.85% of the issued and outstanding shares of RBI as of the Record Date (6.0% on a fully exchanged basis).

The total number of equity awards outstanding which will result in common shares being issued and the percentage such common shares represent of RBI’s currently outstanding capital for the Prior Plans and the 2014 Omnibus Plan are as follows:

•	the 2011 Omnibus Plan pursuant to which 84 option awards (with 11,814,509 options under grant) and 3 restricted stock unit awards (with 126,402 RSUs under grant) are outstanding, representing 5.1% and 0.05% of the issued and outstanding common shares of RBI as of March 31, 2016 (2.7% and 0.03%on a fully exchanged basis);

•	the 2012 Omnibus Plan pursuant to which 280 option awards (with 5,924,771 options under grant) and 13 restricted stock unit awards (with 101,273 RSUs under grant) are outstanding, representing 2.5% and 0.04% of the issued and outstanding common shares of RBI as of March 31, 2016 (1.3% and 0.02% on a fully exchanged basis);

•	the 2006 Plan pursuant to which 2 option awards (with 27,538 options under grant) are outstanding, representing 0.01% of the issued and outstanding common shares of RBI as of March 31, 2016 (0.006% on a fully exchanged basis);

•	the 2012 Plan pursuant to which 33 option awards (with 774,585 options under grant) are outstanding, representing 0.33% of the issued and outstanding common shares of RBI as of March 31, 2016 (0.17% on a fully exchanged basis);

•	the 2014 Omnibus Plan pursuant to which 398 option awards (with 6,510,014 options under grant) and 314 restricted stock unit awards (with 760,768 RSUs under grant) and 32 performance shares awards (with 1,577,853 performance share units under grant) are outstanding, representing 2.8%, 0.33% and 0.68% of the issued and outstanding common shares of RBI as of March 31, 2016 (1.4%, 0.17% and 0.34% on a fully exchanged basis).

The following table presents information regarding equity awards outstanding under our compensation plans as of December 31, 2015 (amounts in thousands):

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	24,016	$16.28	9,803
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	24,016	$16.28	9,803

(1)	The weighted average exercise price does not take into account the common shares issuable upon outstanding RSUs vesting, which have no exercise price.

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Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the amendments to the 2014 Omnibus Plan.

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Proposal 5

PROPOSAL 5 – SHAREHOLDER PROPOSAL TO ADOPT A WRITTEN BOARD DIVERSITY POLICY

RBI has been advised that OceanRock Investments Inc., 505 Burrard Street, Suite 1920, Vancouver, British Columbia, Canada V7X 1M6, which has indicated it is a beneficial owner of 13,286 common shares, intends to submit the following proposal at the Meeting:

WHEREAS:

Gender diversity is a critical attribute of a well-functioning board and a measure of sound corporate governance. Competing in a global marketplace requires companies to promote and select individuals for leadership positions who will bring diverse perspectives to the decision-making process. Research has demonstrated that companies that have women on the Board of Directors have outperformed their peers that do not.

Recognizing the benefits of gender diversity on corporate boards the Ontario Securities Commission recently made amendments to National Instrument 58-101. These amendments follow a “comply or explain” model and require issuers to make disclosures regarding the number of women on the board and in executive officer positions.

Prior to merging with Burger King to become RBI, Tim Hortons had three women on its twelve-person Board. Post-merger, RBI has no women on its Board of Directors. Furthermore, in its 2015 Management Information Circular RBI notes that it does not have a formal written policy relating to the identification and nomination of women directors nor does it have a formal written diversity policy.

Many of its competitors such as McDonalds, Starbucks, Dunkin’ Brands and Wendy’s have at least two women directors on their boards. As long-term shareholders, we believe that Restaurant Brands International (RBI) will benefit from expanding its recruitment pool and promoting a more diverse board.

RBI has said that “although we do not have a formal, written policy relating to the identification and nomination of women directors or a formal, written diversity policy, the NCG Committee seeks a diverse group of director candidates, including diversity with respect to age, gender and ethnic background.” However RBI’s current Nominating and Corporate Governance Committee consists entirely of members of Burger King’s former board of directors. Before becoming RBI, Burger King, which was previously controlled by 3G Capital, had no women on its board of directors either. We therefore believe that the Board needs to adopt a more formal and systematic approach to improving diversity in its ranks.

RESOLVED:

Shareholders request that the Board of Directors:

a)	Adopt and publish a formal, written Board diversity policy by December 2016; and

b)	Provide to shareholders a report by December 2016, at reasonable cost and omitting proprietary information, which outlines the Board’s plans, timelines, process and activities for increasing gender diversity on the Board of Directors and amongst senior management. We propose that the requested report should also address the number of women in the candidate pool for the most recent recruiting period.

RBI’s Response

The Board has carefully considered the shareholder proposal and has determined not to make a recommendation either in favor of or opposed to the proposal.

In response to the shareholder proposal, our Board and NCG Committee decided to amend the NCG Committee’s charter and our Governance Guidelines to enhance our new director nomination process in a manner we believe both supports board diversity and is responsive to the concerns outlined in the shareholder

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proposal. In evaluating prospective new director candidates for recommendation to the Board, our Governance Guidelines, as amended, require the NCG Committee to consider diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise. Pursuant to the NCG Committee’s charter, as amended, any search firm retained to assist the NCG Committee in seeking new director candidates for the Board will be instructed to seek to include diverse candidates who possess these qualifications and criteria. These qualifications and criteria are aimed at identifying candidates who are diverse with respect to race, gender and background and who also possess the qualifications and attributes that will best perpetuate the success of the business and serve as the foundation for an effective director.

RBI values its diverse and dynamic workforce and promotes a culture of equality and inclusion. This culture extends to our senior leadership team, which currently includes two women executive officers, Jacqueline Friesner, Controller and Chief Accounting Officer, and Jill Granat, General Counsel and Corporate Secretary. We strive to promote this culture and diversity through our hiring, advancement and retention efforts.

While our board has determined not to make a recommendation either in favor of or opposed to the shareholder proposal, we believe that our current practices and recent enhancements to our new director candidate selection process support board diversity.

Recommendation of the Board of Directors

The Board of Directors makes no recommendation regarding this proposal.

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Security Ownership

SECURITY OWNERSHIP

This table shows ownership information for (i) any person or company known by our directors and executive officers to beneficially own, or control or direct, directly or indirectly, 5% or more of our common shares or common shares, preferred shares or Partnership exchangeable units carrying 10% or more of the voting rights attached to that class, (ii) each of our directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table on page 45 and (iv) all directors and executive officers as a group. This information is presented as of March 31, 2016. The percentage ownership under the columns entitled “Common Shares”, “Preferred Shares” and “Partnership Exchangeable Units” specifies the percentage of the applicable class represented by the number of common shares, preferred shares or Partnership exchangeable units so owned, controlled or directed and is based upon 233,004,921 common shares, 68,530,939 preferred shares and 227,365,646 Partnership exchangeable units outstanding as of the close of business on March 31, 2016. The percentage of “Total Voting Power” is calculated (i) assuming that the holders of all of the Partnership exchangeable units properly provide voting instructions and (ii) reflecting the carve-back of voting rights imposed on the preferred shares as discussed in footnote (3) to the table below.

Under SEC rules, “beneficial ownership” for purposes of this table takes into account stock as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act.

Except as indicated in the footnotes to this table, to the best of our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all common shares, preferred shares or Partnership exchangeable units shown as beneficially owned by them. Except as otherwise indicated, the address of each individual or entity named in this table is c/o Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada.

Voting Securities Beneficially Owned

Name of Beneficial Owner	Common Shares (#)		% of Class of Common Shares	Preferred Shares (#)	% of Class of Preferred Shares	Partnership Exchangeable Units (#)		% of Class of Partnership Exchangeable Units	Total Shares Beneficially Owned (#)	Total Voting Power (%)
3G Funds(1)	—		—	—	—	218,166,502		96.0%	218,166,502	42.7%

FMR LLC(2)	14,945,767		6.4%	—	—	—		—	14,945,767	2.9%

National Indemnity Company(3)	8,438,225		3.6%	68,530,939	100%	—		—	76,969,164	11.6%

Pershing Square Funds(4)	38,003,984		16.3%	—	—	—		—	38,003,984	7.4%

Named Executive Officers, Directors and Nominees:

Alexandre Behring	313,959	(5)	*	—	—	—		—	313,959	†

Marc Caira	221,513	(6)	*	—	—	—		—	221,513	†

Martin E. Franklin	11,595	(7)	*	—	—	1,596,485	(8)	*	1,608,080	†

Paul J. Fribourg	268,977	(9)	*	—	—	—		—	268,977	†

Neil Golden	—		—	—	—	—		—	—	—

John A. Lederer	55,093	(10)	*	—	—	—		—	55,093	†

Thomas V. Milroy	23,231	(11)	*	—	—	—		—	23,231	†

Alan Parker	15,393	(12)	*	—	—	—			15,393	†

Carlos Alberto Sicupira	948,012	(13)	*	—	—	—		—	936,605	†

Roberto Moses Thompson Motta	18,847	(14)	*	—	—	—		—	7,440	†

Alexandre Van Damme	5,295,103	(15)	2.3%	—	—	—		—	5,295,103	1.0%

Daniel S. Schwartz	878,217	(16)	*	—	—	137,996		*	1,016,213	†

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Security Ownership

Name of Beneficial Owner	Common Shares (#)		% of Class of Common Shares	Preferred Shares (#)	% of Class of Preferred Shares	Partnership Exchangeable Units (#)	% of Class of Partnership Exchangeable Units	Total Shares Beneficially Owned (#)		Total Voting Power (%)
Joshua Kobza	13,343		*	—	—	5,413	*	18,756		†

José E. Cil	694,822	(17)	*	—	—	105,758	*	800,580		†

Luis Heitor De Queiroz Gonçalves	544,032	(18)	*	—	—	107,478	*	651,510		†

Elias Diaz Sesé	233,759	(19)	*	—	—	686	*	234,445		†

All executive officers and directors as a group (17 persons)	9,867,406		4.2%	—	—	2,015,879	*	11,883,285	(20)	2.2%

*	Represents beneficial ownership of less than one percent (1%) of the class of outstanding common shares, preferred shares or Partnership exchangeable units, as applicable.
†	Represents beneficial ownership of less than one percent (1%) of the combined voting power of the outstanding common shares, preferred shares and Partnership exchangeable units.
(1)	According to the Schedule 13D (Amendment No. 3) filed on December 16, 2015 by 3G Restaurant Brands Holdings General Partner Ltd., a Cayman Islands exempted company (“3G RBH GP”) and 3G Restaurant Brands Holdings LP, a Cayman Islands limited partnership (“3G RBH”, and together with 3G RBH GP, the “3G Funds”), the 3G Funds own an aggregate of 218,166,502 Partnership exchangeable units with voting rights in respect of the common shares on a one vote per unit basis. Each of the 3G Funds shares voting and investment power with respect to all 218,166,502 Partnership exchangeable units. The principal business address of the 3G Funds is c/o 3G Capital, Inc., 600 Third Avenue 37th Floor, New York, New York 10016.
(2)	According to the Schedule 13G filed on February 12, 2016 by FMR LLC (“FMR”), of the 14,945,767 common shares beneficially owned, FMR has (a) sole voting power with respect to 13,988,148 common shares, and (b) sole investment power with respect to all 14,945,767 common shares. Members of the Johnson family, including Abigail P. Johnson, director, vice chairman, chief executive officer and president of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 (the “Investment Company Act”), to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	National Indemnity Company, a wholly owned subsidiary of Berkshire Hathaway Inc. (“Berkshire”), holds all 68,530,939 preferred shares RBI is authorized to issue under its Articles of Incorporation. Pursuant to the Securities Purchase Agreement, dated August 16, 2014, between RBI and Berkshire, Berkshire has agreed to vote the number of preferred shares over which it holds voting power in excess of 10% of the total votes attached to all voting shares of RBI in a manner proportionate to the vote of the other holders of the voting shares voting on such matters. Except as otherwise required by law or certain special approval matters, the common shares, the special voting share and the preferred shares vote together as a single class. The principal business address of Berkshire is 3555 Farnam Street, Omaha, Nebraska 68131.
(4)	According to a Schedule 13G filed on January 5, 2015 by Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), PS Management GP, LLC, a Delaware limited liability company (“PS Management”), and William A. Ackman, a citizen of the United States of America. Pershing Square advises the accounts of Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square II, L.P., a Delaware limited partnership (“PS II”), Pershing Square Holdings, Ltd., a limited liability company incorporated in Guernsey (“PSH”), and Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International” and collectively with PS, PS II and PSH, the “Pershing Square Funds”). PS Management serves as the general partner of Pershing Square. Mr. Ackman is the Chief Executive Officer of Pershing Square and the managing member of PS Management. Each of the Pershing Square, PS Management and Mr. Ackman shares voting and investment power with respect to all 38,003,984 common shares.
(5)	This amount includes 101,854 RSUs that settle upon termination of board service and 212,105 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2016.
(6)	This amount includes 4,039 RSUs that settle upon termination of board service and 200,000 common shares issuable pursuant to options and tandem stock appreciation rights that are exercisable within 60 days after March 31, 2016.
(7)	This amount represents RSUs held by Mr. Franklin that settle upon termination of board service.
(8)	Of this amount, 435,016 Partnership exchangeable units are held by RSMA, LLC. Mr. Franklin is the managing member of RSMA, LLC and may be considered to have beneficial ownership of RSMA, LLC’s interests. Mr. Franklin disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(9)	This amount includes 50,115 RSUs that settle upon termination of board service and 106,050 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2016.
(10)	This amount includes 2,693 RSUs that settle upon termination of board service.
(11)	This amount includes 3,231 RSUs that settle upon termination of board service.
(12)	This amount represents (i) 14,943 RSUs held by Mr. Parker that settle upon termination of board service, (ii) 150 common shares held by Mr. Parker and (iii) 300 common shares held by Oyster Reach Limited. Mr. Parker is the sole shareholder and director of Oyster Reach Limited. Mr. Parker disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

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Security Ownership

(13)	This amount includes (i) 51,465 RSUs that settle upon termination of board service, (ii) 106,050 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2016, (iii) 779,090 common shares held by Lobstertail Corporation and (iv) 11,407 common shares held by LTS Trading Company LLC. Mr. Sicupira is an indirect beneficial owner of equity interests in Lobstertail Corporation. Mr. Sicupira has shared voting control over the shares held by LTS Trading Company LLC as one of four managers, where majority consent of the managers is required. Mr. Sicupiura disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(14)	This amount includes (i) 7,440 RSUs that settle upon termination of board service and (ii) 11,407 common shares held by LTS Trading Company LLC. Mr. Thompson Motta has shared voting control over the shares held by LTS Trading Company LLC as one of four managers, where majority consent of the managers is required. He has no pecuniary interest in the shares held by LTS Trading Company LLC. Mr. Thompson Motta disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(15)	This amount includes 16,978 RSUs that settle upon termination of board service and 5,278,125 common shares held by Societe Familiale d’Investissements. Mr. Van Damme is an indirect beneficial owner of equity interests in Societe Familiale d’Investissements. Mr. Van Damme disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(16)	This amount includes 848,420 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2016.
(17)	This amount includes 678,735 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2016.
(18)	This amount includes 530,260 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2016.
(19)	This amount includes 148,470 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2016.
(20)	Includes in the aggregate (i) 264,353 RSUs that settle upon the termination of board service by respective board members and (ii) 3,160,168 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2016.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of the outstanding common shares to file with the SEC reports of their ownership and changes in their ownership of our common shares. Directors, executive officers and greater-than-ten percent shareholders are also required to furnish us with copies of all ownership reports they file with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, all of our directors and executive officers complied with all Section 16(a) filing requirements, except that due to administrative oversight, (i) a Form 4 was not timely filed for Mr. Lederer to report a common share purchase transaction, (ii) Form 4s were not timely filed for each of Messrs. Caira, Lederer and Milroy to report that each had received an initial option grant as a director and (iii) Form 4s were not timely filed for each of Messrs. Sicupira and Van Damme to report in each case an indirect common share purchase transaction.

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Other Matters

OTHER MATTERS

Shareholder Proposals for the 2017 Annual Meeting

RBI is subject to both the rules of the SEC under the Exchange Act and the provisions of the CBCA with respect to shareholder proposals. As indicated under the CBCA and in the rules of the SEC under the Exchange Act, simply submitting a shareholder proposal does not guarantee its inclusion in the proxy statement as compliance with applicable law is a prerequisite for inclusion.

A shareholder proposal submitted pursuant to the rules of the SEC under the Exchange Act for inclusion in the proxy statement distributed to shareholders prior to the 2017 Annual Meeting of Shareholders (other than in respect of the nomination of directors) must be received by us no later than December 30, 2016, and must comply with the requirements of Rule 14a-8 of the Exchange Act.

The CBCA permits certain eligible shareholders to submit shareholder proposals (including proposals in respect of director nominations) to RBI, which proposals may be included in RBI’s proxy materials. To be considered for inclusion in the proxy materials for the 2017 Annual Meeting, any such shareholder proposal under the CBCA must be received by us no later than January 29, 2017. Upon receipt of a proposal in compliance with the requirements of the CBCA and which has not been refused by RBI in accordance with the CBCA, RBI will set out such proposal in the proxy statement distributed to shareholders prior to the 2017 Annual Meeting.

Written requests for inclusion of a shareholder proposal pursuant to the rules of the SEC under the Exchange Act or pursuant to the CBCA should be addressed to: Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada. The proposal should be sent to the attention of the Corporate Secretary.

Nominations for directors not made in accordance with the shareholder proposal requirements of the CBCA will be considered by RBI’s NCG Committee in accordance with the requirements of our bylaws. In accordance with our bylaws, shareholder nominations for candidates for election as directors must be delivered to the Corporate Secretary no earlier than February 9, 2017 and no later than March 11, 2017, provided that in the event that the 2017 Annual Meeting is held on a date that is not within 30 days before or after the first anniversary of the date of the 2016 Annual and Special Meeting, notice must be delivered to the Corporate Secretary not later than the tenth day following the day on which the first public announcement of the date of the 2017 Annual Meeting is made.

A notice providing a director nomination must include, among other things, (i) the name, age, business and residential address, principal occupation or employment and country of residence of the person who the shareholder proposes to nominate, as well as the class or series and number of shares in our capital that person owns of record or beneficially or that person controls or directs and any other information regarding the nominee required to be disclosed in a proxy statement pursuant to applicable securities laws, and (ii) full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote or direct the voting of any shares of RBI and any other information regarding the nominating shareholder required to be disclosed in a proxy statement pursuant to applicable securities laws. Shareholders should refer to Section 9 of our bylaws for more details relating to the requirements for such notice.

Shareholders wishing to put forward a proposal or nominate a director for election should carefully review the relevant provisions of the Exchange Act, the CBCA and our bylaws. The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

List of Shareholders Entitled to Vote at the Meeting

The names of holders of record entitled to vote at the Meeting will be available at our corporate office prior to the Meeting.

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Other Matters

Expenses Relating to this Proxy Solicitation

We will bear the cost of preparing, assembling and delivering the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of our stock. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Communication with our Board of Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors may do so by writing to: Chairman of the Board, c/o Jill Granat, General Counsel and Secretary, Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder.

The Board has approved a process for handling correspondence received by RBI and addressed to the Chairman or to non-management members of the Board. Under that process, the General Counsel and Secretary reviews all such correspondence and maintains a log of and forwards copies of correspondence that, in the opinion of the General Counsel and Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. The General Counsel and Secretary may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel and Secretary at any time.

Available Information

We maintain an internet website at www.rbi.com. Copies of the committee charters of each of the Audit Committee, Compensation Committee, NCG Committee and Conflicts Committee, together with certain other corporate governance materials, including our Code of Ethics for Executive Officers and Code of Conduct for Directors, can be found under the “Investors – Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary at the address below. Our internet website and information contained therein or incorporated therein is not intended to be incorporated in this proxy statement.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our annual report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. Copies of these documents and this proxy statement may be obtained on SEDAR at www.sedar.com or free of charge, through the “Investors – Investor Information” section of our website at www.rbi.com. A request for such copies should be directed to Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada, Attention: Corporate Secretary. A copy of any exhibit to the 2015 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to the Corporate Secretary. Financial information relating to RBI is included in the comparative Audited Consolidated Financial Statements for the fiscal year ended December 31, 2015, and the Management’s Discussion & Analysis related thereto contained in the Annual Report of RBI for the year ended December 31, 2015. Additional information relating to RBI may be found on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov.

U.S. Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” our proxy materials. This means that only one copy of the proxy statement and the annual report or the Notice, as applicable, may have been sent to multiple shareholders in the same household. We will promptly deliver separate copies of either the proxy materials or the Notice, as applicable, to you if you request them. You can notify us by sending a written request to Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada or by contacting us by telephone at (905) 339-4940.

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Other Matters

Approval by Directors

The contents of this proxy statement and the delivery thereof to the shareholders have been approved by the Board of Directors of RBI.

By Order of the Board of Directors Jill Granat General Counsel & Corporate Secretary April 29, 2016

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Appendix A

APPENDIX A

SUMMARY OF TERMS OF THE SECURITIES OF RBI AND PARTNERSHIP

The following summary addresses certain disclosure conditions to the exemptive relief that Restaurant Brands International Limited Partnership (“Partnership”) received from the Canadian securities regulatory authorities. This summary is not complete and is qualified in its entirety by the complete text of the Amended and Restated Limited Partnership Agreement, dated December 11, 2014, between RBI, 8997896 Canada Inc. and each person who is admitted as a Limited Partner in accordance with the terms of the agreement (the “partnership agreement”), the Voting Trust Agreement (the “voting trust agreement”), dated December 12, 2014, between RBI, the Partnership and Computershare Trust Company of Canada (the “trustee”), the Securities Purchase Agreement, dated August 16, 2014, between RBI and Berkshire Hathaway Inc. (“securities purchase agreement”) and RBI’s Articles of Incorporation, as amended, copies of which are available on SEDAR at www.sedar.com and at www.sec.gov.

The Partnership

Management: The General Partner

RBI is the sole general partner of Partnership (the “General Partner”) and manages all of Partnership’s operations and activities in accordance with the partnership agreement. Subject to the terms of the partnership agreement and the Ontario Limited Partnerships Act, the General Partner has the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of Partnership. The partnership agreement provides that, where the General Partner is granted discretion under the partnership agreement in managing Partnership’s operations and activities, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of, or factors affecting, Partnership, and will not be subject to any other standards imposed by the partnership agreement, any other agreement, the Ontario Limited Partnerships Act or any other law. Despite the foregoing, the General Partner will only be able to take certain actions (as set forth in the partnership agreement) if the same are approved, consented to or directed by the Conflicts Committee.

Capital Structure of Partnership

The capital of Partnership consists of three classes of units: the common units, the preferred units and the Partnership exchangeable units. The interest of General Partner is represented by common units and preferred units. The interests of the limited partners are represented by the Partnership exchangeable units.

The Partnership Exchangeable Units

Summary of Economic and Voting Rights

The Partnership exchangeable units are intended to provide economic rights that are substantially equivalent, and voting rights with respect to RBI that are equivalent, to the corresponding rights afforded to holders of our common shares. Under the terms of the partnership agreement, the rights, privileges, restrictions and conditions attaching to the Partnership exchangeable units include the following:

›	The Partnership exchangeable units are exchangeable at any time, at the option of the holder (the “exchange right”), on a one-for-one basis for common shares of RBI (the “exchanged shares”), subject to our right as the general partner (subject to the approval of the Conflicts Committee in certain circumstances) to determine to settle any such exchange for a cash payment in lieu of our common shares. If we elect to make a cash payment in lieu of issuing common shares, the amount of the cash payment will be the weighted average trading price of the common shares on the NYSE for the 20 consecutive trading days ending on the last business day prior to the exchange date (the “exchangeable units cash amount”). Written notice of the determination of the form of consideration shall be given to the holder of the Partnership exchangeable units exercising the exchange right no later than ten business days prior to the exchange date.

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Appendix A

›	If a dividend or distribution has been declared and is payable in respect of a RBI common share, Partnership will make a distribution in respect of each Partnership exchangeable unit in an amount equal to the dividend or distribution in respect of a common share. The record date and payment date for distributions on the Partnership exchangeable units will be the same as the relevant record date and payment date for the dividends or distributions on our common shares.

›	If we issue any common shares in the form of a dividend or distribution on the RBI common shares, Partnership will issue to each holder of Partnership exchangeable units, in respect of each exchangeable unit held by such holder, a number of Partnership exchangeable units equal to the number of common shares issued in respect of each common share.

›	If we issue or distribute rights, options or warrants or other securities or assets of RBI to all or substantially all of the holders of our common shares, Partnership is required to make a corresponding distribution to holders of the Partnership exchangeable units.

›	No subdivision or combination of our outstanding common shares is permitted unless a corresponding subdivision or combination of Partnership exchangeable units is made.

›	We and our board of directors are prohibited from proposing or recommending an offer for our common shares or for the Partnership exchangeable units unless the holders of the Partnership exchangeable units and the holders of RBI common shares are entitled to participate to the same extent and on equitably equivalent basis.

›	Upon a dissolution and liquidation of Partnership, if Partnership exchangeable units remain outstanding and have not been exchanged for our common shares, then the distribution of the assets of Partnership between holders of our common shares and holders of Partnership exchangeable units will be made on a pro rata basis based on the numbers of common shares and Partnership exchangeable units outstanding. Assets distributable to holders of Partnership exchangeable units will be distributed directly to such holders. Assets distributable in respect of our common shares will be distributed to us. Prior to this pro rata distribution, Partnership is required to pay to us sufficient amounts to fund our expenses or other obligations (to the extent related to our role as the general partner or our business and affairs that are conducted through Partnership or its subsidiaries) to ensure that any property and cash distributed to us in respect of the RBI common shares will be available for distribution to holders of RBI common shares in an amount per share equal to distributions in respect of each Partnership exchangeable unit. The terms of the Partnership exchangeable units do not provide for an automatic exchange of Partnership exchangeable units into RBI common shares upon a dissolution or liquidation of Partnership or RBI.

›	Approval of holders of the Partnership exchangeable units is required for an action (such as an amendment to the Partnership agreement) that would affect the economic rights of an exchangeable unit relative to a RBI common share.

The holders of Partnership exchangeable units are indirectly entitled to vote in respect of matters on which holders of our common shares are entitled to vote, including in respect of the election of our directors, through a special voting share of RBI. The special voting share is held by a trustee, entitling the trustee to that number of votes on matters on which holders of RBI common shares are entitled to vote equal to the number of Partnership exchangeable units outstanding. The trustee is required to cast such votes in accordance with voting instructions provided by holders of Partnership exchangeable units. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of an exchangeable unit as to voting, will not exercise those votes. Except as otherwise required by the partnership agreement, voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting.

A more detailed description of certain economic, voting and other rights, privileges, restrictions and conditions attaching to the Partnership exchangeable units follows below. For more details, see our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

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Appendix A

Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights with Respect to RBI

Voting Rights with Respect to RBI

Under the voting trust agreement, RBI has issued one special voting share to the trustee for the benefit of the holders of Partnership exchangeable units (other than RBI and its subsidiaries). The special voting share has the number of votes, which may be cast by the trustee at any meeting at which the holders of RBI common shares are entitled to vote or in respect of any written consent sought by RBI from holders of RBI common shares, equal to the then outstanding number of Partnership exchangeable units (other than Partnership exchangeable units held by RBI and its subsidiaries). Each holder of a Partnership exchangeable unit (other than RBI and its subsidiaries) on the record date for any meeting or shareholder consent at which holders of RBI common shares are entitled to vote is entitled to instruct the trustee to exercise the votes attached to the special voting share for each Partnership exchangeable unit held by the exchangeable unitholder. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of a Partnership exchangeable unit as to voting, will not exercise those votes. A holder of Partnership exchangeable units may, upon instructing the trustee, obtain a proxy from the trustee entitling such holder to vote directly at the meeting the votes attached to the special voting share to which the holder of Partnership exchangeable units is entitled.

Notwithstanding the foregoing, in the event that under applicable law any matter requires the approval of the holder of record or the special voting share, voting separately as a class, the trustee will, in respect of such vote, exercise all voting rights: (i) in favor of the relevant matter where the result of the vote of the RBI common shares, the RBI preferred shares and the special voting share, voting together as a single class on such matter, was the approval of such matter; and (ii) against the relevant matter where the result of such combined vote was against the relevant matter, provided that in the event of a vote on a proposal to amend the articles of RBI to: (x) effect an exchange, reclassification or cancellation of the special voting share, or (y) add, change or remove the rights, privileges, restrictions or conditions attached to the special voting share, in either case, where the special voting share is permitted or required by applicable law to vote separately as a single class, the trustee will exercise all voting rights for or against such proposed amendment based on whether it has been instructed to cast a majority of the votes for or against such proposed amendment.

The voting trust agreement provides that the trustee will mail or cause to be mailed (or otherwise communicate) to the holders of Partnership exchangeable units the notice of each meeting at which the holders of RBI common shares are entitled to vote, together with the related materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the special voting share, on the same day as RBI mails (or otherwise communicates) the notice and materials to the holders of RBI common shares.

Statutory Rights with Respect to RBI

Wherever and to the extent that the CBCA confers a prescribed statutory right on a holder of voting shares, RBI has agreed that the holders of Partnership exchangeable units (other than RBI and its subsidiaries) are entitled to the benefit of such statutory rights through the trustee, as the holder of record of the special voting share. The prescribed statutory rights set out in the voting trust agreement include rights provided for in sections 21, 103(5), 137, 138(4), 143, 144, 175, 211, 214, 229, 239 and 241 of the CBCA. Upon the written request of a holder of Partnership exchangeable units delivered to the trustee, provided that certain conditions are satisfied, RBI and the trustee will cooperate to facilitate the exercise of such statutory rights on behalf of such holder so entitled to instruct the trustee as to the exercise thereof, such exercise of the statutory right to be treated, to the maximum extent possible, on the basis that such holder was the registered owner of the RBI common shares receivable upon the exchange of the Partnership exchangeable units owned of record by such holder.

Offers for Units or Shares

The partnership agreement contains provisions to the effect that if a take-over bid is made for all of the outstanding Partnership exchangeable units and not less than 90% of the Partnership exchangeable units (other than units of Partnership held at the date of the take-over bid by or on behalf of the offeror or its associates or

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Appendix A

associates) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Partnership exchangeable units held by unitholders who did not accept the offer on the terms offered by the offeror. The partnership agreement further provides that for so long as Partnership exchangeable units remain outstanding, (i) RBI will not propose or recommend a formal bid for RBI’s common shares, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of Partnership exchangeable units are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of RBI’s common shares, and (ii) RBI will not propose or recommend a formal bid for Partnership exchangeable units, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of RBI’s common shares are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of Partnership exchangeable units. Canadian securities regulatory authorities may intervene in the public interest (either on application by an interested party or by staff of a Canadian securities regulatory authority) to prevent an offer to holders of common shares of RBI, preferred shares or Partnership exchangeable units being made or completed where such offer is abusive of the holders of one of those security classes that are not subject to that offer.

Description of RBI Share Capital

The authorized share capital of RBI consists of (i) an unlimited number of RBI common shares, (ii) one special voting share and (iii) 68,530,939 RBI preferred shares. The following is a summary of the material rights, privileges, restrictions and conditions that attach to RBI’s common shares, special voting share and preferred shares.

RBI Common Shares

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the holders of RBI common shares are entitled to receive notice of and to attend all meetings of the shareholders of RBI and will vote together as a single class with the RBI preferred shares and the special voting share. The holders of RBI common shares are entitled to one vote per RBI common share.

Dividend and Liquidation Entitlements

The holders of RBI common shares are entitled to receive dividends, as and when declared by the board of directors of RBI, in such amounts and in such form as the board of directors of RBI may from time to time determine, subject to the preferential rights of the RBI preferred shares and any other shares ranking prior to the RBI common shares. All dividends declared on the RBI common shares will be declared and paid in equal amounts per share. No dividends will be declared or paid on the RBI common shares except as permitted by the terms of the RBI preferred shares. See “– RBI Preferred Shares – Dividend Entitlements” below.

In the event of the dissolution, liquidation or winding-up of RBI, the holders of RBI common shares shall be entitled to receive the remaining property and assets of RBI after satisfaction of all liabilities and obligations to creditors of RBI, after satisfaction of the RBI preferred share liquidation preference and subject to the preferential rights of any other shares ranking prior to the RBI common shares.

Special Voting Share

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the special voting share shall entitle the holder thereof to vote on all matters submitted to a vote of the holders of RBI common shares at any shareholders meeting of RBI and to exercise the right to consent to any matter for which the written consent of the holders of RBI common shares is sought, and will, with respect to any shareholders meeting or written consent, vote together as a single class with the RBI common shares and RBI preferred shares. The holder of the special voting share shall not be entitled to vote separately as a class on a proposal to amend the articles of amendment of RBI to: (i) increase or decrease the

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Appendix A

maximum number of special voting shares that RBI is authorized to issue, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the special voting share; or (ii) create a new class of shares equal or superior to the special voting share. The holder of the special voting share shall be entitled to attend all shareholder meetings of RBI which the holders of RBI common shares are entitled to attend, and shall be entitled to receive copies of all notices and other materials sent by RBI to its holders of RBI common shares relating to such meetings and any consents sought from the holders of common shares.

The holder of the special voting share is entitled to that number of votes equal to the number of votes which would attach to the RBI common shares receivable by the holders of exchangeable units upon the exchange of all exchangeable units outstanding from time to time (other than the exchangeable units held by RBI and its subsidiaries), determined as of the record date for the determination of shareholders entitled to vote on the applicable matter or, if no record date is established, the date such vote is taken. See “The Partnership Exchangeable Units – Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights With Respect to RBI” above.

Dividend and Liquidation Entitlements

The holder of the special voting share is not entitled to receive dividends and has no entitlements with respect to the property or assets of RBI in the event of the dissolution, liquidation or winding-up of RBI.

Redemption Right

At such time as there are no exchangeable units outstanding, the special voting share shall automatically be redeemed and cancelled for $1 to be paid to the holder thereof.

RBI Preferred Shares

Our articles provide that the maximum number of RBI preferred shares that we are authorized to issue is limited to 68,530,939 RBI preferred shares, which is the number of RBI preferred shares issued to National Indemnity Company (a wholly owned subsidiary of Berkshire Hathaway Inc. (“Berkshire”)) in connection with the Transactions pursuant to the securities purchase agreement. The original issue date (the “original issue date”) of these RBI preferred shares is December 12, 2014.

Dividend Entitlements

The holders of the RBI preferred shares are entitled to receive, as and when declared by our board of directors, cumulative cash dividends at an annual rate of 9% on the amount of the purchase price per preferred share, payable quarterly in arrears (“regular quarterly dividends”). Such dividends accrue daily on a cumulative basis, whether or not declared by our board of directors. If any such dividend or make-whole dividend (defined below) is not paid in full on the scheduled payment date or the required payment date, as applicable (the unpaid portion, “past due dividends”), additional cash dividends (“additional dividends”) shall accrue daily on a cumulative basis on past due dividends at an annual rate of 9%, compounded quarterly, whether or not such additional dividends are declared by our Board of Directors.

For each fiscal year of RBI during which any preferred shares are outstanding, beginning with the year that includes the third anniversary of the original issue date of such shares, in addition to the regular quarterly dividends, we are required to pay to the holder of the preferred shares an additional amount (a “make-whole dividend”). The amount of the make-whole dividend is determined by a formula designed to ensure that on an after tax basis the net amount of the dividends received by the holder on the preferred shares from the original issue date is the same as it would have been had we been a U.S. corporation. The make-whole dividend can be paid, at our option, in cash, common shares or a combination of both. If, however, the common shares issued to the holder would be “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act, such common shares must be covered by an effective registration statement permitting them to be freely tradable. In addition, any common shares so issued will be valued for purposes of the make-whole dividend at 97% of the

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Appendix A

average volume weighted average price of our common shares over the five consecutive trading days prior to the delivery of such shares. The make-whole dividends are payable not later than 75 days after the close of each fiscal year starting with the fiscal year that includes the third anniversary of the original issue date. The right to receive the make-whole dividends shall terminate if and at the time that 100% of the outstanding preferred shares are no longer held by Berkshire or any one of its subsidiaries; provided, however, that in the event of a redemption of preferred shares or a liquidation, dissolution or winding up of our affairs, a final make-whole dividend for the year of redemption or liquidation will be computed and paid with respect to all preferred shares subject to the redemption, and in the case of a liquidation, with respect to all preferred shares.

No dividend may be declared or paid on common shares of RBI until a dividend is declared or paid on the RBI preferred shares. In addition, if holders of at least a majority of the outstanding preferred shares have delivered a notice to exercise their right to have RBI redeem the RBI preferred shares, no dividend may be declared or paid on our common shares (except that dividends declared on our common shares prior to the date of such delivery may be paid), unless on the date of such declaration or payment all RBI preferred shares subject to such notice have been redeemed in full.

Redemption

The RBI preferred shares may be redeemed at our option, in whole or in part, at any time on and after the third anniversary of their original issuance on the closing date of the Transactions. After the tenth anniversary of the original issue date, holders of not less than a majority of the outstanding RBI preferred shares may cause us to redeem the RBI preferred shares at a redemption price of 109.9% of the amount of the purchase price per RBI preferred share plus accrued and unpaid dividends and unpaid make-whole dividends. Holders of RBI preferred shares also hold a contingently exercisable option to cause us to redeem their preferred shares at the redemption price in the event of a change in control. In the event that a triggering event (as defined below) is announced, the holders of not less than a majority of the RBI preferred shares may require us, to the fullest extent permitted by law, to redeem all of the outstanding RBI preferred shares of such holders at a price equal to the redemption price for each redeemed share on the date of the consummation of the triggering event. For this purpose, a “triggering event” means the occurrence of one or more of the following: (i) the acquisition of RBI by another entity by means of a merger, amalgamation, arrangement, consolidation, reorganization or other transaction or series of related transactions if RBI’s shareholders constituted immediately prior to such transaction or series of related transactions hold less than 50% of the voting power of the surviving or acquiring entity; (ii) the closing of the transfer, in one transaction or a series of related transactions, to a person or entity (or a group of persons or entities) of RBI’s securities if, after such closing, RBI’s shareholders constituted immediately prior to such transaction or series of related transactions hold less than 50% of the voting power of RBI or its successor; or (iii) a sale, license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of RBI. Once a RBI preferred share has been redeemed in full, it must be cancelled and may not be reissued.

Voting Rights

Except as otherwise provided by law, the holders of RBI preferred shares are entitled to (i) receive notice of and to attend all meetings of the shareholders of RBI that the holders of the RBI common shares and the special voting share are entitled to attend, (ii) receive copies of all notices and other materials sent by RBI to its shareholders relating to such meetings, and (iii) vote at such meetings. At any such meeting, the holders of the RBI preferred shares are entitled to cast one vote for each RBI preferred share entitled to vote. In addition, Berkshire has agreed with RBI that (i) with respect to preferred shares representing 10% of the total votes attached to all voting shares of RBI, Berkshire may vote such shares with respect to matters on which it votes as a class with all RBI voting shares, in any manner it wishes and (ii) with respect to preferred shares representing in excess of 10% of the total votes attached to all voting shares of RBI, Berkshire will vote such shares with respect to matters on which it votes as a class with all RBI voting shares, in a manner proportionate to the manner in which the other holders of voting shares voted in respect of such matter. This voting agreement does not apply with respect to special approval matters.

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Appendix A

Except as otherwise required by law or the special approval matters described in the next paragraph below, the RBI common shares, the special voting share and the RBI preferred shares shall vote together as a single class.

So long as any RBI preferred shares are outstanding, the vote or consent of the holders of a majority of the outstanding RBI preferred shares, separately as a class, shall be necessary for effecting or validating any of the following matters (“special approval matters”):

›	Authorization, Creation or Issuance of Shares of RBI. Any amendment or alteration of the articles of amendment of RBI to (i) authorize or create, or increase the authorized amount of, any shares of any class or series of shares of RBI, or the issuance of any shares of any class or series of shares of RBI, in each case, ranking senior to or equally with the RBI preferred shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of RBI, or having or sharing any voting or consent rights with respect to any special approval matter or (ii) decrease the authorized amount of RBI common shares;

›	Authorization or Issuance of Additional RBI Preferred Shares or Certain Other Shares. The authorization or issuance of (or obligation to issue) (i) any RBI preferred shares in addition to the RBI preferred shares authorized and issued on the original issue date, (ii) any shares of any class or series of shares of RBI ranking equally with or senior to the RBI preferred shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of RBI, or (iii) any shares of any class or series of shares of RBI that is not perpetual and has a term that ends on or before the eleventh anniversary of the original issue date, or provides for mandatory redemption thereof on any date on or before the eleventh anniversary of the original issue date, or provides for any right of the holder thereof to put such shares to RBI or otherwise cause or require the purchase of such shares by RBI on or before the eleventh anniversary of the original issue date, or that is convertible or exchangeable into any of the foregoing;

›	Amendments. Any amendment, alteration or repeal of any provision of the terms of the RBI preferred shares set out in the articles of amendment of RBI or other amendment, alteration or repeal of the articles of amendment or bylaws of RBI that affects or changes the rights, preferences, privileges or powers of the RBI preferred shares; and

›	Share Exchanges, Reclassifications, Mergers, Amalgamations and Consolidations. Any consummation of a share exchange or reclassification involving the RBI preferred shares, or of a merger, amalgamation, arrangement or consolidation of RBI with another corporation or other entity, unless as a result thereof (x) the RBI preferred shares remain outstanding or are converted into or exchanged for preference securities of the surviving entity with rights, preferences, privileges and powers substantially identical to those of the RBI preferred shares, and (y) there is no other class or series of equity outstanding that would not be permitted to be issued and outstanding as described under “Ranking” below or the issuance of which would be a special approval matter if the same were to be issued by RBI on the date of consummation of such exchange, reclassification, merger, amalgamation, arrangement or consolidation (provided, that if pursuant to such transaction the holders of RBI preferred shares hold preference securities in a surviving entity, the equity of such surviving entity shall also comply with the requirements of this clause (y)).

No other class or series of shares of RBI shall have or share any voting or consent rights with the holders of RBI preferred shares with respect to any special approval matter.

Transfer

The RBI preferred shares are subject to restrictions on transfer. Berkshire has agreed in the securities purchase agreement that, until the fifth anniversary of the closing of the Transactions, it may not transfer the RBI preferred shares without the consent of the holders of at least 25% of the RBI common shares (except to a subsidiary in which it owns at least 80% of the equity interests). On or after such fifth anniversary, Berkshire (or any such subsidiary) may transfer the RBI preferred shares provided that any such transfer must be in minimum increments of at least $600,000,000 of aggregate liquidation value.

A-7

Appendix B

APPENDIX B

RESTAURANT BRANDS INTERNATIONAL INC.

2014 OMNIBUS INCENTIVE PLAN (AS PROPOSED TO BE AMENDED AND RESTATED)

Amended and Restated June 9, 2016

Section 1. Purpose. The purpose of the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to the success of the Company and its Affiliates, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Company’s stockholders and, in general, to further the best interests of the Company and its shareholders.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Act” shall mean the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” shall mean: (i) any entity that, directly or indirectly, controls (as well as is controlled by or under common or joint control with) the Company; or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee; provided that, unless otherwise determined by the Committee, the Shares subject to any Options or SAR that are granted to a service provider of an Affiliate constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to the excise tax under Section 409A of the Code.

“Award” shall mean any Option, Stock Appreciation Right, award of Restricted Stock, Restricted Stock Unit, Deferred Stock, annual or long-term Performance Award, Other Stock-Based Award or Cash-Based Award granted under the Plan, which may be denominated or settled in Shares, cash, equity interests in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership or other entity, or in such other forms as provided for herein. All Awards shall be granted by an Award Agreement.

“Award Agreement” shall mean the agreement (whether in written or electronic form) or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

“Beneficiary” shall mean a person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant, such individual’s Beneficiary shall be the individual’s estate.

“Blackout Period” means a period when the Participant is prohibited from trading in the Company’s securities pursuant to securities regulatory requirements or the Company’s insider trading policy or other applicable policy or requirement of the Company.

“Board” shall mean the board of directors of the Company.

“Cash-Based Award” means an Award granted pursuant to Section 11 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

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Appendix B

“Change in Control” shall mean the occurrence of:

(i) any “person” (as defined in Section 13(d) of the Act) (other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner (x) in connection with a transaction described in clause (A) of paragraph (ii) below or (y) in connection with a distribution to them in their capacity as a member or partner (whether general or limited partners) in 3G Restaurant Brands Holdings LP, a limited partnership formed under the laws of the Cayman Islands (“3G”));

(ii) the consummation of (A) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 20% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iii) a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 20% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

“Committee” shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

“Company” shall mean Restaurant Brands International Inc.

“Consultant” means a person or corporation engaged by the Company to provide services for an initial, renewable or extended period of 12 months or more.

“Covered Employee” means an individual who is (i) a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be a “covered employee” with respect to the taxable year of the Company in which any applicable Award will be paid.

“Deferred Stock” shall mean a right to receive Shares or other Awards or a combination thereof at the end of a specified deferral period, granted under Section 9.

B-2

Appendix B

“Dividend Equivalent” means a right, granted to a Participant under the plan, to receive cash, shares, other Awards or other property equal in value to dividends paid with respect to Shares.

“Effective Date” shall mean the “Closing Date” as defined in the Arrangement Agreement dated August 26, 2014 among the Company, Burger King Worldwide, Inc. and Tim Hortons Inc.

“Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code, any regulations issued thereunder or other applicable law, as of any date and except as provided below, the last sales price reported for the Shares on the applicable date: (i) as reported on the TSX, in the case of a Canadian Participant; or (ii) the NYSE in the case of a U.S. Participant or other Participant who is not a Canadian Participant; or (iii) if the Shares are not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code and any other applicable law. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or its designee, as applicable, or, if not a day on which the applicable market is open, the next day that it is open.

“Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is intended to be and is designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

“NYSE” means the New York Stock Exchange.

“Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means an Award granted pursuant to Section 11 of the Plan.

“Participant” shall mean the recipient of an Award granted under the Plan.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan.

“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/ or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are measured or must be satisfied.

“Plan” shall mean the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan, as the same may be amended from time to time.

“Prior Plan Award” shall mean a grant of a restricted stock unit, an option or other stock based award granted under a Prior Plan.

“Prior Plans” shall mean the Company’s 2006 Stock Incentive Plan, the Company’s 2012 Stock Incentive Plan, the Company’s 2011 Omnibus Incentive Plan, and the Company’s Amended and Restated 2012 Omnibus Incentive Plan, each as amended effective as of the Effective Date.

“Restricted Stock” shall mean any Share granted under Section 8.

“Restricted Stock Unit” shall mean a contractual right granted under Section 8 that is denominated in Shares. Each Restricted Stock Unit represents a right to receive one Share or the value of one Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

B-3

Appendix B

“Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Act as then in effect or any successor provision.

“SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(c), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Service” shall mean the active performance of services for the Company or an Affiliate by a person who is an employee or director of the Company or an Affiliate. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a termination of “Service” under the Plan for purposes of payment of such Award unless such event is also a “separation from service” within the meaning of Section 409A of the Code.

“Shares” shall mean shares of the common stock of the Company.

“Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

“Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

“TSX” means the Toronto Stock Exchange.

Section 3. Eligibility.

(a) Any employee, director, Consultant or other advisor of, or any other individual who provides services to, the Company or any Affiliate, shall be eligible to be selected to receive an Award under the Plan. Notwithstanding the foregoing, only eligible employees of the Company, its subsidiaries and its parent (as determined in accordance with Section 422(b) of the Code) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

(b) An individual who has agreed to accept employment by the Company or an Affiliate shall be deemed to be eligible for Awards hereunder as of the date of such acceptance; provided that vesting and exercise of Awards granted to such individual are conditioned upon such individual actually becoming an employee of the Company or an Affiliate.

(c) Holders of Options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder.

B-4

Appendix B

Section 4. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than two directors. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify both as a “non-employee director” under Rule 16b-3 and an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may delegate to one or more officers of the Company the authority to grant Awards except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act or a Covered Employee. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b) Subject to Section 15, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

(c) Subject to the terms of the Plan and applicable law and the rules of the TSX and in addition to those authorities provided in Section 4(c), the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion); (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee, taking into consideration the requirements of Section 409A of the Code; (vii) determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award; (viii) to determine whether an Option is an Incentive Stock Option or Non-Qualified Option; (ix) to modify, extend or renew an Award, provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant and provided that such extension of the Award does not benefit an Insider (as defined in Section 21 of the Plan); (x) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xii) solely to the extent permitted by applicable law and the rules of the TSX, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options

B-5

Appendix B

or acquire Shares under the Plan; (ix) to permit accelerated vesting or lapse of restrictions of any Award at any time; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(d) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants.

Section 5. Shares Available for Awards; Per Person Limitations.

(a) Subject to adjustment as provided below, the maximum number of Shares available for issuance under the Plan is ~~15,000,000 Shares.~~ equal to (i) 15,000,000, plus (ii) any Shares subject to Prior Plan Awards which, on or after the Effective Date, cease for any reason to be subject to such Prior Plan Awards other than by reason of exercise or settlement of the Prior Plan Awards to the extent they are exercised for or settled in Shares reserved under a Prior Plan or settled pursuant to the exercise of a stock appreciation right issued in tandem with the Prior Plan Award. The maximum possible number of Shares subject to Prior Plan Awards that could be made available for purposes of the Plan is 18,769,078. Therefore, the maximum number of Shares available for issuance under the Plan is 33,769,078. The maximum number of these reserved Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 15,000,000 Shares. With respect to Stock Appreciation Rights settled in Shares, upon settlement, only the number of Shares delivered to a Participant (based on the difference between the Fair Market Value of the Shares subject to such Stock Appreciation Right on the date such Stock Appreciation Right is exercised and the exercise price of each Stock Appreciation Right on the date such Stock Appreciation Right was awarded) shall count against the aggregate and individual share limitations set forth under this Section 5. If any Option, Stock Appreciation Right or Other Stock-Based Awards granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of Shares underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares shall again be available for purposes of Awards under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations.

(b) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(c) To the extent required by Section 162(m) of the Code for Awards under the Plan to qualify as “performance-based compensation,” the following individual Participant limitations shall apply:

(i) The maximum number of Shares subject to any Award of Options, or Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant restriction period is subject to the attainment of Performance Goals in accordance with Section 10 which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 2,000,000 Shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 5(d)) provided that the maximum number of Shares for all types of Awards granted to any Participant does not exceed 2,000,000 Shares (which shall be subject to any further increase or decrease pursuant to Section 5(d)) during any fiscal year of the Company. If a Stock Appreciation Right is granted in tandem with an Option, it shall apply against the Participant’s individual share limitations for both Stock Appreciation Rights and Options.

(ii) There are no annual individual share limitations applicable to Participants on Restricted Stock, Restricted Stock Units or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not subject to the attainment of Performance Goals.

(iii) The maximum number of Shares subject to any Performance Award which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 2,000,000 Shares (which shall be subject to any further increase or decrease pursuant to Section 5(d)) with respect to any fiscal year of the Company.

B-6

Appendix B

(iv) The maximum value of a cash payment made under a Performance Award which may be granted under the Plan with respect to any fiscal year of the Company to any Participant shall be $10,000,000.

(v) The individual Participant limitations set forth in this Section 5(c) (other than Section 5(c)(iii)) shall be cumulative; that is, to the extent that Shares for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in a fiscal year, the number of Shares available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.

(d) Changes

(i) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger or consolidation of the Company or any Affiliate, (c) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares (d) the dissolution or liquidation of the Company or any Affiliate, (e) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (f) any other corporate act or proceeding.

(ii) Subject to the provisions of Section 5(d)(iv), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, extraordinary dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Corporate Event”), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/ or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and/or (iii) the purchase price thereof, shall be appropriately adjusted. In addition, subject to Section 5(d)(iv), if there shall occur any change in the capital structure or the business of the Company that is not a Corporate Event (an “Other Extraordinary Event”), including by reason of any ordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 5(d) shall be consistent with the applicable Corporate Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 5(d) or in the applicable Award Agreement, a Participant shall have no rights by reason of any Corporate Event or any Other Extraordinary Event.

(iii) Fractional shares of Shares resulting from any adjustment in Awards pursuant to Section 5(d)(i) or Section 5(d)(ii) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(iv) In the event of a merger or consolidation of the Company or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may, in its sole discretion, terminate all outstanding and unexercised Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Acquisition Event, by (i) cashing-out such Awards upon the date of consummation of the Acquisition Event,

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Appendix B

or (ii) delivering notice of termination to each Participant at least 5 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 5(d)(iv), then the provisions of Section 5(d)(ii) and Section 13 shall apply.

(e) Shares underlying Substitute Awards and Shares underlying awards that can only be settled in cash shall not reduce the number of Shares remaining available for issuance under the Plan.

(f) Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued Shares are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law and the rules of the TSX.

(g) The maximum number of Shares subject to any Award which may be granted under the Plan during any fiscal year of the Company to any director shall be 1,000,000 Shares (which shall be subject to any further increase or decrease pursuant to Section 5(d)).

Section 6. Options.

The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the 100% (or 110% in the case of an Incentive Stock Option granted to a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its subsidiaries or its parent, determined in accordance with Section 422(b)(6)) of the Code) of the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant thereof. Notwithstanding the foregoing, if the term of an Option (other than an Incentive Stock Option) held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such Option shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

(c) The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(d) To the extent vested and exercisable, Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Shares are traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold Shares issuable upon exercise of the Option, or by payment in full or in part in the form of Shares owned by the Participant, based on the Fair Market Value of the Shares on the payment date as determined by the Committee). No Shares shall be issued until payment therefor, as provided herein, has been made or provided for.

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(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any subsidiary or any parent exceeds $100,000, such Options shall be treated as Non-Qualified Options. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company, subject to the rules of the TSX. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company, subject to the rules of the TSX. To the extent that any such Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

Section 7. Stock Appreciation Rights.

(a) The Committee is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Options granted under Section 6.

(c) Any tandem SAR related to an Option may be granted at the same time such Option is granted to the Participant. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d) A freestanding SAR shall not have a term of greater than 10 years or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant. Notwithstanding the foregoing, if the term of a SAR held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such SAR shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

Section 8. Restricted Stock and Restricted Stock Units.

(a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock

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granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

(d) The Committee may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(e) The Committee, in its discretion, may award Dividend Equivalents with respect to Awards of Restricted Stock Units. The entitlements on such Dividend Equivalents will not be available until the vesting of the Award of Restricted Stock Units.

(f) If the Committee intends that an Award under this Section 8 shall constitute or give rise to “qualified performance based compensation” under Section 162(m) of the Code, such Award may be structured in accordance with the requirements of Section 10, including without limitation, the Performance Goals and the Award limitation set forth therein, and any such Award shall be considered a Performance Award for purposes of the Plan.

Section 9. Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:

(a) Deferred Stock shall be settled upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Shares, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(b) The Committee, in its discretion, may award Dividend Equivalents with respect to Awards of Deferred Stock. The entitlements on such Dividend Equivalents will not be available until the expiration of the deferral period for the Award of Deferred Stock.

Section 10. Performance Awards.

(a) The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the Performance Award is payable in shares of Restricted Stock, such shares shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with Section 8. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 10(b)(iii).

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(b) Terms and Conditions. Performance Awards awarded pursuant to this Section 10 shall be subject to the following terms and conditions:

(i) Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 10(b) are achieved and the percentage of each Performance Award that has been earned.

(ii) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(iii) Objective Performance Goals, Formulae or Standards. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) the impact of any of the following that the Committee determines to be appropriate: (i) corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances,

(ii) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year; (iii) an event either not directly related to the operations of the Company or any of its Affiliates or not within the reasonable control of the Company’s management, (iv) a change in tax law or accounting standards required by generally accepted accounting principles, or (v) such other exclusions or adjustments as the Committee specifies at the time the Award is granted. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(c) Dividends. ~~Unless otherwise determined by the Committee in an Award Agreement, amounts equal to dividends declared during the Performance Period with respect to the number of Shares covered by a Performance Award will not be paid to the Participant. In all cases, such dividends would not become payable until the expiration of the applicable Performance Period.~~ The Committee may, in its discretion, award Dividend Equivalents with respect to Performance Awards. Except as otherwise specified in a Performance Award Agreement, the entitlements on such Dividend Equivalents shall be subject to the same vesting conditions and shall be settled at the same times that apply with respect to the underlying Performance Award.

(d) Payment. Following the Committee’s determination in accordance with Section 10(b)(i) the Company shall settle Performance Awards, in such form (including, without limitation, in Shares or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(e) Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s termination of Service for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(f) Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

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Section 11. Other Stock-Based and Cash Based Awards.

(a) The Committee is authorized, subject to limitations under applicable law and the rules of the TSX, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof, Shares awarded purely as a bonus and not subject to restrictions or conditions, equity interests in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership or other entity, or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Unless otherwise determined by the Committee in an Award Agreement, the recipient of an Award under this Section 11 shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents in respect of the number of Shares covered by the Award. In all cases, such dividends or Dividend Equivalents would not become payable until the expiration of any applicable performance period. An Other Stock-Based Award that is in the form of a grant of an equity interest in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, may be granted in exchange for, replacement of, or substitution for an Award previously granted under the Plan (or any predecessor plan) or Substitute Award; provided, that, if such Award or Substitute Award is a stock option or a stock appreciation right, then the Other Stock-Based Award granted in exchange, replacement, or substitution thereof, may not have the economic effect of reducing the exercise price or term of such Award or Substitute Award.

(b) The Committee may from time to time grant Cash-Based Awards to Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

(c) Notwithstanding any other provision of the Plan, when an Award with an exercise price is granted under the Plan and the exercise of the Award by the Participant may result in the issuance of Shares to the Participant, the exercise price (taking into account any conversion, exchange or other substitutions) of the Award may not be less than the Fair Market Value of a Share on the date of grant of the Award.

Section 12. Effect of Termination of Service on Awards. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to provide Service to the Company or any Affiliate prior to the end of a performance period or exercise or settlement of such Award.

Section 13. Change in Control Provisions. In the event of a Change in Control, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall be treated in accordance with one of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 5(d) hereof, as determined by the Committee, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

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(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash (either on a current basis or, to the extent such right does not subject the Award to the excise tax under Section 409A of the Code, a deferred basis) equal to the excess of the Change in Control Price (as defined below) of the Shares covered by such Awards, over the aggregate exercise price of such Awards. For purposes of this Section 13(b), “Change in Control Price” shall mean the highest price per Share paid in any transaction related to a Change in Control of the Company.

(c) If and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercisability, vesting or settlement of any Award, the Committee may impose such conditions upon the exercise, vesting and/or settlement of the Award (including without limitation a requirement that some or all of the proceeds from the accelerated portion of the Award be held in escrow and/or remain subject to risks of forfeiture or other conditions) as it shall determine; provided that those risks of forfeiture or other conditions are not in the good faith judgment of the Committee more restrictive than those under the original terms of the Award Agreement and do not result in any violation of Section 409A of the Code. The Committee shall give written notice of any proposed transaction referred to in this Section 13(c) at a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

Section 14. General Provisions Applicable to Awards.

(a) Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee and in compliance with Section 409A of the Code. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest (or no interest) on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d) Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner other than by will or the law of descent, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person, and (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a Beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee

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for that purpose. If no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the Beneficiary shall be the Participant’s estate.

(f) All certificates for Shares and/or Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants, as it deems necessary in its sole discretion and/or for the clawing back of any rights or benefits under any Awards as a result of any breaches of any of the foregoing covenants and/or for any reasons specified in the Award Agreement or in any employment or other agreement between the Company or any Affiliate and the Participant, and/or for clawing back any rights or benefits under any Awards to the extent provided under any Company policies (including without limitation any policies adopted or amended to comply with applicable securities or other laws or stock exchange requirements, whether those policies were adopted or amended before or after the date on which the Award was granted).

Section 15. Amendments and Termination.

(a) The Board may amend, alter, suspend, discontinue or terminate the Plan and any outstanding Awards granted hereunder, in whole or in part, at any time without notice to or approval by the shareholders of the Company, for any purpose whatsoever, provided that all material amendments to the Plan shall require the prior approval of the shareholders of the Company and must comply with the rules of the TSX. Examples of the types of amendments that are not material that the Board is entitled to make without shareholder approval include, without limitation, the following:

(i) ensuring continuing compliance with applicable law, the rules of the TSX or other applicable stock exchange rules and regulations or accounting or tax rules and regulations;

(ii) amendments of a “housekeeping” nature, which include amendments to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect;

(iii) changing the vesting provision of the Plan or any Award (subject to the limitations for Awards subject to Section 10(b));

(iv) waiving any conditions or rights under any Award (subject to the limitations for Awards subject to Section 10(b));

(v) changing the termination provisions of any Award that does not entail an extension beyond the original expiration date thereof;

(vi) adding a cashless exercise feature payable in securities, where such feature provides for a full deduction of the number of underlying securities from the Plan reserve, and any amendment to a cashless exercise provision;

(vii) adding a form of financial assistance and any amendment to a financial assistance provision which is adopted;

(viii) changing the process by which a Participant who wishes to exercise his or her Award can do so, including the required form of payment for the Shares being purchased, the form of written notice of exercise provided to the Company and the place where such payments and notices must be delivered; and

(ix) delegating any or all of the powers of the Committee to administer the Plan to officers of the Company.

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(b) Notwithstanding anything contained herein to the contrary, no amendment to the Plan requiring the approval of the shareholders of the Company under any applicable securities laws or requirements shall become effective until such approval is obtained. In addition to the foregoing, the approval of the holders of a majority of the Shares present and voting in person or by proxy at a meeting of shareholders shall be required for:

(i) an increase in the maximum number of Shares that may be made the subject of Awards under the Plan;

(ii) any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under Section 5(d)(i) or Section 5(d)(ii)) or amendment that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means (provided that, in such a case, insiders of the Company who benefit from such amendment are not eligible to vote their Shares in respect of the approval);

(iii) an increase in the limits on Awards that may be granted to any Participant under Section 5(c) and Section 5(g);

(iv) an extension of the term of an outstanding Option or Stock Appreciation Right beyond the expiry date thereof;

(v) permitting Options granted under the Plan to be Transferrable other than for normal estate settlement purposes; and

(vi) any amendment to the plan amendment provisions set forth in this Section 15 which is not an amendment within the nature of Section 15(a)(i) or Section 15(a)(ii), unless the change results from application of Section 5(d)(i) or Section 5(d)(ii).

Furthermore, except as otherwise permitted under the Plan, no change to an outstanding Award that will adversely impair the rights of a Participant may be made without the consent of the Participant except to the extent that such change is required to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

Section 16. Miscellaneous.

(a) The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

(b) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants hereunder.

(c) The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of Shares or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of Shares otherwise deliverable or by delivering Shares already owned. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

(d) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

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(e) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

(f) If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(h) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i) No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

(j) Unless otherwise determined by the Committee, as long as the Shares are listed on a national securities exchange including the TSX or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected. If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company. A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

(k) No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

(l) All elections and transactions under the Plan by persons subject to Section 16 of the Act involving Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish

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and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

(m) The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

Section 17. Effective Date of the Plan. The Plan shall be effective as of the Effective Date, which is the date of adoption by the Board, subject to the approval of the Plan by the shareholders of the Company in accordance with the requirements of the laws of the Province of Ontario.

Section 18. Term of the Plan. No Award shall be granted under the Plan after ten years from the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 19. Section 409A of the Code.

(a) The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

(b) Notwithstanding the foregoing, the Company does not make any representation to any Participant or Beneficiary as to the tax consequences of any Awards made pursuant to this Plan, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur as a result of the grant, vesting, exercise or settlement of an Award under this Plan.

Section 20. Governing Law; Waiver of Jury Trial. This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the Province of Ontario. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or

B-17

Appendix B

for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the Province of Ontario, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ontario court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the Province of Ontario.

Section 21. TSX Requirements.

The number of Shares issuable to Insiders, at any time, under all Security Based Compensation Arrangements of the Company, may not exceed 10% of the Company’s issued and outstanding Shares; and the number of Shares issued to Insiders within any one-year period, under all Security Based Compensation Arrangements of the Company, may not exceed 10% of the Company’s issued and outstanding Shares. For the purpose of this Section 21, “Insider” shall mean, (i) every director or senior officer of the Company; (ii) every director or senior officer of a company that is itself an insider or subsidiary of the Company; (iii) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10% of the voting rights attached to all voting securities of the Company for the time being outstanding other than voting securities held by the person or company as underwriter in the course of a distribution; (iv) any associate or affiliate of the Insider; and (v) the Company where it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities, and “Security Based Compensation Arrangement” shall mean any (i) any stock option plans for the benefit of employees, insiders, service providers or any one of such groups; (ii) individual stock options granted to employees, service providers or insiders if not granted pursuant to a plan previously approved by the Company’s securityholders; (iii) share purchase plans where the Company provides financial assistance or where the Company matches the whole or a portion of the securities being purchased; (iv) stock appreciation rights involving issuances of securities from treasury; (v) any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Company; and (vi) security purchases from treasury by an employee, insider or service provider which is financially assisted by the Company by any means whatsoever.

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Appendix B

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals, which may include performance relative to the Company’s peers or those of the Company’s Affiliates or to the industry or industries in which the Company and/or its affiliates operates:

•	earnings per share;

•	net earnings;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow (including free cash flow, operating cash flow and cash flow return on investment);

•	gross profit;

•	profit before taxes;

•	operating profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization;

•	net income before depreciation and amortization, interest expense, net, loss on early extinguishment of debt, and income tax expense, and excluding the impact of share-based compensation, other operating income (expense), net, and any other identified costs associated with non-recurring projects.

•	earnings ratios;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	sales or market share;

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Appendix B

•	total shareholder return;

•	economic value added;

•	customers or customer growth;

•	number of restaurants or restaurant growth;

•	restaurant traffic;

•	inventory turnover;

•	receivable turnover;

•	financial return ratios;

•	customer satisfaction surveys;

•	productivity;

•	specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or that of any of its Affiliates or other long-term or short-term public or private debt or other similar financial obligations of the Company or any of its Affiliates, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	the fair market value of a Share;

•	Share price (including, but not limited to, growth in Share price);

•	the growth in the value of an investment in the Share assuming the reinvestment of dividends;

•	reduction in operating and/or other expenses;

•	Restaurant cleanliness and/or other operational, safety and/or quality metrics measured by the Company or any of its Affiliates;

•	Restaurant image or remodeling; or

•	Product innovation or menu.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence, or of any item, reflected in Section 10(b)(iii) of the Plan that the Committee determines should be appropriately excluded or adjusted.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, other Affiliate, division, other operational unit, administrative department or product category of the Company or any of its Affiliates) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a)	designate additional business criteria on which the performance goals may be based; or

(b)	adjust, modify or amend the aforementioned business criteria.

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Appendix C

APPENDIX C

GAAP TO NON-GAAP RECONCILIATIONS

Below, we define the non-GAAP financial measures used in this proxy statement, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry.

Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before interest, (gain) loss on early extinguishment of debt, taxes, and depreciation and amortization and is used by management to measure operating performance of the business.

Adjusted EBITDA is defined as EBITDA excluding the impact of share-based compensation and non-cash incentive compensation expense, (income) loss from equity method investments, net of cash distributions received from equity method investments, other operating (income) expenses, net, and all other specifically identified costs associated with non-recurring projects, including acquisition accounting impact on cost of sales and Transaction and restructuring costs. Adjusted EBITDA is used by management to measure operating performance of the business, excluding specifically identified items that management believes do not directly reflect our core operations, and represents our measure of segment income.

	Year Ended December 31,
	2015	2014 PF(1)
	(in millions)
Segment income:
TH	$906.7	$816.4
BK	759.5	726.0

Adjusted EBITDA	1,666.2	1,542.4
Share-based compensation and non-cash incentive compensation expense(2)	51.8	39.1
Acquisition accounting impact on cost of sales	0.5	—
TH transaction and restructuring costs(3)	116.7	33.9
Impact of equity method investments(4)	17.7	10.2
Other operating expenses (income), net	105.5	39.6

EBITDA	1,374.0	1,419.6
Depreciation and amortization	181.8	194.4

Income from operations	1,192.2	1,225.2
Interest expense, net	478.3	452.3
Loss on early extinguishment of debt	40.0	—
Income tax expense	162.2	335.8

Net income	$511.7	$437.1

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Appendix C

Organic Growth in Adjusted EBITDA

Adjusted EBITDA growth, on an organic basis, is a non-GAAP measure that excludes the impact of foreign currency exchange rate (“FX”) movements. Management believes that organic growth is an important metric for measuring the core operating performance of the business as it excludes the FX impact. We calculate the impact of FX movements by translating current year results at prior year monthly average exchange rates.

	Actual			2015 vs. 2014		Impact of FX Movements	Organic Growth
(in US$ millions)	2015	2014		$	%	$	$	%
Calculation:		A		B		C	B-C=D	D/A
Adjusted EBITDA
TH	$906.7	$816.4	(1)	$90.3	11.1%	$(144.8)	$235.1	28.8%
BK	$759.5	$726.0		$33.5	4.6%	$(61.9)	$95.4	13.1%

RBI	$1,666.2	$1,542.4	(1)	$123.8	8.0%	$(206.7)	$330.5	21.4%

Adjusted Diluted Earnings Per Share (EPS)

Adjusted Net Income is defined as net income excluding the impact of those same items excluded from Adjusted EBITDA and also excluding franchise agreement amortization, amortization of deferred financing costs and original issue discount, interest expense and loss (gain) on extinguished debt. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the number of diluted shares of RBI during the reporting period. Adjusted Net Income and Adjusted Diluted EPS are used by management to evaluate the core operating performance of the business.

	Year Ended December 31,
	2015	2014 PF(1)
	(in millions, except per share data)

Net income	$511.7	$437.1
Income tax expense	162.2	335.8

Income before income taxes	673.9	772.9
Adjustments:
Franchise agreement amortization	27.8	29.4
Amortization of deferred financing costs and original issue discount	34.9	32.8
Interest expense and loss on extinguished debt(2)	53.2	—
Share-based compensation and non-cash incentive compensation expense(3)	51.8	39.1
Acquisition accounting impact on cost of sales	0.5	—
TH transaction and restructuring costs(4)	116.7	33.9
Impact of equity method investments(5)	17.7	10.2
Other operating expenses (income), net	105.5	39.6

Total adjustments	408.1	185.0
Adjusted income before income taxes	1,082.0	957.9

Adjusted income tax expense(6)	249.7	220.3

Adjusted net income	832.3	737.6

Preferred share dividends	271.2	270.0

Adjusted net income attributable to common shareholders	$561.1	$467.6

Adjusted diluted earnings per share	$1.18	$0.98

Diluted average shares outstanding	476.0	476.1

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Appendix C

Footnotes to Reconciliation Tables

(1)	Represents historical results of operations for the year ended December 31, 2014 that have been adjusted to give pro forma effect to certain events. Please see the heading below entitled “Pro Forma Financial Information” for more information.

(2)	Represents (gain) loss on early extinguishment of debt, $3.2 million and $11.3 million of non-cash interest expense for the three and twelve months ended December 31, 2015, respectively, related to losses reclassified from accumulated other comprehensive income (loss) into interest expense in connection with interest rate swaps settled in May 2015 and $1.9 million of incremental interest expense for the twelve months ended December 31, 2015 related to the redemption of certain TH notes and the March 2015 mandatory prepayment of our term loan.

(3)	Represents share-based compensation expense associated with employee stock options for the periods indicated; also includes the portion of annual non-cash incentive compensation that eligible employees elected to receive or are expected to elect to receive as common equity in lieu of their 2014 and 2015 cash bonus, respectively.

(4)	In connection with the TH Transactions (as defined below) and a series of post-closing transactions during 2015 that resulted in changes to our legal and capital structure, we incurred certain non-recurring financing, legal and advisory fees. We also incurred non-recurring costs to realign our global structure to better accommodate the needs of the combined business and support successful global growth. In addition, after consummation of the TH Transactions, we implemented a restructuring plan that resulted in work force reductions throughout our TH business and as a result incurred incremental costs. The restructuring is part of our on-going cost reduction efforts with the goal of driving efficiencies and creating fiscal resources that will be reinvested into our TH business. The non-recurring general and administrative expenses include financing, legal and advisory fees, severance benefits and other compensation costs, and training expenses. Lastly, in connection with the Refinancing (as defined below), we incurred non-recurring financing, legal and advisory fees.

(5)	Represents (i) (income) loss from equity method investments and (ii) cash distributions received from our equity method investments. Cash distributions received from our equity method investments are included in segment income.

(6)	Adjusted income tax expense for the years ended December 31, 2015 and 2014, respectively, is calculated using RBI’s statutory tax rate in the jurisdiction in which the costs were incurred.

Pro Forma (PF) Financial Information

These non-GAAP reconciliations include pro forma financial information of RBI, TH and BKW.

As discussed in our Form 8-K filed on December 9, 2015 with the SEC and Canadian securities regulatory authorities (the “Pro Forma Form 8-K”), the historical results of operations for the year ended December 31, 2014 have been adjusted to give pro forma effect to those events that are directly attributable to (i) the BKW merger with TH (the “Combination”), (ii) our entry into a new $6,750.0 million term loan facility, (iii) our issuance of $2,250.0 million aggregate principal amount of second lien senior secured notes, (iv) our issuance of $3.0 billion of 9% cumulative compounding perpetual voting preferred shares and the warrant to purchase our common shares to a subsidiary of Berkshire Hathaway, Inc., (v) the repayment of $2,923.4 million of existing BKW indebtedness, (vi) extinguishment of approximately $1.0 billion of TH legacy notes (as detailed in the Pro Forma Form 8-K, (i) through (vi) collectively, the “TH Transactions”), (vii) the issuance of $1,250.0 million of first lien senior secured notes, and (viii) an amendment to our credit agreement and repayment of $1,550.0 million of our term loan facility (as detailed in the Pro Forma Form 8-K, (vii) and (viii), the “Refinancing”), as if the TH Transactions and Refinancing occurred on the first day of fiscal 2014.

The pro forma statements of operations in the Pro Forma Form 8-K include the impact of acquisition accounting adjustments resulting from the application of acquisition accounting to the Combination and adjustments to interest expense resulting from the Combination and Refinancing as if the TH Transactions and Refinancing occurred on the first day of fiscal 2014. For more information regarding the pro forma financial information, please refer to our Pro Forma Form 8-K.

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Appendix D

APPENDIX D

DESCRIPTION OF INCENTIVE PLANS

About the 2014 Omnibus Plan

A summary of the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”) is set out in Proposal 4 on page 58 of the proxy statement in the section entitled “Summary of the 2014 Omnibus Plan.”

About the 2012 Omnibus Incentive Plan

The Restaurant Brands International Inc. Amended and Restated 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”) is based on the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Plan as amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2012 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2012 Omnibus Plan are stock options and restricted stock units. As of December 12, 2014, no new awards can be granted under the 2012 Omnibus Plan and no employee, director or other individual are permitted to commence participation in the 2012 Omnibus Plan. A maximum of 6,026,044 common shares are authorized and issuable under the 2012 Omnibus Plan. The terms of the 2012 Omnibus Plan are substantially equivalent to the 2014 Omnibus Plan described above.

About the 2012 Plan

The Restaurant Brands International Inc. 2012 Stock Incentive Plan (the “2012 Plan”) is based on the Tim Hortons Inc. 2012 Stock Incentive Plan as amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Tim Hortons Inc. for purposes of the 2012 Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2012 Plan are stock options and tandem stock appreciation rights which replaced stock options and tandem stock appreciation rights outstanding at the time of the closing of the Transaction as more fully described in Section 3.2(j) of Schedule D to the Arrangement Agreement. As of December 12, 2014, no new awards can be granted under the 2012 Plan and no employee, director or other individual are permitted to commence participation in the 2012 Plan. A maximum of 774,585 common shares are authorized and issuable under the 2012 Plan.

Awards Granted
Participants	• Employees, non-employee directors and individuals that had received a formal written offer of employment were eligible to participate in the 2012 Plan
Plan administration	• The Compensation Committee of RBI (the “Committee”) administers the 2012 Plan
Stock options

•     The holder receives common shares when the options are exercised based on the price of our common shares at the time of exercise

•     When exercised, the holder surrenders the related number of stock appreciation rights for cancellation

•     The exercise times, vesting and term of the options (which did not exceed 10 years at time of issue) remain unchanged

Stock appreciation rights (SARs)

•     The outstanding SARs have been granted in tandem with the outstanding options and:

•     can only be exercised when the related option is exercisable

•     the holder receives, in the discretion of the Committee, cash, common shares or a combination of both when SARs are exercised

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Appendix D

•     the amount the holder receives is: the number of SARs exercised x (the fair market value of common shares on the date the SARs were exercised, less the option price)

•     when exercised, the holder surrenders the related number of stock options for cancellation

•     terminate when the related option is exercised, expires or is forfeited

Issue limits

•    The 2012 Plan includes the following limitations:

•     Non-employee directors – we can grant up to 0.25% of our issued and outstanding common shares (at the time the award is granted) to non-employee directors as a group, or $100,000 to each individual non-employee director in a calendar year

•     Insiders – we can grant a total of up to 10% of our issued and outstanding common shares under all security-based compensation arrangements to all insiders as a group, and no more than 10% in any one-year period

Issuing common shares

•     We can issue any combination of the following kinds of common shares:

•     authorized for issue but not yet issued

•     acquired by or on behalf of a trust we establish and hold for future delivery

•     acquired by delivery of cash to a broker to acquire shares on behalf of eligible participants

•     If we issue common shares in settlement of an option or SAR, the number of common shares available for issue under the 2012 Plan will be reduced by the same number of shares issued in settlement

Value of awards

•     Fair market value of common shares on any relevant date means the closing price of our common shares on the TSX or, if the Committee chooses, the NYSE, on the trading day just before the relevant date

Termination of awards

•     If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the plan but no new awards will be made under the 2012 Plan

Termination of employment

•     The 2012 Plan contains provisions concerning the treatment of options and SARS upon termination of employment, which apply unless otherwise set forth in an applicable Award agreement, or unless otherwise determined by the Committee, with the consent of the holder

•     If a holder dies or becomes disabled the holder’s options and SARs will become immediately exercisable and may be exercised for a period of four years following death or disability (but in no event beyond the maximum term of the option or SAR)

•     If a holder’s employment is terminated by reason of retirement the holder’s options and SARs will remain outstanding for a period of four years (but in no event beyond the maximum term of the option or SAR) and unvested options and SARs will continue to vest in accordance with their applicable vesting schedule

•     If a grantee’s employment is terminated without cause in connection with a sale or other disposition of a subsidiary the holder’s options and SARs will remain outstanding for one year (but in no event beyond the maximum term of the option or SAR) and unvested options and SARs will become immediately vested on the termination date

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Appendix D

•     If a grantee’s employment terminates for any other reason all of the holder’s options and SARS will be forfeited immediately unless otherwise determined by the Human Resource and Compensation Committee with the holder’s consent, except any vested options or SARs the holder holds will remain exercisable for a period of 90 days following termination of employment or, in the event such holder dies during such 90 day period, remain exercisable for a period of one year following the termination date but, in no event, beyond the maximum term of the option or SAR

Change in control

•     Except as otherwise provided in an Award agreement or another agreement between the holder and the company (or a subsidiary thereof), in the event that, within 24 months following the occurrence of a “change in control”, a holder’s employment is terminated without cause or for good reason all options/SARs outstanding on the termination date, whether or not exercisable, will become immediately exercisable

Financial Assistance	• The 2012 Plan does not include provisions to provide financial assistance to participants to facilitate the exercise of options
Making changes to the 2012 Plan

•     Except as described below, the Committee could amend, suspend, discontinue or terminate the 2012 Plan and any outstanding awards, in whole or in part, at any time without giving notice to shareholders or receiving their approval, provided that all material amendments to the 2012 Plan receive shareholder approval

•     The following changes require approval by our Board and our shareholders:

•     making a change or adjustment (other than for a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the plan) that reduces or would have the effect of reducing the exercise price of an option or SAR granted under the plan, whether through amendment, cancellation or replacement grants, or other means

•     extending the term of an outstanding option or SAR beyond its expiration date, except as specified for awards that expire outside of an established trading window

•     increasing the limits on awards that can be made to non-employee directors and insiders

•     making a change that would permit options granted under the plan to be transferred or assigned other than to settle an estate

•     changing the plan’s amendment provisions that is not either for “housekeeping” purposes or to maintain compliance with applicable laws or regulations

•     In addition, we may not change an outstanding option or tandem SAR in a way that will materially adversely impair the rights of the holder without his or her consent, unless we are making the change so we can continue to comply with applicable laws or regulations.

•     Examples of changes the Committee can make without shareholder approval:

•     changes that relate to a stock dividend, recapitalization or other transaction where an adjustment is allowed or required

•     changes that relate to a change in capitalization that leads to a change in shares or an exchange of shares for a different number or kind of shares or other securities of RBI

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Appendix D

•     changing a vesting provision or changing the termination provisions, but not extending it beyond its original expiration date

•     adding a form of financial assistance, and making a change to an existing financial assistance provision

•     changes to continue to comply with applicable laws, regulations, requirements, rules or policies of any governmental authority or stock exchange

•     “housekeeping” changes, including changes that eliminate ambiguity or that correct or supplement any provision

Transferability

•     Options and SARs are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee

•     If a holder of an options and SAR becomes incapacitated, the holder’s legal representative or estate may exercise the option or SAR

About the 2006 Plan

The Restaurant Brands International Inc. 2006 Stock Incentive Plan (the “2006 Plan”) is based on the Tim Hortons Inc. 2006 Stock Incentive Plan as amended effective as of December 12, 2014 to reflect that as a result of the Arrangement Agreement and Plan of Merger among RBI, Burger King Worldwide, Inc. and Tim Hortons Inc., RBI assumed all of the obligations of Tim Hortons, Inc. for purposes of the 2006 Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2006 Plan are stock options and tandem stock appreciation rights which replaced stock options and tandem stock appreciation rights outstanding at the time of the closing of the Transaction as more fully described in Section 3.2(j) of Schedule D to the Arrangement Agreement. As of December 12, 2014, no new awards can be granted under the 2006 Plan and no employee, director or other individual are permitted to commence participation in the 2006 Plan. A maximum of 27,538 common shares are authorized and issuable under the 2006 Plan. The terms of the 2006 Plan are substantially equivalent to the 2012 Plan described above.

About the 2011 Omnibus Incentive Plan

The Restaurant Brands International Inc. 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) is based on the Burger King Worldwide Holdings, Inc. 2011 Omnibus Plan. All stock options and restricted stock units under the 2011 Omnibus Plan outstanding on June 20, 2012 were assumed by Burger King Worldwide, Inc. and converted into stock options to acquire common stock and restricted stock units of Burger King Worldwide, Inc., and Burger King Worldwide, Inc. assumed all of the obligations of Burger King Worldwide Holdings, Inc. under the 2011 Omnibus Plan. The 2011 Omnibus Plan was amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2011 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2011 Omnibus Plan are stock options and restricted stock units. A maximum of 11,940,911 common shares are authorized and issuable under the 2011 Omnibus Plan.

Awards Granted
Participants	• Employees, directors and consultants were eligible to participate in the 2011 Omnibus Plan
Stock options

•     The holder receives common shares when the options are exercised upon payment of the purchase price

•     The exercise times, vesting and term of the options (which did not exceed 10 years at time of issue) remain unchanged

•     The purchase price per share under an option was determined by the Committee at the time of original grant and was not less than the fair market value of a share on the date of grant.

D-4

Appendix D

Restricted Share Units	• The holder has a contractual right to receive one share or the value of one share pursuant to the terms and conditions in the applicable award agreement.
Issuing common shares

•     We can issue any combination of the following kinds of common shares:

•     authorized for issue but not yet issued

•     acquired by RBI

•     If we issue common shares in settlement of an option or restricted share unit, the number of common shares available for issue under the 2011 Omnibus Plan will be reduced by the same number of shares issued in settlement

Value of awards

•     Fair market value of common shares on any relevant date means the closing price of our common shares on the NYSE on the date in question (or the preceding date trading day just before the relevant date if there was no trading on the date in question). Prior to the predecessor of BKW becoming public, fair market value was determined by the Committee at the time, acting in good faith

Termination of awards

•     If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the plan but no new awards will be made under the 2011 Omnibus Plan

Plan administration	• The Committee administers the 2011 Omnibus Plan
Termination of employment

•     The 2011 Omnibus Plan provided the Committee with discretion to provide in any award agreement the circumstances in which a stock option or restricted share unit shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to RBI prior to exercise or settlement

Financial Assistance	• The 2011 Omnibus Plan does not include provisions to provide financial assistance to participants to facilitate the purchase of securities or exercise of awards
Making changes to the 2011 Omnibus Incentive Plan

•     The 2011 Omnibus Plan provides the board of directors of RBI with broad powers to amend the Plan without shareholder approval unless such shareholder approval is required pursuant to TSX or NYSE rules or applicable law

•     The 2011 Omnibus Plan provides the Committee with certain powers, including:

•     make amendments to achieve the stated purposes of the 2011 Omnibus Plan in a tax-efficient manner and to comply with foreign law

•     amend outstanding awards provided that the rights of a participant are not adversely affected (unless changes are made to continue to comply with applicable laws or exchange requirements) and the amendment does not have the effect of reducing the exercise price of the award

•     adjust awards in recognition of certain corporate events where appropriate to prevent dilution or enlargement of the benefits intended to be made available under the 2011 Omnibus Plan

Transferability	• Options and restricted share units are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee

D-5

000001
Mr A Sample
Designation (if any)	Security Class
Add1	123
Add2
add3	Holder Account Number
add4
add5	C1234567890 XXX

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Form of Proxy - Annual and Special Meeting to be held on June 9, 2016

This Form of Proxy is solicited by and on behalf of Management of Restaurant Brands International Inc.

Notes to proxy

1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors.

6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

8. This proxy should be read in conjunction with the accompanying documentation provided by Management and the Board of Directors.

9. If the meeting is adjourned or postponed, your proxy must be received by 8:00 a.m. (Eastern Time) on the last business day preceding the day of the reconvened meeting.

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Proxies submitted must be received by 11:59 p.m., Eastern Daylight Time, on June 7, 2016

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com • Smartphone? Scan the QR code to vote now.	• You can enroll to receive future securityholder communications electronically by visiting www.investorcentre.com and clicking at the bottom of the page.
1-866-732-VOTE (8683) Toll Free

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456789012345

+ MR SAM SAMPLE		C1234567890	+
XXX 123
Appointment of Proxyholder		Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.
I/We, being holder(s) of Restaurant Brands International Inc. common shares hereby appoint: Jill Granat, or failing this person, Daniel S. Schwartz	☐	OR

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following directions (or if no directions have been given, as the proxyholder sees fit) on all proposals set forth below and all other matters that may properly come before the Annual and Special Meeting of shareholders of Restaurant Brands International Inc. to be held at the offices of Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario L6K 3X7 on June 9, 2016 at 8:00 a.m., Eastern Daylight Time, and at any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” proposals 1, 2, 3 and 4, and makes no recommendation regarding shareholder proposal 5.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold

01. Alexandre Behring	☐	☐	02. Marc Caira	☐	☐	03. Martin E. Franklin	☐	☐
04. Paul J. Fribourg	☐	☐	05. Neil Golden	☐	☐	06. John A. Lederer	☐	☐

07. Thomas V. Milroy	☐	☐	08. Daniel S. Schwartz	☐	☐	09. Carlos Alberto Sicupira	☐	☐	Fold

10. Roberto Moses Thompson Motta	☐	☐	11. Alexandre Van Damme	☐	☐

	For	Against	Withhold
2. Say-On-Pay Approve, on a non-binding advisory basis, the compensation paid to our named executive officers.	☐	☐	☐
		For	Withhold
3. Appointment of Auditors Appoint KPMG LLP as our auditors to serve until the close of the 2017 Annual Meeting of Shareholders and authorize our directors to fix the auditors’ remuneration.		☐	☐
		For	Against

4. Amendments to 2014 Omnibus Incentive Plan

Approve amendments to the 2014 Omnibus Incentive Plan that would permit common shares not used to settle awards under prior plans to be used under the 2014 Omnibus Plan and make other administrative changes.

		☐	☐
	For	Against	Withhold
5. Shareholder Proposal Consider a shareholder proposal to adopt a written board diversity policy, if such proposal is properly presented at the Meeting.	☐	☐	☐	Fold

Authorized Signature(s) - This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors.		/ /

Interim Financial Statements - Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐	Annual Financial Statements - Mark this box if you would NOT like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐

¡	T I H Q	193232 XXXX A R 0 999999999999	+